As filed with the Securities and Exchange Commission on December 29, 1998
                                                      Registration No. 333-52761
--------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -----------------

                                 Amendment No. 1
                                       to
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    under the
                             SECURITIES ACT OF 1933
                          GLOBAL MED TECHNOLOGIES, INC.
                 (Name of small business issuer in its charter)



          Colorado                 8741; 8071; 7372             84-1116894
          --------                 ----------------             ----------
(State or jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer
    incorporation or         Classification Code Number)  Identification Number)
     organization)

                          Global Med Technologies, Inc.
                                12600 West Colfax
                                   Suite A-500
                            Lakewood, Colorado 80215
                                 (303) 238-2000
          (Address and telephone number of principal executive offices and principal place of business)

                               ------------------

                             Michael I. Ruxin, M.D.
                          Global Med Technologies, Inc.
                                12600 West Colfax
                                   Suite A-500
                            Lakewood, Colorado 80215
                                 (303) 238-2000
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:

                              Albert Brenman, Esq.
                       Brenman Bromberg & Tenenbaum, P.C.
                             Mellon Financial Center
                         1775 Sherman Street, Suite 1001
                             Denver, Colorado 80203
                                 (303) 894-0234
                               (303) 839-1633 FAX


     Approximate date of proposed sale to public: As soon as practicable after the effective date of the Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.|_|

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.


                                        CALCULATION OF REGISTRATION FEE

=================================================================================================================

   Title of each                                                                   Proposed
     class of                                Amount            Proposed            maximum           Amount of
   securities to                              to be             maximum           aggregate        registration
   be registered                           registered      offering price (1)  offering price (1)     fee (2)
---------------------------------------  ---------------  ------------------- ------------------  ---------------
Common Stock Purchase Warrants                12,000,000         $    .91 (3)    $10,920,000 (3)  $     3,221 (4)
=======================================  ===============  =================== ==================  ===============

Common Stock Underlying Common Stock
Purchase Warrants                             12,000,000         $    .25 (4)    $ 3,000,000 (4)  $       885 (4)
=======================================  ===============  =================== ==================  ===============

Common Stock                                     563,624         $    .91 (3)    $   512,898 (3)  $       151
=======================================  ===============  =================== ==================  ===============


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2) In connection with the filing of the original Registration Statement, a filing fee of $6,102 was paid. The filing fee is recalculated in accordance with Rule 457(a).

(3) Based upon the average of the closing bid and asked prices on December 24, 1998, i.e., within 5 business days prior to the filing of this Amendment pursuant to Rule 457(c).

(4) Because both the Common Stock Purchase Warrants and the Common Stock underlying the Common Stock Purchase Warrants are being registered by this Registration Statement, pursuant to Rule 457(i), the fee is calculated based upon the offering price of the Warrants alone, plus the maximum amount received upon exercise of the Warrants, i.e., $.25 per share for a total of $3,000,0000.

                              -------------------


                                    Cross Reference Sheet

Form SB-2
Item No.                                                         Sections in Prospectus
--------                                                         ----------------------

1    Front of Registration Statement and Outside
     Front Cover of Prospectus.................................  Cover Page

2    Inside Front and Outside Back Cover Pages of
     Prospectus................................................  Inside Front Cover Pages (i)(ii);
                                                                 Table of Contents

3    Summary Information and Risk Factors......................  Prospectus Summary; Risk Factors

4    Use of Proceeds...........................................  Prospectus Summary; Use of Proceeds

5    Determination of Offering Price...........................  Cover Page; Plan of Distribution

6    Selling Security Holders..................................  Selling Security Holders

7    Plan of Distribution......................................  Prospectus Summary; Plan of Distribution

8    Legal Proceedings.........................................  Legal Proceedings

9    Directors, Executive Officers, Promoters and
     Control Persons...........................................  Management - Directors and Executive
                                                                 Officers
10   Security Ownership of Certain Beneficial
     Owners and Management.....................................  Security Ownership of Certain Beneficial
                                                                 Owners and Management

11   Description of Securities.................................  Description of Securities

12   Interest of Named Experts and Counsel.....................  Experts

13   Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities...............................................  Statement as to Indemnification

14   Organization within Last Five Years.......................  The Company; Interests of Management and
                                                                 Others in Certain Transactions

15   Description of Business...................................  Prospectus Summary; Risk Factors; The
                                                                 Company
16   Management's Discussion and Analysis or
     Plan of Operation.........................................  Management's Discussion and Analysis or
                                                                 Plan of Operation

17   Description of Property...................................  The Company




18   Certain Relationships and Related
     Transactions..............................................  Interests of Management and Others in
                                                                 Certain Transactions
19   Market for Common Equity and Related
     Stockholder Matters.......................................  Risk Factors; Market for Common Equity,
                                                                 Dividend Policy and Related Shareholder
                                                                 Matters

20   Executive Compensation....................................  Management - Executive Compensation

21   Financial Statements......................................  Index to Financial Statements

22   Changes In and Disagreements With
     Accountants on Accounting and Financial
     Disclosure................................................  Experts

23   Indemnification of Directors and Officers.................  Indemnification of Directors and Officers

24   Other Expenses of Issuance and Distribution...............  Other Expenses of Issuance and Distribution

25   Recent Sales of Unregistered Securities...................  Recent Sales of Unregistered Securities

26   Exhibits..................................................  Exhibits

27   Undertakings..............................................  Undertakings



                        PROSPECTUS Subject to Completion

                          GLOBAL MED TECHNOLOGIES, INC.


                               12,000,000 Warrants

                                12,563,624 Shares


     This Prospectus of Global Med Technologies, Inc. (the "Company") relates to the resale by the holders (the "Selling Security Holders") named herein, for their own accounts, of 12,000,000 warrants (the "Warrants") exercisable at $.25 per share, 12,000,000 shares of Common Stock which underlie the Warrants and 563,624 shares of previously unregistered Common Stock (collectively, the "Shares"). The Company's Common Stock and Class A Common Stock Purchase Warrants (the "Class A Warrants") are currently traded on the Bulletin Board under the trading symbols GLOB and GLOBW, respectively. The Warrants will be traded under the trading symbol GLOBZ. See Market for Common Equity, Dividend Policy and Related Stockholder Matters and Description of Securities.

     The Warrants and Shares being offered hereby are not being underwritten in this offering, and the Company will not receive any proceeds from their sale. The Company may receive up to approximately $3,000,000 if the Selling Security Holders exercise their Warrants at $.25 per share. However, there is no assurance that the Selling Security Holders will exercise their Warrants. See Selling Security Holders.

     These securities are speculative and involve a high degree of risk to investors. Prospective purchasers should consider carefully the discussion under Risk Factors commencing on Page 4 of this Prospectus.

     Brokers and dealers who propose to effect transactions in the Warrants and/or Shares should assure themselves of the existence of appropriate exemptions from the securities registration requirements of the securities laws of the applicable jurisdictions or effectuate such registrations in connection with any offers or sales of the Warrants or Shares.

                              --------------------

     These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                              --------------------


                The date of this Prospectus is December 29, 1998.


                                   TABLE OF CONTENTS



Summary................................1       Security Ownership of Certain
Risk Factors...........................4         Beneficial Owners and Management....61
Use of Proceeds.......................16       Certain Relationships and Related
Market For Common Equity,                        Transactions........................65
  Dividend Policy and Related                  Description of Securities.............67
  Shareholder Matters.................16       Selling Security Holders..............70
Selected Financial Data ..............17       Plan of Distribution..................71
Management's Discussion and                    Legal Matters.........................72
  Analysis or Plan of Operations..... 20       Experts...............................72
The Company...........................30       Shares Eligible for Future Sale.......72
Legal Proceedings.....................45       Additional Information................73
Management............................45       Glossary..............................74
Executive Compensation................51       Financial Statements.................F-1





                                       ii

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this Prospectus.


                                     SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements appearing elsewhere in this Prospectus.

                                   The Company

     Global Med Technologies, Inc. (the "Company") was organized under the laws of the State of Colorado in December 1989. The Company completed its initial public offering of securities in the first quarter of 1997, from which it received net proceeds of approximately $8.2 million from the sale of 1,456,988 Units, each of which consisted of two shares of Common Stock and one Class A Common Stock Purchase Warrant (the "Class A Warrants").


     On April 14, 1998, the Company entered into two debt financing agreements (the "April 1998 Financing Agreements") which, as amended on April 16, 1998 and April 20, 1998, provided the Company up to $3 million in borrowings in exchange for up to 12 million warrants (the "Warrants") convertible into Common Stock at $0.25 per share. Should the Company not repay the financing proceeds and accrued interest thereon on or before April 15, 1999, the financing proceeds, including interest thereon, are convertible into approximately 70 million shares of Common Stock at $0.05 per share. See The Company - Financing Agreements and Security Ownership of Certain Beneficial Owners and Management, below, for a further discussion of these agreements. The shares of Common Stock included in this registration statement are the 12,000,000 shares of Common Stock underlying the Warrants and 563,624 shares of Common Stock owned by Robert M. Kassenbrock and John D. Prudden which were issued in connection with the exercise of warrants in December 1998. (The 12,000,000 shares of Common Stock which underlie the Warrants and the 563,624 shares of Common Stock owned by Messrs. Kassenbrock and Prudden are referred to, collectively, as the "Shares.") See Selling Security Holders, below.


     Formerly known as National MRO, Inc., which was founded in 1989, the Company changed its name to Global Data Technologies, Inc., in 1995 in connection with the merger of National MRO, Inc., and The Wyndgate Group, Ltd., in May 1995. The Company changed its name again in May 1996 to Global Med Technologies, Inc.

     The Company, through its one operating division Wyndgate Technologies ("Wyndgate"), designs, develops, markets and supports information management software products for blood banks, hospitals, centralized transfusion centers and other healthcare related facilities. Pursuant to an agreement with eight California blood centers, Wyndgate developed a blood tracking system ("SAFETRACE(R)") to assist community blood centers, plasma centers, hospitals and outpatient clinics in the U.S. in complying with the quality and safety standards of the United States Food and Drug Administration ("FDA") for the collection and management of blood and blood products. Wyndgate, through its SAFETRACE(R) software, incorporates and integrates products and services for the management of the blood supply and blood products from donor recruitment to shipment from blood centers to hospitals, clinics, medical research institutions and other healthcare related facilities.


                                  The Offering


Common Stock Purchase
Warrants Offered for Selling
Security Holders....................    12,000,000 Warrants  exercisable at $.25
                                        per share.

Common Stock underlying
Warrants Offered for
Selling Security Holders............    12,000,000 shares of Common Stock.

Previously Unregistered
Common Stock Offered for
Selling Security Holders............    563,624 shares of Common Stock.

Use of Proceeds.....................    The   Company   will  not   receive  any
                                        proceeds  from the sale of the  Warrants
                                        and/or Shares.  However, the Company may
                                        receive  up  to   $3,000,000   from  the
                                        exercise of Warrants to purchase the Shares. See Use of Proceeds and The
                                        Company.


Risk Factors........................    An investment in the securities  offered
                                        by  this  Prospectus   involves  a  high
                                        degree of risk and should be considered only by persons who can afford the loss of their entire investment. Prospective purchasers should review carefully the entire Prospectus and should consider, among other things the matters set forth under Risk Factors.


Trading Symbols.....................    Common Stock: GLOB
                                        Class A Common Stock Purchase  Warrants:
                                        GLOBW Common Stock Purchase Warrants for
                                        Selling Warrant Holders: GLOBZ

                          Summary Financial Information


     The following selected financial data should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended December 31, 1997 and 1996, and the consolidated balance sheet data at December 31, 1997 and 1996 are derived from and should be read in conjunction with the consolidated financial statements of the Company and notes thereto audited by Ernst & Young LLP, independent auditors.

     The selected financial data as of, and for the nine months ended September 30, 1998 and 1997, are derived from the unaudited financial statements of the Company, which, in the opinion of the Company reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation for the results for the nine months ended September 30, 1998 and 1997, which are not necessarily indicative of the results for a full year.


                                                               Nine Months Ended
Summary Consolidated                                             September 30,
Statement of Operations Data:        Years Ended December 31,     (Unaudited)
(In Thousands, except per            ------------------------     -----------
common share amounts)
                                         1997       1996       1998       1997
                                         ----       ----       ----       ----

Revenues                               $ 2,506    $ 4,576    $ 3,542    $ 2,195

Cost of revenues                         1,597      1,883      1,832      1,257
                                       -------    -------    -------    -------
Gross profit                               909      2,693      1,710        938

Selling, general and
administrative and other                 8,325      5,504      6,697      5,509
                                       -------    -------    -------    -------
Loss from continuing operations
before other income (expense)           (7,417)    (2,377)    (2,284)    (4,570)

Loss from continuing operations         (7,416)    (2,811)    (4,987)    (4,571)

Loss from discontinued
operations(2)                             (880)    (1,681)      --         (880)

Gain on sale of discontinued
operations(2)                            1,013       --         --         --
                                       -------    -------    -------    -------
Net loss                               $(7,283)   $(4,492)   $(4,987)   $(5,451)
                                       =======    =======    =======    =======
Net loss from continuing
operations per common share(1)         $ (0.96)   $ (0.63)   $ (0.61)   $ (0.61)
                                       =======    =======    =======    =======
Weighted average of common
shares outstanding(1)                    7,728      4,499      8,172      7,484
                                       =======    =======    =======    =======

Summary Consolidated Balance                                          September
Sheet Data:                                                           ---------
(In Thousands)                                  December 31              30,
                                                -----------              ---
                                                                     (Unaudited)
                                             1997          1996          1998
                                             ----          ----          ----

Cash and cash equivalents                  $ 2,370       $   489       $   517

Working capital deficit                    $(2,582)      $(3,995)      $(4,657)

Total assets                               $ 4,266       $ 3,239       $ 6,636

Net liabilities of discontinued            $   631       $ 1,132          --
operations(2)

Long-term liabilities                      $   198       $   232       $   115

Stockholders' equity (deficit)             $(1,473)      $(3,360)      $ 1,081

----------

(1) See Note 1 to the consolidated financial statements for a description of the computation of net loss from continuing operations per common share.

(2) See Note 2 to the consolidated financial statements for a description of the December 15, 1997 sale of the Company's DataMed International division ("DataMed"). The consolidated financial statements and notes thereto also reflect DataMed as discontinued operations.

                                  RISK FACTORS


     The Warrants and Shares offered hereby are speculative in nature and involve a high degree of risk. The Warrants and Shares should be purchased only by persons who can afford to lose their entire investment. Therefore, prior to making any purchase, each prospective investor should consider very carefully the following risk factors, as well as all of the other information set forth elsewhere in this Prospectus, including the information contained in the financial statements.


Significant Operating Losses; Net Working Capital Deficit; Cumulative Net Losses


     For the fiscal years ended December 31, 1997 and 1996 and the nine months ended September 30, 1998, the Company incurred a net loss of approximately $7.3 million, $4.5 million and $5.0 million, respectively. For the fiscal years ended December 31, 1997 and 1996 and the nine months ended September 30, 1998, the Company incurred a net loss from continuing operations of approximately $7.4 million, $2.8 million and $5.0 million, respectively. The net loss from continuing operations in 1996 of approximately $2.8 million was primarily due to increases in overall staffing and related expenses necessary to operate

Wyndgate's research and development programs and the anticipated future growth of the Company. The increased net loss from continuing operations in 1997 and the nine months ended September 30, 1998 was primarily due to a substantial decrease in SAFETRACE(R) license sales, relative increases in revenues derived from lower margin SAFETRACE(R) related implementation and customer support services, increases in sales and marketing expenses for Wyndgate's current and future software products and services, and a substantial increase in research and development expenses incurred for the software development of SAFETRACE Tx(TM), which entered beta testing on April 6, 1998. At December 31, 1997 and September 30, 1998, the Company had a net working capital deficit of approximately $2.6 million and $4.7 million, respectively, and cumulative net losses of approximately $15 million and $20 million, respectively. The Company may not be able to generate sufficient revenues to operate profitably in the future or to pay its debts and liabilities as they become due. See Management's Discussion and Analysis or Plan of Operations.


Anticipated Negative Cash Flow


     Management anticipates that the Company will continue to generate negative cash flows from operations and from investing activities through 1999 and possibly thereafter. Accordingly, the Company may be required to substantially reduce its software development programs and/or substantially reduce its other operating expenses to enable it to continue its planned operations with available cash resources. The Company may not achieve profitability or positive cash flow. If the Company is unable to substantially reduce its negative cash flows from continuing operations during 1998 and generate positive cash flows beginning in 1999 and beyond, management will be required to substantially reduce the Company's software development programs and other operating expenses.


Revenue Fluctuations


     The Company has experienced revenue fluctuations when SAFETRACE(R) has been delivered. SAFETRACE(R) license fees have historically been recognized as revenue upon delivery of the software if no significant vendor obligations exist as of the delivery date. Therefore revenue fluctuations are affected by delays of the delivery service and customer delayed delivery requests. Revenue fluctuations could also be affected by the decision on whether or not to recognize revenues based upon the length of time the licensees take to implement SAFETRACE(R). The implementation cycle of Wyndgate's SAFETRACE(R) software product is currently taking approximately 12 months. Implementation cycles are dependent on various items, including the blood center's size and the complexity of the blood center's standard operating procedures. Further, special development projects required by customers, concurrent with the licensing of the Company's software products, and other significant obligations, could result in revenue recognition delays. As a result, the Company's operating results could fluctuate significantly.

     In October 1997, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 97-2 ("SOP 97-2"), which changed the requirements for revenue recognition effective for transactions that the Company entered into beginning January 1, 1998. Prior years were not required to be restated. Management addressed the revenue recognition requirements of SOP 97-2 by making substantial revisions to Wyndgate's standard terms and conditions included as part of Wyndgate's SAFETRACE(R) software license agreements. Management has also indicated its willingness to assist other businesses in the provision of SAFETRACE(R) implementation and other support services. There can be no assurance that substantial revisions to Wyndgate's existing standard terms and conditions included as part of Wyndgate's SAFETRACE(R) software license agreements will be accepted by potential SAFETRACE(R) licensees or that changes to Wyndgate's provision of implementation and customer support services will be accepted by potential SAFETRACE(R) licensees. Failure to effectively address the revenue recognition requirements of SOP 97-2 and future revenue recognition guidance regarding the software industry will have a material adverse affect on the timing of revenue recognition, gross margins and operating results. As a result, future capital raising efforts may also be adversely affected.


Lack of Significant Operating History and Difficulties in Anticipating Revenues, Expenses and Net Cash Flows


     The  Company has been in  existence  since  1989.  As such,  the Company is subject to many of the risks common to enterprises with a limited operating history, including potential under-capitalization, limitations with respect to personnel, financial and other resources and limited customers and revenues. Currently, nineteen of the twenty-five SAFETRACE(R) licensees have SAFETRACE(R) in operation. There is no assurance that the additional six SAFETRACE(R) licensees will ever become operational using SAFETRACE(R), that the Company will be able to license SAFETRACE(R) to additional customers, that the Company will be able to develop and license new products or that the Company will be successful. Additionally, the development and marketing of new software products may cause difficulties in accurately anticipating implementation and development schedules, future revenues, expenses, financial condition and net cash flows. The likelihood of success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development and marketing of new software products and related services.


Possible Complete Change in Management and Control


     In April 1998, the Company entered into financing agreements (the "April 1998 Financing Agreements") with two related companies, Heng Fung Finance Company Limited ("Heng Fung") and Fronteer Capital, Inc. ("Fronteer Capital"), which were not previously related to the Company. Pursuant to the April 1998 Financing Agreements, among other things, certain members of the Company's Board of Directors and management were required to execute resignation letters, which were delivered to Heng Fung, who is holding such letters in escrow pending any default under the terms of the April 1998 Financing Agreements. Included in the Officers, Directors and employees who have submitted resignations to Heng Fung are Michael I. Ruxin, William J. Collard, Gerald F. Willman, Gordon E. Segal, Thomas F. Marcinek, Hollis Gailey, the wife of William J. Collard who has since resigned her position with the Company, Lori Willman, the wife of Gerald F.

Willman, Timothy Pellegrini and Bradley V. Maberto. Pursuant to the April 1998 Financing Agreements, Heng Fung appointed the following five directors to the Company's Board of Directors: Fai H. Chan, Jeffrey M. Busch, Robert L. Trapp, Kwok Jen Fong and Gary L. Cook. Heng Fung has also the right to veto any future contracts not in the ordinary course of business, and any contract for employment, loans, leases or with a value in excess of $250,000. Since completion of the April 1998 Financing Agreements and the appointment of the additional directors by Heng Fung, new employment contracts approved by the Board have been entered into with Dr. Ruxin and Messrs. Marcinek, Alan K. Geddes and Miklos Csore. See The Company - Financing Agreements, Management and Security Ownership of Certain Beneficial Owners and Management.


Possible Substantial Dilution to Current Shareholders


     As consideration for a $1.5 million loan and $1.65 million line of credit extended to the Company pursuant to the April 1998 Financing Agreements, the Company has issued the lenders warrants to purchase 12,000,000 shares of Common Stock, exercisable over a ten year period at $.25 per share. If the lenders exercise their warrants, the Company could issue an additional 12,000,000 shares of Common Stock. In addition, in the event the Company were to default under the terms of the loan or the line of credit, the outstanding principal and any unpaid interest may be converted, at the option of the lenders, into approximately 70 million shares of the Company's Common Stock on the basis of one share of Common Stock for each $.05 of debt. If the lenders exercise their warrants, or convert any of the outstanding debt into Common Stock upon default, the ownership of the present shareholders of the Company would be significantly diluted.


Increased Net Loss Related to Issuance of Discounted Warrants


     In connection with the April 1998 Financing Agreements, the Company issued the lenders warrants to purchase 12,000,000 shares of the Company's Common Stock exercisable at $.25 per share, which was substantially below the market price for the Company's Common Stock when issued. The issuance of these discounted warrants has resulted and will continue to result in a significant noncash charge to the Company's 1998 and 1999 statement of operations, which, based on a preliminary managerial assessment using the Black-Scholes pricing model, could range as high as $12.72 million. See Management's Discussion and Analysis or Plan of Operation, below.


Government Regulation

     The Company's products and services are subject to regulations adopted by governmental authorities, including the FDA, which governs blood center computer software products regulated as medical devices. Compliance with government regulations can be burdensome and may result in delays and substantial costs incurred by the Company. In addition, modifications to such regulations could materially and adversely affect the timing and cost of new products and services introduced by the Company. Failure to comply with applicable regulatory requirements can result in, among other things, operating restrictions and fines. For instance, since the Company's SAFETRACE Tx(TM) transfusion management software system requires FDA clearance prior to the marketing of such product, the time delay to market SAFETRACE Tx(TM) could materially and adversely affect the Company's business, financial condition and results of operations. The Company cannot predict the effect of possible future legislation and regulation. The Company also will be required to follow applicable Good Manufacturing Practices ("GMP") regulations of the FDA, which include testing, control and documentation requirements, as well as similar requirements in other countries, including International Standards Organization ("ISO") 9001 standards. Failure to meet these requirements would preclude the Company from marketing its products on a commercial basis, and therefore would materially and adversely affect the Company's business, financial condition and results of operations.

Fluctuations in Operating Results

     Results of operations are expected to fluctuate substantially depending upon numerous factors, including: demand for the Company's products; the timing of new software license agreements with Wyndgate customers; the ability of the Company to develop, introduce and market new and enhanced versions of the Company's products on a timely basis; personnel changes; changes in Company strategy; and, the level of international sales. Operating results could also be affected by the timing of the receipt of individual customer orders and other revenue fluctuation factors discussed above.

Limited Sales, Marketing and Distribution Systems


     The Company's Wyndgate division has made limited sales of SAFETRACE(R) to date. The Company currently markets SAFETRACE(R) through a small direct sales force, both in the U.S. and internationally. Establishment of a complete sales force capable of effectively commercializing SAFETRACE(R) and SAFETRACE Tx(TM), which was submitted to the FDA for pre-market notification on July 22, 1998 and is not available for sale in the United States, will require substantial efforts and management and financial resources. The Company is evaluating various strategic business alliances, which may assist in the development of a national and international sales, marketing and distribution system. Any alliance which is developed by the Company could require substantial capital and financial resources. The Company may not be able to establish such a sales capability on a timely basis, if at all. Moreover, there can be no assurance that any business alliance entered into by the Company would be successful in such commercialization efforts.


Potential Difficulties in Managing Business Undergoing Rapid Growth


     The Company's future success will depend to a significant extent on the ability of its current and future management personnel to operate effectively, both independently and as a group. Some of the Company's management team have no prior experience as senior executives of a public corporation. There can be no assurance that the management team will operate together effectively. In order to compete successfully against current and future competitors, to timely complete research and development projects and to develop future products, the Company believes that it must continue to expand its operations, particularly in the areas of research and development, sales and marketing and training. If the

Company were to experience significant growth in the future, such growth would likely place significant strain upon the Company's management, operating and financial systems and other resources. To accommodate such growth and compete effectively, the Company must continue to implement and improve its information systems, procedures and controls, and to expand, train, motivate and manage its work force. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's future operations. Any failure to implement and improve the Company's operational, financial and management systems or to expand, train, motivate or manage its work force could materially and adversely affect the Company's business, financial condition and results of operations.

Rapidly Changing Technology

     The market for applications software is characterized by rapidly changing technology and by changes from mainframe to client/server computer technology, including frequent new product introductions and technological enhancements in the applications software business. During the last five years, the use of computer technology in the information management industry has expanded significantly to create intense competition. With rapidly expanding technology there can be no assurance that the Company, with its limited resources, will be able to acquire or maintain any technological advantage. The Company's success will be in large part dependent on its ability to use developing technology to its maximum advantage and to remain competitive in price and product performance. If the Company is unable to acquire or maintain a technological advantage, or if the Company fails to stay current and evolve in the applications software and information management fields, it may not be successful.

Royalty Agreements

     Pursuant to certain royalty agreements, the Company is required to pay certain of its sales proceeds directly to outside parties. Such payments may adversely and materially affect the Company's available cash to fund future operations and the Company's future profitability.

Possible Loss of Software Licenses Due to Failure to Meet Maintenance Service Requirements

     The Wyndgate software license agreements have license terms that vary, but are typically multi-year licenses which are automatically renewable. The software licenses may be terminated by customers if Wyndgate fails to deliver various maintenance services consisting of product bug fixes, continued regulatory compliance and product updates. Generally, Wyndgate may terminate its software license agreements if customers fail to meet contractual obligations, primarily the payment of usage fees. However, there can be no assurance that the Company will be able to meet all of the maintenance services and contractual commitments required to keep the license agreements in force or that customers will continue to make usage fee payments.

Possible Shrinkage of Market Due to Multiple Site Contracts and Due to Further Consolidation Within the Blood Bank Industry


     Presently, the Company has one agreement with Haemonetics Corporation, Braintree, Massachusetts, which covers multiple blood banks. Since the Company entered into the contract with Haemonetics, Haemonetics has announced that they are exiting the blood bank business. Management believes that this will not impact the Company's ability to contract directly with individual cites.


     The potential number of available SAFETRACE(R) licensees could be reduced if the Company were to enter into additional multiple site contracts. While the Company believes the license fee charged for such multi-site arrangements is comparable to the license fee which would be earned on an equivalent number of single site licenses, there can be no assurance that the Company's revenues will be equivalent to what it would have earned under single site licenses.

     To date, approximately five of Wyndgate's SAFETRACE(R) licensees have or are expected to merge to form two SAFETRACE(R) licensees. There can be no assurance that further consolidation throughout the domestic blood bank industry will not have a material adverse affect on the Company's ability to successfully and timely market its software products. Further, there can be no assurance that the existing and future consolidation throughout the blood bank industry, will not cause substantial implementation cycle delays and delays in obtaining new customer orders for Wyndgate's software products. Such delays due to consolidation within the blood bank industry may cause additional and unanticipated use of the Company's financial resources and may also have a material and adverse affect on the Company's business, financial condition and results of operations.

Penalties and Potential Limitations of Market Share Due to ITxM Development Agreement


     The Company has a software development agreement with ITxM which contains certain potential limitations on the Company's right to market its products, including, SAFETRACE Tx(TM), within the blood transfusion industry and grants ITxM the ability to use SAFETRACE Tx(TM) pursuant to a non-exclusive, perpetual license. The Company and ITxM have commenced negotiations relating to these provisions, which the Company believes will have a material and adverse affect on its business if not satisfactorily resolved. There can be no assurance that the negotiations will result in the resolution of the Company's and ITxM's respective rights to market and use SAFETRACE Tx(TM).


Product and Reporting Liability


     As of the date hereof, nineteen of the twenty-five SAFETRACE(R) licensees have SAFETRACE(R) in operation. Currently, the Company has product liability exposure for defects in SAFETRACE(R) which may become apparent through widespread use of SAFETRACE(R). To date, no claims have beeN filed against the Company involving SAFETRACE(R) and the Company is not aware of any material problems involving SAFETRACE(R). While the Company will continue to attempt to take appropriate precautions, there can be no assurance that it will completely avoid product liability exposure. The Company maintains product liability insurance on a claims made basis for SAFETRACE(R) in the aggregate of at least $4 million. There can be no assurance that such coverage will be available in the future, that it will be available at reasonable prices, or that it will be available in amounts adequate to cover any product liabilities that may be incurred by the Company.

Dependence on Major Customers


     During the year ended December 31, 1997, two Wyndgate customers, Belle Bonfils Memorial Blood Center, Denver, Colorado and Haemonetics Corporation, Braintree, Massachusetts each accounted for approximately 10% and 33% of the Company's total revenues from continuing operations. During the year ended December 31, 1996, one Wyndgate customer, Gulf Coast Regional Blood Center, Houston, Texas, accounted for approximately 29% of the Company's total revenues from continuing operations. Accounts receivable from the above customers as of December 31, 1997, December 31, 1996 and September 30, 1998 was approximately $60,000, $205,000 and $12,417, respectively. Unbilled revenues from the above customers was approximately $160,000 as of December 31, 1997 and $0 as of September 30, 1998. In order to attempt to reduce its credit risks, the Company generally requires substantial down payments and progress payments during SAFETRACE(R) implementations. Non-renewal or termination of the contractual arrangements with these key and other Wyndgate customers could have a material adverse effect on the Company. There can be no assurance that the Company will be able to retain these or other customers or, if Wyndgate's 25 existing customers are not retained, that the Company will be able to attract and retain new customers to replace the revenues currently generated by these customers. Haemonetics has recently announced that they are exiting the blood bank business. Management believes that this will not impact the Company's ability to contract directly with individual sites.

     With the sale of DataMed, the Company has lost all of the revenues, accounts receivable and unbilled revenue from that division's customers, and its consolidated financial statements for the fiscal years ended December 31, 1997, December 31, 1996 and nine months ended September 30, 1998 and related footnotes reflect DataMed as discontinued operations.


Substantial Competition


     There is substantial competition in all aspects of the blood bank and hospital information management industry. Numerous companies are developing technologies and marketing products and services in the healthcare information management area. Many competitors in the blood bank industry have received FDA clearance for their product. Many of these competitors have been in business longer than the Company and have substantially greater personnel and financial resources. There can be no assurance that the Company will be able to compete with these competitors successfully.

Dependence on Development of New Businesses

     Through the merger with The Wyndgate Group, Ltd., the Company became engaged in the information management section of the blood bank industry. To effect its plan of operations, which includes the generation of increased revenues, the Company must expand its operations significantly beyond the historical operations of Wyndgate to other markets which require similar management information services. There is no assurance that the Company will be able to expand its business operations. The current activities of Wyndgate in the blood bank industry does not assure future business expansion, profitability or long-term and sustainable success.

Proprietary Rights and Licenses

     The Company's success depends in part on its ability to obtain and enforce intellectual property rights for its technology and software, both in the United States and in other countries. The Company's proprietary software is protected by the use of copyrights, trademarks, confidentiality agreements and license agreements that restrict the unauthorized distribution of the Company's proprietary data and limit the Company's software products to the customer's internal use only. While the Company has attempted to limit unauthorized use of its software products or the dissemination of its proprietary information, there can be no assurance that the Company will be able to retain its proprietary software rights and prohibit the unauthorized use of proprietary information.

     The Company may file additional applications for patents, copyrights, and trademarks as management deems appropriate. There can be no assurance that any patents, copyrights, or trademarks the Company may obtain will be sufficiently broad to protect the Company's products, or that applicable law will provide effective legal or injunctive remedies to stop infringement on the Company's patents (if obtained), trademarks, or copyrights. In addition, there can be no assurance that any patent, trademark, or copyright obtained by the Company will not be challenged, invalidated, or circumvented, that intellectual property rights obtained by the Company will provide competitive advantages, or that the Company's competitors will not independently develop technologies or products that are substantially equivalent or superior to those of the Company. In addition, if the Company's software products infringe upon the rights of others, the Company may be subject to suit for damages or an injunction to cease the use of such products. The Company is currently unaware of any claims or infringements of the Company's software products upon the rights of others.

No Dividends

     The Company does not anticipate paying any cash dividends for the foreseeable future. The Company expects that future earnings, if any, will be used to finance growth.

Authorized Stock Available for Issuance by the Company


     The Company presently has 8,881,879 shares of Common Stock outstanding, out of a total of 40,000,000 shares of Common Stock, and 10,000,000 shares of

Preferred Stock authorized for future issuance under the Company's Articles of Incorporation. The amount of Common Stock outstanding, however, does not include 1,456,988 shares issuable upon exercise of publicly held Class A Common Stock Purchase Warrants, 5,638,1185,114,494 shares issuable upon exercise of other outstanding options and warrants, 2,399,802 shares issuable but not outstanding in connection with the Company's stock option and stock compensation plans or the Warrants to purchase 12,000,000 shares of Common Stock issued to the Selling Security Holders. The remaining shares of Common Stock and Preferred Stock not issued or reserved for specific purposes may be issued without any action or approval of the Company's shareholders. As part of the Company's current capital raising efforts, the Company will likely be required, if financing is obtained, to issue or reserve additional shares of its Common Stock and/or Preferred Stock. Although there are no existing agreements involving the issuance of such shares, any such issuances could be used as a method of discouraging, delaying or preventing a change in control of the Company or could dilute the public ownership of the Company. There can be no assurance that the Company will not undertake to issue such shares if it deems it appropriate to do so.


Limited Capitalization

     The Company has only limited capitalization available to it. The Company anticipates it may need additional capital to pursue its intended business plan; however, the Company has received no commitment from any person for that financing, and there can be no assurance that adequate financing will be available on reasonable terms, if and when needed.

Control by Officers and Directors


     The Company's officers and directors, own approximately 28% of the outstanding Common Stock of the Company and will be able to substantially influence all matters requiring approval by the shareholders of the Company, including the election of directors. The Company's Articles do not provide for cumulative voting in the election of directors; hence, other shareholders should not expect to be able to elect any directors to the Company's Board of Directors.


Possible Anti-takeover Effects of Preferred Stock, Severance Payments and Below-Market Warrants


     The Board of Directors of the Company may issue shares of Preferred Stock without stockholder approval on such terms as the Board may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. In addition, certain of the officers of the Company have employment agreements with the Company which provide for lump-sum payments to them of up to $2.5 million if the Company terminates their employment for any reason other than cause or disability. Each of these officers have executed a release of their employment contract in favor of the Company in connection with the April 1998 Financing Agreements; however, until the releases are accepted by the lenders, the employment contracts are still in effect. In addition, the lenders have been issued warrants to purchase 12,000,000 shares of the Company's Common Stock, exercisable at $.25 per share until April 14, 2008. The existence of the severance payment provisions and the large number of outstanding low-priced warrants increases the likelihood that a potential purchaser would seek to negotiate directly with the holders of the warrants and/or the Board of Directors in order to gain control of the Company or its assets rather than approaching the Company's shareholders as a group. All of the foregoing could have the effect of delaying, deferring or preventing a change in control of the Company and could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock.


Possible Volatility of Price of Shares of Common Stock and Class A Warrants


     The Company's Common Stock and Class A Warrants are currently traded on the OTC Electronic Bulletin Board. The prices of securities of publicly traded corporations tend to fluctuate significantly. The trading price of the Common Stock and Class A Warrants could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological developments, the Company's financial condition, as well as other events or factors. Although a trading market for the Company's Common Stock and Class A
Warrants currently exists, there can be no assurance that a market will be sustained. Currently, there is no market for the Warrants which are the subject of this Registration Statement and there can be no assurance that a market for the Warrants will ever develop.


Risks Related to Low-Priced Stocks


     Since the Company's net tangible assets do not exceed $2 million, and its Common Stock is trading for less than $5.00 per share, the Company's Common Stock, Class A Warrants and the Warrants registered under this Registration Statement are each considered to be a "penny stock" under federal securities law. Additional regulatory requirements apply to trading by broker-dealers of penny stocks which, oftentimes, deter broker-dealers from trading "penny stocks."


Warrants to Representative


     At the closing of the Company's February 1997 initial public offering, the Company sold to American Fronteer Financial Corporation, formerly named RAF Financial Corporation (the "Representative"), and its designees, for $100, warrants (the "Representative's Warrants") to purchase up to 133,700 Units, exercisable at $11.55 per Unit, each Unit consisting of two shares of Common Stock and one Warrant to purchase one share of Common Stock at an exercise price of $7.51. The Representative's Warrants are exercisable for a forty-nine month period, which commenced January 14, 1998. The Representative will be given the opportunity to profit from a rise in the market price of the Company's Common Stock with a resulting dilution of the interest of stockholders. Furthermore, the Company granted certain registration rights with regard to the shares of Common Stock underlying the Representative's Warrants and issuable upon exercise of the Warrants included in the Units, and such registration could result in substantial expense to the Company. In addition, the Representative is a majority-owned subsidiary of Heng Fung Finance Company Limited, one of the lenders under the April 1998 Financing Agreements, which has been issued a warrant to purchase 6,000,000 shares of the Company's Common Stock, exercisable over a ten year period at $.25 per share. See The Company - Financing Agreements; Plan of Distribution; Security Ownership of Certain Beneficial Owners and Management.


Potential Litigation Due to the Sale of DataMed

     DataMed's substance abuse testing service agreements have contract terms that vary from one to five years and, unless canceled generally ninety days prior to the end of the license term, most are automatically renewable. Generally, such contracts are not assignable. The Asset Purchase Agreement for the sale of DataMed provides that the Company will assign all of DataMed's customer contracts to the purchaser, and if DataMed customers do not consent to the assignment, the purchaser can require the Company to terminate any non-consenting customers' contracts. The Company will not be in the substance abuse testing business in the future. While the Company does not consider it likely, it is possible, non-consenting customers could commence litigation against the Company for failure to provide substance abuse testing pursuant to such customers' contracts with DataMed.

Risks Associated with Forward-looking Statements


     This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended ("Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and the Company intends that such forward-looking statements be subject to the safe harbors for such statements under such sections. The
Company's forward-looking statements include the plans and objectives of management for future operations, including plans and objectives relating to the Company's future marketing efforts and future economic performance of the Company. The forward-looking statements and associated risks set forth in this Prospectus include or relate to: (i) the ability of the Company to obtain a meaningful degree of consumer acceptance for its software products and proposed software products; (ii) the ability of the Company to market its software products and proposed software products on a national and international basis at competitive prices; (iii) the ability of the Company's software products and proposed software products to meet government regulations and standards; (iv) the ability of the Company to develop and maintain an effective national and international sales network; (v) success of the Company in forecasting demand for its software products and proposed software products; (vi) the ability of the Company to maintain pricing and thereby maintain adequate profit margins;
(vii) the ability of the Company to achieve adequate intellectual property protection for the Company's software products and proposed software products; and, (viii) the ability of the Company and its customers to successfully and timely implement the Company's software products.

     The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that the Company will market and provide software products on a timely basis, that there will be no material adverse competitive or technological change in condition of the Company's business, that demand for the Company's software products will significantly increase, that the Company's Chief Executive Officer will remain employed as such by the Company, that the Company's forecasts accurately anticipate market demand and that there will be no material adverse change in the Company's operations, business or governmental regulation affecting the Company or its suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. Accordingly, although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this Prospectus, there are a number of other risks inherent in the Company's business and operations which could cause the Company's operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of sales, research and development, sales and marketing and other operating expenses or the occurrence of other events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause the Company to alter its marketing, capital investment and other expenditures, may also materially and adversely affect the Company's liquidity, financial position and results of operations. In light of significant uncertainties inherent in the forward-looking information included in this Prospectus, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company's objectives or plans will be achieved.

                                 USE OF PROCEEDS


     None of the proceeds from the sale of the Warrants or the Shares of Common Stock by the Selling Security Holders will be received by the Company. See Selling Security Holders and Plan of Distribution.


     If the Selling Security Holders exercised their Warrants at $.25 per share, of which there can be no assurance, the Company would receive approximately $3,000,000 from such exercises. The Selling Security Holders are required to exercise their Warrants prior to the sale of the shares of Common Stock offered hereby.

                  MARKET FOR COMMON EQUITY, DIVIDEND POLICY AND
                           RELATED SHAREHOLDER MATTERS

     Market Information. The following table sets forth the high and low bid prices for the Company's Common Stock since the Common Stock commenced trading on March 13, 1997. The quotations reflect inter-dealer prices, with retail mark-up, mark-down or commissions, and may not represent actual transactions. The information presented has been derived from the National Quotation Bureau, Inc. Library.

         1997 Fiscal Year                             High Bid         Low Bid
         ----------------                             --------         -------

         First Quarter (from March 13) . . . . . .   $   3.875      $   3.00
         Second Quarter  . . . . . . . . . . . . .   $   3.00       $   2.75
         Third Quarter . . . . . . . . . . . . . .   $   2.9375     $   1.8125
         Fourth Quarter. . . . . . . . . . . . . .   $   3.0625     $   2.125

         1998 Fiscal Year
         ----------------


         First Quarter. . . . . . . . . . . . . . . .$   2.00       $   0.78125
         Second Quarter . . . . . . . . . . . . . . .$   1.78125    $   1.00
         Third Quarter  . . . . . . . . . . . . . . .$   1.3125     $    .65625
         Fourth Quarter (through November 30) . . . .$   1.0625     $    .53125

     On December 24, 1998, the last reported bid and asked prices for the Common Stock were $.875 and $.9375, respectively, and the last reported bid and asked prices for the Class A Common Stock Purchase Warrants were $.125 and $.21875, respectively.


     Dividend Policy. The payment of dividends by the Company is within the discretion of its Board of Directors and depends in part upon the Company's earnings, capital requirements and financial condition. Since its inception, the Company has not paid any dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance its operations.


     Shareholder  Information.   As  of  November  30,  1998,  the  Company  had
approximately 117 holders of record of the Company's Common Stock.


                             SELECTED FINANCIAL DATA


     Set forth below is selected financial data with respect to the Company. Financial data for the years ended December 31, 1997 and December 31, 1996 and the nine months ended September 30, 1998 and September 30, 1997 is derived from the consolidated financial statements included elsewhere in the Prospectus and is qualified by reference to such financial statements and the notes related thereto. The consolidated financial statements for the years ended December 31, 1997 and December 31, 1996 have been audited by Ernst & Young LLP, independent public accountants. The consolidated financial statements for the nine months ended September 30, 1998 and September 30, 1997 are unaudited. Additionally, the following selected financial data should be read in conjunction with Management's Discussion and Analysis or Plan of Operations appearing elsewhere in this Prospectus.




Statement of Operations Data:
(In Thousands)


                                                            Years Ended        Nine Months Ended
                                                            December 31,      Ended September 30,
                                                            ------------      -------------------
                                                                                  (Unaudited)

                                                          1997       1996       1998       1997
                                                          ----       ----       ----       ----
Revenues:
         Software sales and consulting                  $ 2,209    $ 3,648    $ 3,159    $ 1,929

         Hardware and software, obtained from vendors       297        928        383        266
                                                        -------    -------    -------    -------
Total revenues                                            2,506      4,576      3,542      2,195

Cost of revenues:

         Software sales and consulting                    1,373        937      1,532      1,067

         Hardware and software, obtained from vendors       224        946        300        190
                                                        -------    -------    -------    -------
Total cost of revenues                                    1,597      1,883      1,832      1,257
                                                        -------    -------    -------    -------
Gross profit                                                909      2,693      1,710        938


Operating expenses:

         General and administrative(1)                    2,702      2,422        904      2,345

         Sales and marketing                              1,458        948        838      1,100

         Research and development                         3,757      1,538      1,687      1,794

         Depreciation and amortization                      409        162        427        269

         Restructuring charges                             --         --          138       --
                                                        -------    -------    -------    -------
         Loss from continuing operations before other
               income (expense)                         $(7,417)   $(2,377)   $(2,284)   $(4,570)




                                      -18-




Statement of Operations Data, continued
(In Thousands)
                                                 Years Ended        Nine Months Ended
                                                 December 31,      Ended Septembere30,
                                                 ------------      -------------------
                                                                        (Unaudited)

                                               1997       1996       1998      1997
                                               ----       ----       ----      ----

Interest income                              $   168    $    25    $    15    $   147

Interest expense                                 (86)      (209)       (85)       (67)

Amortization of deferred financing costs        --         --        3,092       --

Other                                            (81)      (250)      (459)       (81)
                                             -------    -------    -------    -------
Loss from continuing operations               (7,416)    (2,811)    (4,987)    (4,571)

Loss from discontinued operations(2)            (880)    (1,681)      --         (880)

Gain on sale of discontinued operations(2)     1,013       --         --         --
                                             -------    -------    -------    -------
Net loss                                     $(7,283)   $(4,492)   $(4,987)   $(5,451)
                                             =======    =======    =======    =======



Balance Sheet Data:
(In Thousands)
                                                   December 31,    September 30,
                                                                    (Unaudited)
                                                 1997        1996       1998
                                                 ----        ----       ----

Cash and cash equivalents                     $  2,370    $    489    $    517

Working capital deficit                       $ (2,582)   $ (3,995)   $ (4,657)

Total assets                                  $  4,266    $  3,239    $  6,636

Net liabilities of discontinued operations(2) $    631    $  1,132    $   --

Accumulated deficit                           $(14,975)   $ (7,692)   $(19,962)

Stockholders' equity (deficit)                $ (1,473)   $ (3,360)   $   1081

-----------------

(1) "General and administrative" expenses include "Payroll and other" and "Provision for doubtful accounts."

(2) See Note 2 to the consolidated financial statements for a description of the December 15, 1997 sale of the Company's DataMed International division ("DataMed"). The consolidated financial statements and notes thereto also reflect DataMed as discontinued operations.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

     This Prospectus, including the disclosures below, contains certain forward-looking statements that involve substantial risks and uncertainties. When used herein, the terms "anticipates," "expects," "estimates," "believes" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such material differences include the factors disclosed in the "Risk Factors" section of this Prospectus, which prospective purchasers of the Common Stock offered hereby should consider carefully.

General


     Global Med Technologies, Inc. (the "Company"), through its one operating division Wyndgate Technologies ("Wyndgate"), designs, develops, markets and supports information management software products for blood banks, hospitals, centralized transfusion centers and other healthcare related facilities. Revenues for Wyndgate are derived from the licensing of software, the provision of consulting and other value-added support services and the re-sale of hardware and software obtained from vendors. On December 15, 1997, the Company sold its DataMed International division ("DataMed") which is in the business of substance abuse testing management services. The audited and unaudited financial statements and related footnotes herein reflect DataMed as discontinued operations in accordance with Accounting Principles Board Opinion No. 30 ("APB 30").

     On April 14, 1998, the Company entered into two financing agreements (the "April 1998 Financing Agreements"), which, as amended on April 16, 1998 and April 20, 1998, provide for a $1.5 million loan and a $1.65 million line of credit to the Company in exchange for up to 12 million warrants convertible into Common Stock at $.25 per share. The first loan in the amount of $1.5 million is from Heng Fung Finance Company Limited ("Heng Fung") (the "Heng Fung Loan"), bears interest at 12% per annum, which is payable monthly, and matures on April 15, 1999, and is senior to any other agreements, contracts or joint ventures to which the Company is, or may be, a party. The $1.65 million line of credit is from Fronteer Capital, Inc. ("Fronteer Capital") (the "Fronteer Line of Credit") and also bears interest at the rate of 12% per annum, payable monthly, and matures on April 15, 1999. 7,000,000 of the warrants were issued in connection with the Heng Fung Loan and the commitment on the Fronteer Line of Credit. The exercise price of the 7,000,000 warrants was significantly below market value. The value of the 7,000,000 warrants was recorded as non-cash deferred financing costs estimated at $7.42 million and will be amortized as additional interest expense over the term of twelve months. 5,000,000 of these warrants were subsequently issued on October 30, 1998 in connection with the first draw down on the Fronteer Line of Credit. The Company intends to record the value of the 5,000,000 warrants in the fourth quarter at a value of up to $5.3 million to be amortized through April 1999. Should the Company not repay the financing proceeds and accrued interest thereon on or before April 15, 1999, the financing proceeds, including interest thereon, are convertible into approximately 70 million shares of Common Stock at $0.05 per share. The issuance of the warrants will result in material, non-cash charges to the Company's statement of operations. See The Company - Financing Agreements, and Security Ownership of Certain Beneficial Owners and Management, below, for a further discussion of these agreements.

     The Company completed its initial public offering of securities in the first quarter of 1997, from which it received net proceeds of approximately $8.2 million from the sale of 1,456,988 Units, each of which consisted of two shares of Common Stock and one Class A Common Stock Purchase Warrant (the "February 1997 public offering"). As of June 30, 1998, the Company had used all of the net proceeds from the February 1997 public offering. The proceeds were principally expended to repay short-term debt, notes payable, accounts payable and other accrued expenses; to fund Wyndgate's research and development of a transfusion management information software product ("SAFETRACE Tx(TM)"); to fund Wyndgate's sales and marketing efforts, as well as for general working capital purposes. Delays in software license fee revenues, delays in the implementation cycles and software development delays related to the SAFETRACE Tx(TM) software product, contributed to the Company's use of net proceeds from the February 1997 public offering prior to realization of significant revenue from operations.

     In April 1998, SAFETRACE Tx(TM) entered beta testing at the Institute for Transfusion Medicine in Pittsburgh, Pennsylvania. Beta testing was completed in July 1998 and the transfusion service management information system product was submitted to the FDA for 510(K) pre-market notification, required since
SAFETRACE Tx(TM) is a regulated medical device software product. FDA 510(K) clearance is expected in early 1999.

     On January 20, 1998, a Form 8-K was filed to report an instance of non-compliance with new requirements for continued listing on NASDAQ, which became effective February 23, 1998, whereby a Company must maintain at least $2 million of net tangible assets. In addition, the Company reported it would be adopting SOP 97-2, "SOFTWARE REVENUE RECOGNITION" in 1998.

     In 1996, the Company entered into an Exclusivity and Software Development agreement (the "Exclusivity Agreement") with Ortho-Clinical Diagnostics, Inc. ("OCD") successor to Ortho Diagnostic Systems Inc. ("ODSI"), a wholly-owned subsidiary of Johnson & Johnson. The Exclusivity Agreement provided ODSI the exclusive right to negotiate with the Company with respect to the Company's activities and developments in information technology and intellectual property relating to donor and transfusion medicine.

     In May 1997, the Company received a request from ODSI to continue its evaluation of the Company's technology, on a non-exclusive basis, with the intent of responding to the Company by July 14, 1997 regarding whether or not ODSI would propose some form of transaction with the Company. The Company and ODSI have agreed to further extensions of this non-exclusive agreement through December 31, 1998. This additional time will enable OCD to complete its strategic evaluation.

     The Company also agreed to perform certain software development services. In connection with the extension to December 31, 1998, the parties agreed that OCD has until June 30, 1999 to elect to require the Company to provide the software development services as defined in the Exclusivity Agreement.

     From inception to September 30, 1998, the Company incurred cumulative net losses of approximately $20 million. The Company expects to continue to incur losses until 1999, and possibly thereafter, until its existing SAFETRACE(R) software product is fully implemented and fully operational within the Company's customers information system environments and until SAFETRACE Tx(TM) is established in its markets. The timing and amounts of the Company's expenditures will depend upon a number of factors, including the progress of the Company's research and development processes, the status and timing of regulatory approval, the timing of market acceptance of the Company's products, the level of support needed by the Company's customers to implement the software products they license from Wyndgate, and the efforts required to develop the Company's sales and marketing organization.

     The results of operations and cash flows for the year ended December 31, 1997 and the nine months ended September 30, 1998 are not necessarily indicative of the results of operations and cash flows that may be expected for the remainder of 1998 or for any other year.

     The following discussion of the Company's results of operations and of its liquidity and capital resources are derived from and should be read in conjunction with the audited and unaudited consolidated financial statements and the related notes thereto, appearing elsewhere in this Prospectus.


Year Ended December 31, 1997 ("Fiscal 1997") as Compared to Year Ended December 31, 1996 ("Fiscal 1996") and the Nine Months Ended September 30, 1998 as Compared to the Nine Months Ended September 30, 1997 (Unaudited)


Results of Operations

     Revenues. Revenues are comprised of software sales and consulting revenues, and the re-sale of hardware and software obtained from vendors.


     Revenues from software sales and consulting decreased by $1.4 million, or 39%, to $2.2 million for Fiscal 1997 compared to $3.6 million for Fiscal 1996. This decrease in software sales and consulting revenue is primarily the result of substantially reduced sales and related deliveries of Wyndgate's SAFETRACE(R) software product, which were partially due to the delays in software license fee revenue previously expected from certain large internationally based hospitals and blood centers (See Liquidity and Capital Resources and Risk Factors - Revenue Fluctuations for a further discussion of these delays). Revenues from software sales and consulting increased by $1.3 million, or 61%, to $3.5 million for the nine months ended September 30, 1998 compared to $2.2 million for the nine months ended September 30, 1997, due to the signing of new customers, completing the installation for existing customers and increase of maintenance fees.

     Revenues from the re-sale of hardware and software, obtained from vendors decreased by $631,000, or 68%, to $297,000 for Fiscal 1997 compared to $928,000 for Fiscal 1996. This decrease was primarily due to decreases in the average price per order and in the number of Wyndgate customers which ordered third party hardware and software through Wyndgate. Revenues from the re-sale of hardware and software, obtained from vendors increased $117,000, or 44%, to $383,000 for the nine months ended September 30, 1998 compared to $266,000 for the nine months ended September 30, 1997 due to the signing of new customers.


     The Company's sales and marketing efforts and its software development programs will continue to be focused on current and future Wyndgate software products and services. If future sales of Wyndgate's SAFETRACE(R) licenses are less than management anticipates; if future sales of Wyndgate's SAFETRACE(R) licenses require Wyndgate to complete significant customization upon delivery; if there are further delays in the currently anticipated implementation schedules for Wyndgate's existing SAFETRACE(R) customers; if there are delays in the currently anticipated beta testing schedule, regulatory clearance timing and market acceptance for SAFETRACE Tx(TM) which is currently in beta testing, the Company's revenues, gross margins, and liquidity may be materially and adversely affected.


     Cost of Revenue. Cost of revenue as a percentage of total revenues was 64% and 41% for Fiscal 1997 and Fiscal 1996, respectively, and 52% and 57% for the nine months ended September 30, 1998 and 1997, respectively.

     Cost of software sales and consulting as a percentage of the related revenue was 62% and 26% for Fiscal 1997 and Fiscal 1996, respectively. This increase was primarily a result of decreased sales of Wyndgate's SAFETRACE(R) software product licenses which are typically priced at higher profit margins than revenues from consulting and implementation related services. Additionally, relative increases in personnel and related benefit and travel expenses incurred during Fiscal 1997 for the high number of SAFETRACE(R) implementations, customer training and customer support services also contributed to the increase in the cost of software sales and consulting. Cost of software sales and consulting as a percentage of the related revenue was 49% and 55% for the nine months ended September 30, 1998 and 1997, respectively.

     Cost of hardware and software, obtained from vendors as a percentage of the related revenue was 75% and 102% for Fiscal 1997 and Fiscal 1996, respectively, and 78% and 71% for the nine months ended September 30, 1998 and 1997, respectively. Typically, revenues from the re-sale of hardware and software, obtained from vendors are priced at lower profit margins than revenues from software sales and consulting.


     Gross Profit. Gross profit as a percentage of total revenue was 36% and 59% for Fiscal 1997 and Fiscal 1996, respectively. This decrease in gross profit was primarily a result of the decreased sales of the higher margin SAFETrace(R) software products discussed above. Additionally, relative increases in revenues derived from the provision of lower margin consulting, implementation and customer support services also contributed to the decrease in gross profit experienced by the Company during Fiscal 1997. Gross profit as a percentage of total revenue was 48% and 43% for the nine months ended September 30, 1998 and 1997, respectively, due to higher levels of software sales.

     General and Administrative. General and administrative expenses increased $280,000, or 12%, to $2.702 million for Fiscal 1997 compared to $2.422 million for Fiscal 1996. The increase in general and administrative expenses was attributable primarily to expenses of approximately $136,000 related to grants of certain stock options and increases in expenses for outside contract services, various insurance related items, leased office space and other general and administrative activities which were related to the increase in the number of Wyndgate employees. General and administrative expenses decreased $1.4 million, or 60%, to $904,000 for the nine months ended September 30, 1998 due to a cost reduction program implemented by management in March 1998. During the remainder of 1998 and 1999, management does not anticipate substantial increases in the Company's general and administrative expenses. If FDA clearance of the SAFETRACE Tx(TM) software product is received, management anticipates increases in administrative expenses in 1999.

     Sales and Marketing. Sales and marketing expenses were $1.458 million and $948,000 for Fiscal 1997 and Fiscal 1996, respectively, an increase of $510,000, or 54%, compared to Fiscal 1996. The increase in sales and marketing expenses was primarily due to expenses of approximately $301,000 related to grants of certain stock options to a business advisory enterprise and to others involved in corporate marketing efforts for the Company. Sales and marketing expenses were $838,000 and $1.1 million for the nine months ended September 30, 1998 and 1997, respectively, a decrease of $262,000, or 24%, compared to September 30, 1997. Management anticipates there will be additional increases in sales and marketing efforts during 1999 since the Company has successfully completed SAFETRACE Tx(TM) beta testing and has submitted to the FDA 510(k) clearance for SAFETRACE Tx(TM).

     Research and Development. Research and development expenses increased $2.2 million, or 144%, from Fiscal 1996 to Fiscal 1997. The increase in research and development expenses was primarily due to an increase in the number of employees and contracted developers assigned to the development of Wyndgate's SAFETRACE Tx(TM) transfusion management information system software product. Additionally, the Company incurred $485,000 in research development expenses in Fiscal 1997 in connection with a January 1998 agreement between the Company and The Institute for Transfusion Medicine ("ITxM") regarding the Company's payment avoidance of certain monetary penalties as a result of anticipated SAFETRACE Tx(TM) development delays. Research and development expenses decreased $107,000, or 6%, from the nine months ended September 30, 1997 to 1998. Management anticipates research and development expenses to continue to be a substantial portion of the Company's operating expenses. Management's plans for Wyndgate's future software products and services require continual research and development expenditures in order to continue to capitalize on Wyndgate's existing technological base and its existing software development talent.

     Provision for Doubtful Accounts. The provision for doubtful accounts increased $81,000, or 426%, from Fiscal 1996 to Fiscal 1997. The provision for doubtful accounts decreased $125,000, or 71%, from the nine months ended September 30, 1997 to the nine months ended September 30, 1998 due to successful collection of most past due accounts. Management believes it prudent to reserve for the potential uncollectability of certain accounts receivable due from Wyndgate's SAFETRACE(R) customers. Management does not anticipate significant increases in the provision for doubtful accounts during the remainder of 1998 as management believes that its accounts receivable collection efforts and SAFETRACE(R) implementation efforts will continue to improve the collectability of accounts receivable and unbilled revenues.

     Depreciation and Amortization. Depreciation and amortization increased $247,000, or 152%, from Fiscal 1996 to Fiscal 1997. The increase in depreciation and amortization expense is due to the increases in purchased fixed assets and due to the increases in fixed assets underlying new capital lease financing obtained during Fiscal 1997. Depreciation and amortization increased $24,000, or 21%, from the nine months ended September 30, 1997 to the nine months ended September 30, 1998.

     Interest Income. Interest income increased $143,000 from Fiscal 1996 to Fiscal 1997. This increase was primarily due to interest income derived from the net proceeds of the February 1997 public offering. Interest income decreased $30,000 from the nine months ended September 30, 1997 to the nine months ended September 30, 1998 due to reductions in cash.

     Interest Expense. Interest expense decreased $123,000 from Fiscal 1996 to Fiscal 1997. This decrease was primarily due to the repayment of approximately $1.9 million in short term debt and notes payable from the net proceeds of the February 1997 public offering, which was partially offset by an increase in interest expense on capital lease obligations. Interest expense increased $26,000 from the nine months ended September 30, 1997 to the nine months ended September 30, 1998 due to increased borrowings.

     Amortization of Deferred Financing Costs. Beginning in 1998, the Company incurred a non-cash financing cost in conjunction with the April 1998 Financing Agreements. Through September 30, 1998, amortization of deferred financing costs was $3.1 million.

     Other. Other expenses decreased $169,000 from Fiscal 1996 to Fiscal 1997. This decrease was primarily due to Fiscal 1996 expenses of $250,000 incurred in connection with the Company's allowance for a $250,000 note receivable, which was partially offset by $79,000 of expenses incurred during the first quarter of 1997 in conjunction with the issuance and registration of warrants to two unrelated investors who provided the Company with approximately $450,000 through the January 1997 issuance of certain 12% notes. The 12% notes plus accrued interest thereon were repaid in full from a portion of the net proceeds from the February 1997 public offering. Other income increased $459,000 from the nine months ended September 30, 1997 to the nine months ended September 30, 1998 primarily due to the revision of certain estimates of potential liabilities related to the sale of Data Med.

     Loss from Continuing Operations. The Company's loss from continuing operations during Fiscal 1997 as compared to Fiscal 1996 increased $4.6 million. The increased loss experienced during Fiscal 1997 was primarily attributable to a substantial decrease in sales and related deliveries SAFETRACE(R), relative increases in revenue derived from the provision of lower margin services, increased research and development expenses incurred for SAFETRACE Tx(TM) development, and increased sales and marketing expenses. During the first quarter of 1998, management began the implementation of a cost reduction program which has assisted in management's efforts to reduce the Company's operating expenses. However, there can be no assurance that management's cost reduction program will be successful in the future. The Company's loss from continuing operations during the nine months ended September 30, 1998 as compared to the nine months ended September 30, 1997 increased $416,000 due to non-cash cost of amortization of deferred financing costs.

Loss Before Other Income (Expense).

         Loss before other income (expense) was $7.4 million and $2.4 million for Fiscal 1997 and 1996, respectively. Loss before other income (expense) was $2.3 million for the nine months ended September 30, 1998 compared to losses of $4.6 million for the nine months ended September 30, 1997. The decrease is primarily due to increases in revenues and reduction of expenses discussed above.


Loss From Discontinued Operations and Gain on Sale of Discontinued Operations.


     The Company's loss from discontinued operations during Fiscal 1997 as compared to Fiscal 1996 decreased $801,000. The decreased loss from discontinued operations experienced during Fiscal 1997 was primarily attributable to a interim management agreement which was entered into between the Company and National Medical Review Offices, Inc., ("NMRO"). This interim management agreement transferred direction and control of the business and operations of DataMed to NMRO effective July 1, 1997 and was terminated upon the December 15, 1997 sale of DataMed. In connection with the sale of DataMed, the Company reported an approximate $1 million gain as a result of this transaction. There was no loss from discontinued operations for the nine months ended September 30, 1998.


Liquidity and Capital Resources.


     The Company had cash and cash equivalents of $2.37 million at December 31, 1997, none of which is restricted. During Fiscal 1997, management became aware of delays in future software license fee revenues previously expected from certain large internationally based blood centers and hospital organizations, and became aware of certain SAFETRACE(R) implementation delays. Currently, based on Wyndgate's implementation schedules for SAFETRACE(R) customers, the implementation cycle takes approximately 12 months from date of delivery of SAFETRACE(R) to customers. During fourth quarter of 1997, management became aware of SAFETRACE Tx(TM) development delays. Through December 31, 1997, these delays caused a greater use of liquidity and capital resources than originally anticipated. Based on this information and in light of the Company's current cash and projected cash flow, management believes the Company has the financial resources to maintain its planned level of operations until April 1999, although the Company anticipates that it will continue to incur operating losses, negative cash flows and capital expenditures during that period.


     To the extent that the net proceeds generated by the April 1998 Financing Agreements are insufficient to fund the Company's liquidity and capital requirements in the short or long term, the Company may need to raise additional capital through debt financings or through public or private equity financings. The Company has no commitment for any such financings, and there can be no assurance that any additional financing will be available when needed, on reasonable terms, or at all. Management anticipates that the net proceeds from the April 1998 Financing Agreements will be used to fund the Company's anticipated research and development costs, sales and marketing efforts, negative cash flows during the remainder of 1998 and for general working capital purposes.


     The Company has historically financed its negative cash flows through various forms of short-term debt financings, a number of equity private placements and through the February 1997 public offering.


     The Company had net working capital deficits of $2.6 million, $4 million and $4.7 million at December 31, 1997, December 31, 1996 and September 30, 1998, respectively. Excluding the net liabilities of the discontinued operations, the Company had net working capital deficits of $1.95 million, $2.9 million and $4.7 million at December 31, 1997, December 31, 1996 and September 30, 1998, respectively. The decrease in the Company's net working capital deficit during Fiscal 1997 was primarily due to the completion of the February 1997 public offering which generated approximately $8.2 million in net proceeds, consummation of the sale of DataMed which yielded gross proceeds of $1.2 million and which yielded net proceeds of approximately $775,000 through April 15, 1998, offset by the Company's negative cash flows and net losses incurred during the period. The increase in 1998 is due to the non-cash financing costs associated with the April 1998 Financing Agreements. The net proceeds from the February 1997 public offering were expended to repay short term debt, notes payable, accounts payable and other accrued expenses, to fund Wyndgate's research and development and sales and marketing efforts and for general working capital purposes. See Use of Proceeds, below.

     The Company used $5.3 million in net cash for operating activities during Fiscal 1997, compared to $2.7 million of net cash used for operating activities during Fiscal 1996. These amounts include $1.3 million of net cash used by discontinued operations during Fiscal 1997 and $1 million of net cash used by discontinued operations during Fiscal 1996. The cash used in continuing operations of $4 million during Fiscal 1997 consisted primarily of the net loss from continuing operations of $7.4 million; the non-cash gain on the sale of DataMed of $1 million; net changes in other assets and various current liabilities; offset by depreciation and amortization and other non-cash expenses related to the issuance of common stock, options and warrants; net decreases in accounts receivable and unbilled revenue and a $1.4 million increase in deferred revenue. The Company used $1,853,000 in net cash for operating activities during the nine months ended September 30, 1998. Management expects that the Company will continue to experience negative cash flows from operating activities until 1999 when, it is anticipated, Wyndgate's SAFETRACE(R) software will become operational at an increasing number of current and future SAFETRACE(R) customer locations and Wyndgate's SAFETRACE Tx(TM) software product will be established in its markets. As a result, the Company may be required to obtain additional capital.


     Net cash provided by investing activities was $161,000 during Fiscal 1997. Net cash used by investing activities was $242,000 during Fiscal 1996. Net cash provided by investing activities during Fiscal 1997 consisted of $1 million in net proceeds through December 31, 1997 related to the sale of DataMed, off-set by capital expenditures of $781,000 for continued operations and $58,000 of capital expenditures for discontinued operations. Net cash used by investing activities was $56,000 during the nine months ended September 30, 1998 due to purchases of equipment and fixtures.

     Net cash provided by financing activities was $7 million and $2.96 million during Fiscal 1997 and Fiscal 1996, respectively. These amounts include capital lease principal payments for discontinued operations of $107,000 and $223,000 during Fiscal 1997 and Fiscal 1996, respectively. During Fiscal 1997, the Company completed its February 1997 public offering and received approximately $8.2 million in net proceeds and also received other proceeds from certain exercises of stock options. The Company used a portion of these net proceeds to repay approximately $1.9 million in short term debt and notes payable, and also to pay certain offering and distribution costs related to the February 1997 public offering. In addition, the Company paid $207,000 in principal payments on capital lease obligations for continuing operations during Fiscal 1997. Net cash provided by financing activities was $1.3 million during the nine months ended September 30, 1998 due to cash used from the Heng Fung financing.

     Based on recent experience, the implementation cycle typically takes approximately 12 months. The implementation cycles are dependent on various items including the clients' size and the complexity of the clients' standard operating procedures. Nineteen of the current twenty-five SAFETRACE(R) clients are implemented and operational using SAFETRACE(R). Management recognizes the significant impact accounts receivable, accounts receivable turnover trends and unbilled revenues have on the Company's liquidity and working capital and is continuing to attempt to reduce the implementation cycles for Wyndgate's SAFETRACE(R) software.

     The Company incurred a net loss of approximately $7.3 million during Fiscal 1997 and $5.0 million during the nine months ended September 30, 1998. The Company expects to continue to incur net losses until 1999, and possibly thereafter, until its software products are better established in their respective markets. There can be no assurance that the Company can generate sufficient revenues, earnings and cash collections from software sales to satisfy its working capital requirements. The Company's working capital requirements will depend on numerous factors, including the development of new software products, as well as new applications for its present core products, which include both SAFETRACE(R) and SAFETRACE Tx(TM). Additionally, the Company's working capital requirements may depend upon its success in timely obtaining FDA 510(k) clearance for its SAFETRACE Tx(TM) software product. The

Company will seek financing to meet its working capital requirements through private placements of its Common or Preferred Stock or through other sources historically available to it. There can be no assurance, however, that additional funds will be available from sources historically available to the Company or from other sources on favorable terms, if at all. If the Company is unable to obtain adequate financing when and if such financing is required, management will be required to substantially reduce the Company's software development programs and other operating expenses. If the Company is successful in raising additional funds through the sale of additional equity securities, such a change in capitalization could also further increase the number of shares of Common Stock outstanding, thus diluting ownership of the then current shareholders in the Company.


Effect of Inflation and Foreign Currency Exchange Fluctuations

     The Company has not experienced material unfavorable effects on its results of operations, cash flows or financial position due to foreign currency exchange fluctuations or due to domestic inflation. As the Company plans to market Wyndgate's products and services internationally, the effect of inflation and foreign currency exchange fluctuations could have a material adverse affect on the Company's future liquidity, cash flows, financial position and results of operations.

Use of Proceeds

     In February 1997, the Company completed an initial public offering of securities, from which it received net proceeds of approximately $8.2 million from the sale of 1,456,988 Units (the "February 1997 Public Offering"). Each Unit consisted of two shares of Common Stock and one Class A Common Stock Purchase Warrant. On March 13, 1997, the Common Stock and the Warrants began trading separately.


     The Company has used all of the net proceeds from the February 1997 public offering as follows: approximately $3.0 million for research and development costs, including approximately $481,000 in capital expenditures, incurred primarily for the development of Wyndgate's SAFETRACE Tx(TM) software, which is currently pending FDA clearance and is not available for sale in the United States; $1.0 million for sales and marketing expenses incurred for sales and marketing for Wyndgate's software products and services; approximately $300,000 of other capital expenditures for general operating purposes related to the increased number of employees assigned to customer support, customer implementations, customer training and general operating purposes for Wyndgate; approximately $ 1.874 million for the principal repayment of certain short-term debt, approximately $181,000 of which was paid, under the same terms and conditions as nonaffiliates, to certain significant owners, directors, officers and other related parties of the Company, who held 10% notes; approximately $606,000 for general working capital requirements for the Company's continuing operations; and approximately $1.42 million for the Company's DataMed International division, which is reflected as discontinued operations in the consolidated audited financial statements herein.

                              Year 2000 Compliance


     The "Year 2000" problem which is common to most corporations concerns the inability of information systems, primarily computer software programs, to properly recognize and process date sensitive information as the year 2000 approaches. Management has completed a Year 2000 compliance review of SafeTrace Tx, other Wyndgate developed software, and the Company's internal systems. As a result, management has developed a plan to address the Company's Year 2000 compliance issues and is in the process of modifying and identifying actions to address affected systems in time to minimize any detrimental effects on sales of Wyndgate's software products and on the Company's operations. Management anticipates that the costs to insure its software products developed for sale and that the Company's internal systems are Year 2000 compliant will not be material to the Company's results of operations, liquidity, or financial position. Based upon information currently available, management does not anticipate that the Company will incur substantial costs to update its internal use computer software programs and applications to be Year 2000 compliant.

     The Company's failure to resolve Year 2000 issues on or before December 31, 1999 could result in system failures or miscalculations causing disruption in operations, including, among other things, a temporary inability to process transactions, send invoices, send and/or receive e-mail, or engage in similar normal business activities. Additionally, failure of third parties upon whom the Company's business relies to timely remediate their Year 2000 issues could result in disruption in the Company's supplies, materials late, missed or unapplied payments, temporary disruptions in order processing and other general problems related to the Company's daily operations. While the Company believes its Year 2000 plans will adequately address the Company's internal Year 2000 issues, until the Company receives information from a significant number of the Company's suppliers and customers, the overall risks associated with the Year 2000 issue remain difficult to accurately describe and quantify, and there can be no guarantee that the Year 2000 issue will not have a material adverse effect on the Company and its operations.

     The Company has implemented a Year 2000 Contingency Plan and has advised its customers to do the same. It is the Company's goal to have the major Year 2000 Issues resolved before the end of 1999. As part of the Company's Year 2000 Project, the Company may retain the services of an outside consultant to verify and validate the Company's Year 2000 compliance.


                                   THE COMPANY

     The Company, through its one operating division Wyndgate Technologies ("Wyndgate"), designs, develops, markets and supports information management software products for blood banks, hospitals, centralized transfusion centers and other healthcare related facilities. Pursuant to an agreement with eight California blood centers, Wyndgate developed a blood tracking system ("SAFETRACE(R)") to assist community blood centers, plasma centers, hospitals and outpatient clinics in the U.S. in complying with the quality and safety standards of the FDA for the collection and management of blood and blood products. Wyndgate, through its SAFETRACE(R) software, incorporates and integrates products and services for the management of the blood supply and blood products from donor recruitment to shipment from blood centers to hospitals, clinics, medical research institutions and other healthcare related facilities.

     Wyndgate provides training and consulting services for installation, implementation, special programming, system design, and maintenance for licensees of SAFETRACE(R). The majority of SAFETRACE(R) licensees use all or a portion of these services. Management believes that SAFETRACE(R) maintenance and upgrades will provide the Company an on-going revenue stream and valuable information concerning the blood bank industry. Special programming services can result in customer funded development, as was done with SAFETRACE(R).


     Effective December 15, 1997, the Company sold its DataMed International ("DataMed") division for gross proceeds of $1.2 million and the assumption of certain liabilities and capital leases (the "DataMed Sale"). Net proceeds from the DataMed Sale were approximately $775,000. DataMed manages and markets a variety of services that are designed to assist companies with administering substance abuse testing programs.


     Founded in 1984, Wyndgate initially developed a Student Information System ("SIS"), an integrated software package for colleges and universities to track student information. Pursuant to an agreement with eight California blood centers (the "Royalty Group"), Wyndgate began development of a blood tracking system to assist community blood centers and hospitals in the U.S. in complying with the quality and safety standards of the FDA for the collection and management of blood and blood products. After several years of development and approximately $1.1 million paid by the Royalty Group, Wyndgate completed development and commenced marketing of SAFETRACE(R), which it believes to be the most comprehensive and flexible system of its type available today. In accordance with FDA regulations, the Company submitted a 510(k) application to the FDA in October 1995 for review of SAFETRACE(R). In April 1997, the Company's Wyndgate division received notification from the FDA of their finding of "substantial equivalence" of SAFETRACE(R). This determination permits the Company to continue to market SAFETRACE(R).


     The Company continues to concentrate its development efforts on its enhancements to SAFETRACE(R) and on SAFETRACE Tx(TM) Wyndgate's transfusion management information system software product. On July 22, 1998, SAFETRACE Tx(TM) was submitted to the FDA for 510(k) premarket notification. Wyndgate's development of SAFETRACE Tx(TM) began in 1996.


Strategy


     The following are key elements of the Company's strategy for its Wyndgate Technologies division; however, there can be no assurance that the Company will be successful in its strategy. Additional financing may be required to enable the Company to accomplish its goals.

     Develop New Blood Bank Management Software Products and Services. The Company believes that it can develop new products and services by using its existing technology base and its existing software development talent. The

Company has successfully completed SAFETRACE Tx(TM) beta testing and has submitted a 510(k) application to the FDA for review of SAFETRACE Tx(TM) and receipt of notification from the FDA of their finding of "substantial equivalence" of SAFETRACE Tx(TM). Upon market availability of SAFETRACE Tx(TM) and in concert with Wyndgate's existing SAFETRACE(R) software, management believes Wyndgate will be able to provide a complete "vein to vein" system. However, there can be no assurance as to the length of time required for the FDA to review a 510(k) submission made by the Company or that the Company would ultimately receive a clearance letter relating to SAFETRACE Tx(TM).

     Obtain Substantial International Market Share. The Company is focused on the world-wide potential for its blood bank and transfusion industry products and services. The Company plans to pursue international growth by marketing its current and future software products and services through its internal sales and marketing organization and through strategic relationships and is currently in negotiations with several potential international clients.


     Develop Strategic Relationships. The Company intends to continue to pursue strategic relationships in order to provide effective and efficient sales and distribution channels for its software products and services. Additionally, the Company may work with other healthcare information providers to develop new software applications and to develop further uses for Wyndgate's technology.

     Maintain Technological Advantage. The Company plans to continue to focus research and development expenditures on new technology and continued enhancements of software development tools and software development methodologies. Management believes that evolving Wyndgate's current technology base and its software development talent are both critical elements to the long-term competitive advantages of Wyndgate's software products and services.

Customers


     The Company, through its Wyndgate division, currently has 25 (including the Royalty Group) customers and intends to continue to target domestic and international blood centers, plasma centers and hospitals.

     During the year ended December 31, 1997, two Wyndgate customers, Belle Bonfils Memorial Blood Center, Denver, Colorado and Haemonetics Corporation, Braintree, Massachusetts each accounted for approximately 10% and 33% of the Company's total revenues from continuing operations. Haemonetics has recently announced that they are exiting the blood bank business. Management believes that this will not impact the Company's ability to contract directly with individual cites. See Risk Factors- Dependence on Major Customers, above. During the year ended December 31, 1996, one Wyndgate customer, Gulf Coast Regional Blood Center, Houston, Texas, accounted for approximately 29% of the Company's total revenues from continuing operations. Accounts receivable from the above customers as of December 31, 1997, December 31, 1996 and September 30, 1998 was approximately $60,000, $205,000 and $12,000, respectively. Unbilled revenues from the above customers was approximately $160,000 as of December 31, 1997 and $0 as of September 30, 1998. In order to attempt to reduce its credit risks, the Company generally requires substantial down payments and progress payments during SAFETRACE(R) implementations. Non-renewal or termination of the contractual arrangements with these key and other Wyndgate customers could have a material adverse effect on the Company. There can be no assurance that the Company will be able to retain these or other customers or, if Wyndgate's 25 existing customers are not retained, that the Company would be able to attract and retain new customers to replace the revenues currently generated by these customers.


Research and Development


     During the years ended December 31, 1997 and 1996, and the nine months ended September 30, 1998, the Company incurred approximately $3.76 million, $1.5 million and $2.23 million, respectively, for research and development of Wyndgate's software products. Management believes leveraging Wyndgate's research and development methodologies, experience and talent are keys to the long-term success and evolution of Wyndgate's software products. Per accounting regulations, the Company began capitalizing research and development expenditures during the second quarter of 1998. Through the nine months ended September 30, 1998, $591,000 of the approximately $2.23 million spent on research and development were capitalized. Research and development expenditures are anticipated to continue during 1998 and 1999.


Employees


     As of November 25, 1998, the Company had 50 full-time employees, consisting of 2 employees in the corporate offices in Denver, Colorado and 48 at Wyndgate's offices in Sacramento, California. The Company has employment agreements with certain personnel. See Management. The Company's employees are not represented by a labor union or subject to collective bargaining agreements. In March 1998, management began the implementation of a cost reduction program which resulted in a substantial decrease to its previous employee base. The Company has never experienced a work stoppage and believes that its employee relations are satisfactory.


Financing Agreements


     On April 14, 1998, the Company entered into two financing agreements (the "April 1998 Financing Agreements"), which, as amended on April 16, 1998 and April 20, 1998, provide for a $1.5 million loan and a $1.65 million line of credit to the Company. The first loan in the amount of $1.5 million from Heng Fung Finance Company Limited ("Heng Fung") (the "Heng Fung Loan") bears interest at 12% per annum, which is payable monthly, and matures on April 15, 1999, and is senior to any other agreements, contracts or joint ventures to which the Company is, or may be, a party. In consideration for the Heng Fung Loan, the Company has granted Heng Fung warrants to purchase 6,000,000 shares of Common Stock (the "Heng Fung Warrants"), exercisable until April 14, 2008 at $.25 per share, on the basis of one Heng Fung Warrant for one share of Common Stock. The Company also agreed to register the Common Stock underlying the Heng Fung

Warrants with the SEC by July 14, 1998; provided, however, that so long as the Company uses its "reasonable best efforts" to file a registration statement and responds to any comments from the SEC in a timely manner, the Company will not be deemed in default under the Heng Fung Loan or Fronteer Line of Credit if the registration statement is not declared effective by July 14, 1998. See Security Ownership of Certain Beneficial Owners and Management below, for a further discussion of the April 1998 Financing Agreements.

     The Heng Fung Loan also granted Heng Fung the right to appoint five members to the Company's Board of Directors, which now consists of a maximum of nine members, who will be entitled to receive warrants consistent with the duties required. Certain members of the Company's Board of Directors and management were required to execute resignation letters, which were delivered to Heng Fung, who is holding such letters in escrow pending any default under the terms of the Heng Fung Loan. Included in the officers, directors and employees who have submitted resignations to Heng Fung are Michael I. Ruxin, William J. Collard, Gerald F. Willman, Gordon E. Segal, Thomas F. Marcinek, Hollis Gailey, the wife of William J. Collard who has since resigned her position with the Company, Lori Willman, the wife of Gerald F. Willman, Timothy Pellegrini and Bradley V. Maberto. Pursuant to the April 1998 Financing Agreements, Heng Fung appointed the following five directors to the Company's Board of Directors: Fai H. Chan, Jeffrey M. Busch, Robert L. Trapp, Kwok Jen Fong and Gary L. Cook. Heng Fung also has the right to veto any future contracts not in the ordinary course of business, and any contract for employment, loans, leases or with a value in excess of $250,000. Since completion of the April 1998 Financing Agreements and the appointment of the additional directors by Heng Fung, new employment contracts approved by the Board have been entered into with Dr. Ruxin and Messrs. Marcinek, Alan K. Geddes and Miklos Csore.

     The Company will be in default under the terms of the Heng Fung Loan if the principal and interest payments are not paid on or before April 15, 1999, or within a seven day grace period, or if any other terms of the Heng Fung Loan are not complied with. If a default occurs, Heng Fung can convert the outstanding amount of the loan, including interest, into approximately 70,000,000 shares of the Company's Common Stock on the basis of one share for each $.05 of debt.

     The Company has borrowed $1,500,000 from Heng Fung under the Heng Fung Loan, evidenced by a series of promissory notes dated May 7, 1998 for $250,000, June 4, 1998 for $400,000, June 30, 1998 for $250,000, August 5, 1998 for
$250,000,  September 4, 1998 for $250,000  and  September  30, 1998 for $100,000
(the "Original Notes").

     On September 28, 1998, the Company approved the Assignment, Assumption and Consent Agreement by and between the Company, Dr. Ruxin, Fronteer Capital and Fronteer Development Finance, Inc. ("Fronteer Development"), whereby the Company consented to the assignment by Fronteer Capital to Fronteer Development of all of the rights, duties and obligations under the Fronteer Line of Credit.

     In October 1998, the Company, Heng Fung and Fronteer Development entered into a Loan and Warrant Purchase and Sale Agreement whereby Heng Fung sold, and Fronteer Development purchased, $1,000,000 of the Heng Fung Loan and warrants to purchase 4,000,000 shares of the Company's Common Stock. Heng Fung has returned the Original Notes and its warrant to purchase 6,000,000 shares of the Company's Common Stock to the Company, and the Company has issued a $500,000 promissory note and a warrant to purchase 2,000,000 shares of the Company's Common Stock to Heng Fung and a $1,000,000 promissory note and a warrant to purchase 4,000,000 shares of the Company's Common Stock to Fronteer Development.

     In November 1998, the Company drew $400,000 on the $1.65 million line of credit from Fronteer Capital, Inc. ("Fronteer Capital") (the "Fronteer Line of Credit"). The Fronteer Line of Credit also bears interest at the rate of 12% per annum, payable monthly, and matures on April 15, 1999. In consideration of extending the Line of Credit, the Company has granted Fronteer Capital warrants to purchase 1,000,000 shares of the Company's Common Stock, exercisable until April 14, 2008 at $.25 per share. Now that the line of credit is drawn upon, Fronteer Development has earned warrants to purchase an additional 5,000,000 shares of Common Stock, exercisable at $.25 per share until April 14, 2008 (all the warrants issued to Fronteer Capital and Fronteer Development are hereinafter referred to as the "Fronteer Warrants"). Fronteer Development also has the right to cancel certain management and employee contracts. Dr. Ruxin has personally guaranteed repayment of $1.5 million of the Fronteer Line of Credit from certain of his personal assets.

     Fronteer Capital and Fronteer Development have the same rights as does Heng Fung with respect to registration of the shares underlying the Fronteer Warrants, rights on default and right to veto contracts.

     The Company agreed to pay a cash finder's fee of 9% of the Fronteer Line of Credit to American Fronteer Financial Corporation ("AFFC"), formerly named RAF Financial Corporation, payable as the Fronteer Line of Credit is drawn. To date, the Company has paid AFFC $72,000 under the agreement. AFFC is a majority-owned subsidiary of Heng Fung. See Plan of Distribution.


     In the event the Heng Fung Loan and the Fronteer Line of Credit warrants, or a portion thereof, are exercised at $.25 per share and/or in the event the Heng Fung Loan and the Fronteer Line of Credit proceeds, including unpaid interest, or a portion thereof, are converted at $.05 per share upon default, ownership of existing shareholders will be proportionally diluted.


     The issuance of these discounted warrants has resulted and will continue to result in a significant noncash charge to the Company's 1998 and 1999 statement of operations, which, based on a preliminary managerial assessment using the Black-Scholes pricing model, could range as high as $12.7 million for the 12,000,000 warrants.


     Management anticipates that the net proceeds from the Heng Fung Loan and from the Fronteer Line of Credit will be sufficient to satisfy the Company's contemplated cash requirements until April 1999, although the Company anticipates that it will continue to incur operating losses, negative cash flows from operations and capital expenditures during that period. Correspondingly, there can be no assurance as to the length of time such proceeds will satisfy such cash requirements. The Company's cash requirements beyond this period will depend upon many factors, including, but not limited to, the Company's net cash flows from operations; the length of time it may take for the Company to develop, acquire, or receive regulatory approval to market its products or services; the market acceptance of these products or services and the response of competitors who may develop competing products or services at lower costs. To the extent that the net proceeds generated by the April 1998 Financing Agreements are insufficient to fund the Company's activities in the short or long term, the Company may need to raise additional capital through debt financing or through public or private equity financing. The Company has no commitment for any such financing, and there can be no assurance that any additional financing will be available when needed, on reasonable terms, or at all. See Risk Factors and Management's Discussion and Analysis or Plan of Operations - Liquidity and Capital Resources.


Blood Bank and Transfusion Industry Overview

     With the spread of AIDS and Hepatitis-B, stringent FDA guidelines have been imposed on domestic blood centers in order to attempt to improve the quality of the U.S. blood supply. Several domestic blood centers have been cited by the FDA for noncompliance and certain blood centers have been closed as a result of non-compliance with FDA requirements. Management believes numerous blood centers throughout the worldwide blood bank industry have internally developed their own software applications and systems to track blood collection, testing, processing, distribution and transfusion activities. These internally developed systems which have been developed for domestic blood center use are also designed to comply with FDA requirements. The Company believes that most blood center developed systems are not fully integrated and do not offer the capabilities required by the FDA in view of the fact that many of the Company's current SAFETRACE(R) customers have or intend to replace their internally developed blood tracking systems with SAFETRACE(R). While laboratory information system providers have developed automated testing and reporting procedures designed for a portion of the blood tracking process, these systems address only the laboratory management function and are not fully integrated with other blood tracking functions required for effective FDA compliant blood tracking systems. The Company believes that blood centers and laboratory information system providers are looking for a way to meet the FDA guidelines while minimizing their risks and costs.


     The FDA required all blood tracking application software vendors to submit a 510(k) application for review by March 31, 1996. The application process for FDA review and compliance with FDA guidelines relates to computer software products regulated as medical devices. The FDA considers software products intended for the following to be medical devices: (i) use in the manufacture of blood and blood components; or (ii) maintenance of data used to evaluate the suitability of donors and the release of blood or blood components for transfusion or further manufacturing. As medical device manufacturers, the Company and its competitors are required to register with the Center for Biologics Evaluation and Research ("CBER"), list their medical devices, and submit a pre-market notification or application for pre-market review. In April 1997, the Company's Wyndgate division received notification from the FDA of its finding of "substantial equivalence" of SAFETRACE(R). This determination provides a 510(k) clearance and permits the Company to continue to market SAFETRACE(R).

Software Products

     SAFETRACE(R) is a set of integrated modules that are used to manage and control multiple aspects of blood and plasma operations, from recruiting of donors and collecting donated blood or plasma, to testing and manufacturing of blood products, distribution and billing. The Company currently markets SAFETRACE(R) to blood banks and plasma centers worldwide. Currently, most of Wyndgate's SAFETRACE(R) licensees have licensed the use of all of the following six SAFETRACE(R) modules. However, a potential licensee can license one or more modules as needed to automate its operations.

SAFETRACE(R) Modules and Function

Donor Recruitment   Used by marketing  departments of blood or plasma centers to
                    systematically   solicit,   recruit  and  schedule   donors.
                    Facilitates recruiting processes by producing call lists on demand or by scheduling calls by batch processing.

Donor Management Provides a system for registering donors and recordings necessary medical and personal donor information. All real-time donor deferral and eligibility information is used to determine current eligibility status of registered donors.

Laboratory
Management          Performs  a  number  of  data   recording   and   evaluation
                    functions.   Permits   the   posting  of  tests   either  by
                    interfacing  directly  with  testing  equipment or manually.
                    Also performs  inventory  label  validation,  which helps to
                    insure  that  all  blood   components   are   suitable   for
                    distribution, have been properly tested, validated and labeled.

Blood Inventory
And Distribution    Maintains   current   inventories  of  all  available  blood
                    products which have been tested and labeled. Records the movement of blood products from blood or plasma centers to customers and between customers. Also maintains records for imported blood related products.

Special Procedures  Registers   patients  and  tracks  blood   requirements  for
                    surgeries. Also provides capabilities to define and manage special requests for autologous, designated and therapeutic donations.

Billing Implements pricing and invoicing practices associated with each blood product for customers. Also provides financial information for management review.

     SAFETRACE(R) relies on its donor identification, laboratory management, labeling and release site-based logic technology to assist blood centers in complying with FDA regulations. SAFETRACE(R) has an 85% table driven structure which permits it to easily adapt to each customer's unique operations. SAFETRACE(R) has been developed using industry standards, common operating systems and database managers which is designed to help insure portability. Since SAFETRACE(R) is database, operating system and hardware independent, management believes blood centers choosing SAFETRACE(R) are permitted flexibility in selecting their computer hardware and software configurations.
SAFETRACE(R) provides the opportunity for blood centers to preserve their application software and training investments as their system and technology requirements evolve. Currently, management estimates that SAFETRACE(R) consists of more than 1.5 million lines of code, 481 data tables, 6,054 data elements, 59 labeling occurrences of component and release logic, 3,000 discrete programs and over 1,000 screens and windows.

Services

     Management believes continuing to provide Wyndgate customers high quality services is critical to retaining its current customer base. Additionally, management believes that providing high quality service to Wyndgate's customers will continue to enhance Wyndgate's reputation for quality and will help to increase Wyndgate's market presence. Wyndgate's services begin with initial customer contact and continue throughout the licensing relationship. Services include installation, implementation, training, consulting and customer support. Historically, Wyndgate's SAFETRACE(R) license agreements typically provide for five years of customer support services. The fees associated with customer support services are either invoiced monthly, quarterly or annually. Installation, implementation and other related service fees, excluding customer support, typically range from 10% to 50% of the SAFETRACE(R) license fees. Under the Company's future license agreements, there will be no requirement that a customer contract for implementation and maintenance services. However, many customers that have licensed SAFETRACE(R) to date have contracted for these and other additional services.


     Installation And Implementation Services. Installation and implementation services assist customers with the selection of hardware and software systems and, if necessary, the initial SAFETRACE(R) installation. Implementation services include assisting customers in analyzing work flow and standard operating procedures, developing tables, screen layouts, reports and implementation specific requirements. It currently takes approximately twelve months from the date of delivery of the software for the customer to implement SAFETRACE(R) and a portion of Wyndgate's resources are used during that time.


     Training Services. Training services are provided to customers either at customer sites or at Wyndgate's offices. Training includes hands-on access to SAFETRACE(R) and usually includes building initial tables and screens. Wyndgate also offers follow-up training services to train customers on new SAFETRACE(R) functions.

     Customer Support Services. Fees for customer services are required to be paid under certain older SAFETRACE(R) license agreements for the term of the license and will be optional on future agreements. Maintenance services include "bug" fixing, enhancements and SAFETRACE(R) upgrades. Wyndgate provides an 800-Help Line number for customer service calls that permits access to Wyndgate's technical resources directly during the working day and on a paged call-back basis at all other times.


     Consulting Services. Consulting services are provided to customers who request special features, assistance with system configurations, data base consulting, systems management, networking or additional capabilities beyond those readily available in SAFETRACE(R). Wyndgate also performs special applications development projects under certain development agreements. The Company has been contracted to provide consulting services by some of its SAFETRACE(R) customers.

Product Development


     SAFETRACE Tx(TM) - Transfusion Management Information System. Wyndgate has completed development of SAFETRACE Tx(TM), a transfusion management information system that is designed to be used by hospitals and centralized transfusion centers to help insure the quality of blood transfused into patient-recipients. SAFETRACE Tx(TM) will provide electronic cross-matching capabilities to help insure blood compatibility with patient-recipients and will track, inventory, bill and document all activities with blood products from the time blood products are received in inventory to the time the blood products are used or returned to blood centers. Management expects SAFETRACE Tx(TM) will complement SAFETRACE(R) as the combined SAFETRACE Tx(TM) and SAFETRACE(R) software system will be able to integrate hospitals with blood centers. SAFETRACE Tx(TM) entered beta testing on April 6, 1998. Beta testing has been successfully completed and a 510(k) submission of SAFETRACE Tx(TM) has been made to the FDA. SAFETRACE Tx(TM) can not be marketed by the Company in the United States until FDA 510(k) clearance is received; however, during the FDA's review of SAFETRACE Tx(TM), management has determined that SAFETRACE Tx(TM) can be marketed internationally. There can be no assurance as to the length of time required for the FDA to review a 510(k) submission made by the Company for SAFETRACE Tx(TM), or that the Company will ultimately receive a clearance letter relating to SAFETRACE Tx(TM).


Development Agreements

     Pursuant to a development agreement between Wyndgate and the Royalty Group, Wyndgate developed SAFETRACE(R) and must make royalty payments to the Royalty Group based on a percentage of Wyndgate's SAFETRACE(R) license sales, measured by cash received from SAFETRACE(R) licensees, net of certain fees and charges. The time period under the royalty schedule is based upon the first date of SAFETRACE(R) license invoicing, which was September 14, 1995. The royalty payment schedule is as follows:

     Date                                       Royalty Percentage
     ----                                       ------------------

     September 1995 to September 1997                   12%
     September 1997 to September 1998                    9%
     September 1998 to September 1999                    6%
     After September 1999                                3%



     Pursuant to a Development Agreement ("Development Agreement") dated July 1996, between the Company and The Institute for Transfusion Medicine("ITxM"), the Company agreed to develop and has completed development of Commercial Centralized Transfusion System Software ("Commercial CTS Software"), which is Wyndgate's SAFETRACE Tx(TM) software product. The Development Agreement required that the Commercial CTS Software be completed by December 16, 1997. If not timely completed, the Company would be subject to monetary penalties. The Development Agreement provided for a royalty payment to ITxM for revenues received from the sale of the Commercial CTS Software, net of certain fees and charges. The royalty period starts with the first commercial transfer for value of the Commercial CTS Software. The royalty that would be paid is as follows:


                                Percentage of                 Percentage of
                                 License Fee                   License Fee
                           if ITxM Initiates Sale      if Company Initiates Sale
                           ----------------------      -------------------------

     1 Year                         10%                            5%
     2 Year                         10%                            5%
     3 Year                          6%                            3%
     4 Year                          6%                            3%
     5 Year                          4%                            2%
     6 Year                          4%                            2%
     7 Year                          4%                            2%
     8 Year                          4%                            2%
     9 Year                          4%                            2%
     Thereafter                      2%                            1%

     The Development Agreement further granted ITxM a non-exclusive, perpetual and fully-paid license to operate SAFETRACE Tx(TM) for internal use, which includes companies which ITxM controls as defined in the Development Agreement and companies which ITxM has the ability to cause the direction of management, whether through ownership of voting securities, by contract or otherwise.

     In January 1998, the Company and ITxM agreed (the "January 1998 Agreement") that the Company would not be required to pay monetary penalties in the approximate amount of $485,000 to ITxM, which were incurred as a result of delays in development of SAFETRACE Tx(TM), in consideration of the Company providing to ITxM additional maintenance services and product upgrades and substitute liquidated damage provisions for delays. The first of such revised dates and liquidated damage provisions was April 3, 1998, by which the Company was to initiate beta testing of SAFETRACE Tx(TM) or pay $500 per day. SAFETRACE Tx(TM) was delivered to ITxM for beta testing on April 6, 1998, which was within the grace period provided for in the January 1998 Agreement. In accordance with the January 1998 Agreement, beta testing of SAFETRACE Tx(TM) was completed by July 17, 1998.

     The Company and ITxM commenced negotiations relating to eliminating the liquidated damage provisions. In addition, the Company is seeking to renegotiate certain provisions of the Development Agreement relating to potential limitations on the Company's ability to distribute the Company's products, including SAFETRACE Tx(TM), within the blood transfusion industry and ITxM's ability to use the SAFETRACE Tx(TM) software product pursuant to the non-exclusive, perpetual license granted to ITxM in the Development Agreement. There can be no assurance that the parties will reach agreement as to any modifications of the Development Agreement.

Customers

     Wyndgate currently has SAFETRACE(R) contracts with the following blood centers, which are in various stages of implementation:


*    Belle Bonfils Memorial Blood Center, Denver, CO(1)
*    Blood Bank of San Bernardino and Riverside Counties, San Bernardino, CA(1)
*    Blood Bank of the Redwoods, Santa Rosa, CA(1)
*    Coffee Memorial Blood Center, Albuquerque, NM
*    Community Blood Bank of Erie County, Erie, PA(1)
*    Community Blood Bank of Lancaster County Medical Society, Lincoln, NE
*    Community Blood Center of Appleton, Appleton, WI
*    Gulf Coast Regional Blood Center, Houston, TX(1)
*    Hoxworth Blood Center, Cincinnati, OH
*    Institute For Transfusion Medicine, Pittsburgh, PA
*    Irwin Memorial Blood Center, San Francisco, CA(2)
*    Lifeblood/Mid-South Regional Blood Center, Memphis, TN
*    Peninsula Blood Bank, Inc., Burlingame, CA(2)
*    Rhode Island Blood Center, Providence, Rhode Island(1)
*    Sacramento Medical Foundation Blood Center, Sacramento, CA(1)
*    Samuel W. Miller Memorial Blood Center, Bethlehem, PA(1)
*    San Diego Blood Bank, San Diego, CA
*    Siouxland Community Blood Bank, Sioux City, IA(1)
*    Stanford Medical School Blood Center, Palo Alto, CA(1)
*    The Blood Center of Central Iowa, Des Moines, IA(1)
*    The Blood Center for Southeast Louisiana, New Orleans, LA(1)
*    Tri-Counties Blood Bank, Santa Barbara, CA(1) (3)
*    The Memorial Blood Centers of Minnesota, Inc., Minneapolis, MN(1)
*    Oklahoma Blood Institute, Oklahoma City, OK(1)(3)
*    Stewart Regional Blood Center, Tyler, TX

*    South Texas Blood & Tissue Center, San Antonio, TX


----------

(1)  Implemented and operational.

(2)  Merged to form Blood Centers of the Pacific, San Francisco, CA.

(3)  Managed and/or owned by Haemonetics Corporation. See below.

     See Services, above, for a description of a typical license agreement.


     Based upon its installation experience, management now estimates that SAFETRACE(R) implementations will take approximately 12 months from the date of delivery of the software to the customer depending on the blood center's size and complexity of the blood center's standard operations procedures.

     On February 13, 1997, Wyndgate entered into a multi-million dollar, 10-year contract with Haemonetics Corporation ("Haemonetics"), a New York Stock Exchange listed company located in Braintree, Massachusetts. Licensing and other fees are payable by Haemonetics over the life of the contract. Under the contract, Wyndgate will provide the use of SAFETRACE(R) to Haemonetics for its entry into the service side of blood banking in multiple locations, including two of the blood centers listed above which were previously contracted by Wyndgate. Haemonetics has traditionally provided blood separation products to blood banks and hospitals domestically and internationally. Since that time, Haemonetics has stated that they are removing themselves from the blood center management business. Management believes that this will have minimal impact on its ability to contract directly with customers that it may have obtained through Haemonetics.

     On March 18, 1998, BCA Inc./hemerica, Inc. the second largest independent blood center group in the U.S., signed a five-year agreement offering SAFETRACE(R) to its 14 members who do not currently use SAFETRACE(R) at special group pricing.

     The potential  customers for Wyndgate's  SAFETRACE(R)  and SAFETRACE Tx(TM)
software products include blood centers, hospitals, out-patient centers, centralized transfusion services, blood bank industry data centers and stand alone transfusion sites. Blood centers are able to use SAFETRACE(R) to assist in the management of their business and comply with FDA regulations to help insure the safety of the blood supply. SAFETRACE(R) allows blood centers to enter FDA guidelines, consistent with their standard operating procedures into tables which then provide system control over the manufacturing and processing of blood and blood products.

     The potential market for Wyndgate's SAFETRACE Tx(TM) software product includes all acute care hospitals, centralized transfusion services, alternate transfusion sites and other entities doing business in the worldwide transfusion industry. Potential SAFETRACE Tx(TM) licensees and potential re-sellers and distributors of SAFETRACE Tx(TM) will most likely require extensive product demonstrations before agreeing to license SAFETRACE Tx(TM). In addition, SAFETRACE Tx(TM) will face competition from established vendors in this market. Wyndgate believes hospitals that receive blood and blood related products from blood centers using SAFETRACE(R) may find it useful to use SAFETRACE Tx(TM) as their transfusion software in order to be readily compatible with blood centers using SAFETRACE(R). There can be no assurance that hospitals will desire to establish this link using Wyndgate's SAFETRACE Tx(TM) software product.

Agreements With Ortho Diagnostic Systems Inc.

     On November 14, 1996, the Company entered into an Exclusivity and Software Development Agreement (the "Exclusivity Agreement") with Ortho Diagnostic Systems Inc. ("ODSI"), a wholly-owned subsidiary of Johnson & Johnson. The Exclusivity Agreement provides that until May 14, 1997 (the "Exclusivity Period"), ODSI had the exclusive right to negotiate with the Company with respect to the Company's activities and developments in information technology and intellectual property relating to donor and transfusion medicine (the "Technology") and that, during the Exclusivity Period, the Company would not, directly or through any intermediary, accept, encourage, solicit, entertain or otherwise discuss any acquisition of any of the Company's Common Stock, business, property or know-how, including the Technology, with any person or entity other than ODSI or an affiliate thereof and would not otherwise encumber the ability of ODSI or an affiliate thereof to enter into any arrangement with the Company concerning the Technology.

     In May 1997, the Company received communication from ODSI that it had not yet completed an internal evaluation of the Company's Technology and would not be prepared at the conclusion of the Exclusivity Period to discuss a transaction between the Company and ODSI. ODSI requested, and the Company agreed, that ODSI be permitted to continue its evaluation of the Company's Technology, on a non-exclusive basis, with the intent of responding to the Company by July 14, 1997 regarding whether or not ODSI would propose some form of transaction with the Company. The Company and ODSI have agreed to further extensions of this non-exclusive agreement through June 30, 1999.

     The Company also agreed to perform certain software development services in consideration of the payment by ODSI of $500,000 on November 14, 1996, and $500,000 received in January 1997. If the Company and ODSI enter into a definitive agreement relating to the Technology, the Company's other assets or Common Stock, then ODSI may elect to decline the software development services and apply the payments to the Company towards any consideration payable to the Company in connection with a definitive agreement. If the parties are unable to come to terms with respect to a definitive agreement, then the Company will provide the software development services selected by ODSI and the parties will negotiate a definitive software development agreement. If ODSI has not elected to decline the Company's services and the Company fails to provide the software development services, unless ODSI has breached its obligations under the definitive agreement and is then in breach, the Company shall have been deemed to have granted ODSI a non-exclusive license (with the right to sub-license) to the Technology with a royalty rate not to exceed 4% of net sales, and the parties agreed they would negotiate a definitive license agreement. On September 17, 1997, the parties agreed to extend the time for ODSI's election with respect to the software development services until June 30, 1998. In connection with the extension to June 30, 1998, the parties agreed that ODSI has until December 31, 1998 to elect to require the Company to provide the software development services as defined in the Exclusivity Agreement.

     Pursuant to the Exclusivity Agreement, the Company granted ODSI a right of first refusal for a period of six months after the expiration of the Exclusivity Period in the event the Company proposed to effect certain transactions with respect to the Technology. In connection with the extension of the Exclusivity Agreement to September 30, 1997, ODSI relinquished its right of first refusal.

Competition


     Currently, Wyndgate is aware of four primary competitors to its SAFETRACE(R) software product, including MAK from France, Information Data Management ("IDM"), Blood Bank Computer Systems and Systec from the United States. The primary competitors of Wyndgate's SAFETRACE Tx(TM) software product include Cerner Corp., MediWare Corp., S.C.C. Corporation Meditech and Sunquest Corp. Some of these competitors are larger and have greater resources than the Company. The Company believes it is able to compete on the basis of the capabilities of the technology currently available in SAFETRACE(R); however, the Company can provide no assurances in this regard.


DataMed International Division

     Founded in 1989, DataMed manages and markets a variety of services that are
designed  to  assist  companies  with  administering   substance  abuse  testing
programs.

     On August 18, 1997, the Company and National Medical Review Offices, Inc. ("NMRO") entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") which provided for the sale of DataMed to NMRO. NMRO advised the Company that it had agreed to sell DataMed to Substance Abuse Technologies, Inc. ("SAT"), a publicly held company. The sale of DataMed was approved by the Company's shareholders on December 2, 1997 and the Asset Purchase Agreement was closed with NMRO and SAT on December 15, 1997.

     NMRO paid the Company $1.2 million at the closing and purchased certain assets and assumed certain liabilities associated with DataMed at June 30, 1997. The assets include accounts receivable, accrued accounts receivable (unbilled revenue), pre-paid expenses, customer list of DataMed, customer contracts, furniture, fixtures and equipment, names, telephone numbers, trade names and copyrighted materials. Included in the obligations assumed by NMRO are accounts payable (excluding intercompany payables), certain accrued expenses not to exceed approximately $127,000, various capital lease obligations, a new lease on approximately 10,500 square feet of office space in which DataMed's operations are located, accrued payroll and vacation pay for DataMed employees and certain sales commissions. In March 1998, the Company, NMRO and SAT agreed to settle DataMed's accrued expenses, certain other provisions of the Asset Purchase Agreement and certain provisions of the Interim Management Agreement entered into between the Company and NMRO effective July 1, 1997 by payment of approximately $200,000 by the Company to SAT.

     Following the closing, SAT employed certain employees of DataMed, including Bart K. Valdez, who was the Chief Financial Officer of the Company and the Director of Operations of DataMed.

                                LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings which management believes to be material, and there are no such proceedings which are known to be contemplated

                                   MANAGEMENT

     The following table sets forth the names and positions of the director, executive officers and key employees of the Company:

                                                                    Officer or
Name                        Age       Position                    Director Since
----                        ---       --------                    --------------

Michael I. Ruxin, M.D.      52      Chairman of the Board              1989
                                    and CEO

Thomas F. Marcinek          44      President and COO                  1998


Alan K. Geddes              48      Vice President Finance,            1998
                                    CFO and Treasurer

William J. Collard (1)      57      Wyndgate President                 1995

Gerald F. Willman, Jr.      41      Director and Wyndgate Vice         1995
                                    President-Product Management


Gordon E. Segal, M.D.       46      Director                           1997


Fai H. Chan                 53      Director                           1998

Jeffrey M. Busch            40      Director                           1998

Robert H. Trapp             43      Director                           1998

Kwok Jen Fong               48      Director                           1998

Gary L. Cook                40      Director                           1998

Bruce Daniels               53      Wyndgate Vice President -          1998
                                    Sales and Marketing

James R. Flynt              43      Wyndgate Vice President -          1998
                                    Operations
--------------

(1) Mr. Collard intends to retire as an officer of the Company effective February 4, 1999. He has been on vacation since November 20, 1998 and his duties are being performed by the Company's president and other employees. The Company and Mr. Collard are currently negotiating the terms of Mr. Collard's retirement, including, but not limited to, the benefits he will receive. Any agreement reached will be subject to the approval of the Company's Board of Directors.


     The directors of the Company are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Officers of the Company are elected annually by the Board of Directors and hold office until their successors are elected and qualified.

     The following sets forth biographical information concerning the Company's directors and executive officers for at least the past five years. All of the following persons who are executive officers of the Company are full time employees of the Company.

     Michael I. Ruxin, M.D., the founder of the Company, has been an officer and director of the Company since its incorporation in 1989 and is currently the Chairman and Chief Executive Officer of the Company. From 1982 to 1994, Dr. Ruxin was a director of GeriMed of America, Inc., a private company administering senior health care centers. From 1985 to 1993, Dr. Ruxin was an officer and director of CBL Medical, Inc. ("CBL"), a public company which managed multiple medical groups, including Medcomp Medical Group which was a group of small clinics owned by Dr. Ruxin. CBL focused on providing second opinions on workers compensation claims. Dr. Ruxin left CBL management in 1988 to found the Company although he remained on the board of CBL due to his continued ownership of clinics until 1993. Five years after Dr. Ruxin left CBL management, in 1993, CBL filed a Petition under Chapter 7 of the Federal Bankruptcy Code to liquidate due to a change in the workers compensation regulations in the State of California. Dr. Ruxin received a B.A. degree from the University of Pittsburgh and an M.D. degree from the University of Southern California. Dr. Ruxin is a licensed physician in California and Colorado. He is a member of the American Association of Medical Review Officers.

     Thomas F. Marcinek was elected as President and Chief Operating Officer in March 1998. From 1994 until joining the Company, he was the President and owner of Prax Information Systems, Wantagh, New York, a practice management software consulting company. From 1990-1994, he was the President of the Data Technologies Group, a division of Henry Schein, Inc., Melville, New York. From 1985-1990, he was the Vice President of MIS for that same company.


     Alan K. Geddes was elected as Vice President - Finance, Chief Financial Officer and Treasurer of the Company in August 1998. He was also a financial consultant to the Company. Mr. Geddes has been Vice President and Chief Financial Officer of EDnet, Inc., a publicly held company based in San Francisco, California, since 1996. From 1986 to 1996, Mr. Geddes was the Chief Financial Officer of Oncogenetics, Inc., Phoenix, Arizona and IMAR Corporation,

San Rafael, California, both emerging companies in medical technology, in addition to founding his own company, California Pacific Leasing, Inc., San Rafael, California. Previously, he served as Corporate Controller at
Fiberplastics, Inc., Corte Madera, California, in corporate management at Bio-Rad Laboratories, Richmond, California, as Plant Controller with Abbott Laboratories, Pasedena, California and as Financial Analyst with Litton Industries, Woodland Hills, California. Mr. Geddes received a B.A. degree from the University of California and an M.B.A. degree in finance from Utah State University.

     William J. Collard was a director and the Secretary/Treasurer of the Company from May 1995 to May 1998 and has been the President of the Wyndgate division since May 1995. From 1984 to May 1995 he was president and a director of The Wyndgate Group, Ltd., and responsible for directing the sales, operations and research and development efforts of The Wyndgate Group, Ltd. From 1976 to 1984, Mr. Collard was the executive director of Sigma Systems, Inc., a company that provides colleges and other institutions with administrative computer applications. Mr. Collard received a B.S. degree in Business Administration (Finance) and an M.S. degree in Business Administration (Quantitative Methods) from California State University.

     Gerald F. Willman, Jr. has been a director of the Company and the Vice President of the Wyndgate division since May 1995 and Chief Financial Officer from April through August 1998. Mr. Willman was director and then a Vice President of The Wyndgate Group, Ltd., from 1984 to 1995 and was responsible for the overall design and development of the products developed by The Wyndgate Group, Ltd., including research of new technologies. Prior to his employment at The Wyndgate Group, Ltd., he was employed as a development team leader at Systems Research, Inc. Mr. Willman received a B.S. degree from Hampden Sydney College and M.B.A. degree from National University.


     Gordon E. Segal, M.D., has been a director of the Company since April 1997. Since December 1995, he has been co-founder and principal of M & S Ventures, a privately held investment venture capital firm specializing in biotechnology and health care companies. From January 1992 to December 1995, Dr. Segal was a private venture capitalist. Dr. Segal received a B.A. degree in 1973 from Southern Methodist University and an M.D. degree in 1978 from the University of Tennessee. Dr. Segal is a licensed physician in New York and is a board certified anesthesiologist.


     Fai H. Chan, has been a Director of the Company since May 1998. He has been a Director of Fronteer Financial Holdings, Inc. ("Fronteer Financial") since December 26, 1997, and Chairman of the Board of Directors and President since February 1998. Mr. Chan is the Chairman and Managing Director of Heng Fung Holdings Company Limited and has been a Director of Heng Fung Holdings Company Limited since September 2, 1992. Mr. Chan was elected Managing Director of Heng Fung Holdings Company Limited on May 1, 1995 and Chairman on June 3, 1995. Heng Fung Holdings Company Limited's primary business activities include real estate investment and development, merchant banking, the manufacturing of building material machinery, pharmaceutical products and retail fashion. Mr. Chan has been the President and a Director of Powersoft Technologies, Inc. (formerly,

Heng Fai China Industries, Inc.), which owns various industrial companies, since June 1994 and Chief Executive Officer thereof since June 1995; a Director of Intra-Asia Equities, Inc., a merchant banking company, since June 1993;
Executive Director of Hua Jian International Finance Co., Ltd. from December 1994 until December 1996; and Chairman of the Board of Directors of American Pacific Bank since March 1988 and Chief Executive Officer thereof between April 1991 and April 1993.

     Jeffrey M. Busch has been a Director of the Company since May 1998. Mr. Busch has been a practicing attorney for at least the last five years. Mr. Busch has also been a Director of Fronteer Financial since February 1998.

     Robert H. Trapp has been a Director of the Company since May 1998. He has been a Director of Fronteer Financial since December 1997, and the Managing Director since February 1998. Mr. Trapp has been a director of Heng Fung Holdings Company Limited since May 1995; a Director of Inter-Asia Equities, Inc., a merchant banking company, since February 1995 and the Secretary thereof since April 1994; Director, Secretary and Treasurer of Powersoft Technologies, Inc., which owns various industrial companies; and the Canadian operational manager of Pacific Concord Holding (Canada) Ltd. of Hong Kong, which operates in the consumer products industry, from July 1991 until November 1997.

     Kwok Jen Fong has been a Director of the Company since May 1998. Mr. Fong has been a Director of Fronteer Financial since February 1998 and a Director of Heng Fung Holdings Company Limited since May 1995. Mr. Fong has been a practicing solicitor in Singapore for at least the last five years.

     Gary L. Cook has been a Director of the Company since November 19, 1998. Since 1996, he has been Secretary, Treasurer and Chief Financial Officer of Fronteer Financial Holdings, Ltd. and oversees all accounting, internal and external reporting, treasury and cash management functions. Mr. Cook also is Treasurer of Fronteer Development Finance, Inc., Vice-President and Chief Financial Officer of American Fronteer Financial Corporation and a Director of Secutron Corporation. From 1994 to 1996, Mr. Cook was self-employed as the principal of All Tune and Lube, LLC where he researched, directed and managed the successful start up and development of a small business. From 1982 to 1994, he was a Senior Manager at KPMG Peat Marwick and was responsible for all auditing services for several clients in various financial and other industries. Mr. Cook also directed the training, management and evaluation of staff developed and implemented accounting, financial reporting and SEC reporting systems for major growth companies. Mr. Cook received a B.A. in Accounting from Bringham Young University in 1982 and is a member of the Colorado Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

     Bruce Daniels has been an officer of the Company since August 1998. Mr. Daniels has extensive knowledge in both hospital and blood center transfusion practices. From 1994 to 1998, Mr. Daniels was President - Pall Biomedical Products Company division, Pall Corporation, East Hills, New York (NYSE: PLL).

In this capacity he directed the sales and marketing for Pall's hospital products in North America. These products included blood processing and transfusion sets for general use and leukocyte removal. From 1975 to 1994, Mr. Daniels was Vice President Sales and Marketing at Kentec Medical, Inc., Irvine, California, a regional specialty distributor, for medical devices, equipment and services. Mr. Daniels has a B.A. degree in economics, with a chemistry minor, from Marietta College, Marietta, Ohio, and has completed a Medical Marketing Program at the University of California, Los Angeles.

     James R. Flynt has been an officer of the Company since August 1998. Mr. Flynt has held significant domestic and international positions for companies in both Healthcare and Information Systems. From August 1997 to March 1998, Mr. Flynt was Director of Laboratory Implementations at ADAC Healthcare Information Systems, Houston, Texas. From May 1996 to August 1997, he was Director of Client Services for Soft Computer Consultants, Palm Harbor Florida. From October 1995 to May 1996, Mr. Flynt was Channels Solutions Manager for IBM Healthcare Solutions, IBM Asia Pacific, Brisbane, Australia, where he performed market feasibility analysis and business development in the Pacific Rim. Between 1984 and 1994, Mr. Flynt worked at Sunquest Information Systems, Inc., Tucson, Arizona, where he held positions of increasing responsibility including LIS Marketing Consultant, Assistant VP - Client Support and Senior Product Director. Mr. Flynt has a B.S. degree in microbiology, with emphasis in organic and biochemistry, from the University of Arizona and is a registered Microbiologist with the American Society of Clinical Pathologists (ASCP).


Committees


     The Company's Audit/Systems Committee acts as the liaison between the Company and its independent public accountants. The Audit/Systems Committee consists of Dr. Ruxin and Messrs. Fong and Trapp. The Audit Committee did not hold any meetings during 1997. The Audit/Systems Committee is responsible for reviewing and approving the scope of the annual audit undertaken by the Company's independent accountants and will meet with the accountants to review the progress and results of their work, as well as any recommendations the accountants may offer. The Audit/Systems Committee will also review the fees of the independent accountants and make recommendations to the Board of Directors as to the appointment of the accountants. In connection with the Company's internal accounting controls, the Audit/Systems Committee will review the internal audit procedures and reporting systems in place at the Company and review their accuracy and adequacy with management and with the Company's independent accountants.

     The Company's Compensation Committee, which will recommend compensation levels to the Board of Directors, consists of Dr. Ruxin and Mr. Busch. The Compensation Committee will review salaries, bonuses, and other forms of compensation for officers and key employees of the Company and its subsidiaries, and will establish salaries, benefits, and other forms of compensation for new employees. Included in the Compensation Committee's responsibility is the issuance of stock bonuses and stock options under the Company's two stock option/bonus plans. In addition, the Compensation Committee will review other matters concerning compensation and personnel as the Board of Directors may request. The Compensation Committee will design the Company's compensation to enable the Company to attract, retain, and reward highly qualified executives, while maintaining a strong and direct link between executive pay, the Company's financial performance, and total stockholder return. The Compensation Committee believes that officers and certain other key employees should have a significant stake in the Company's stock price performance under programs which link executive compensation to stockholder return.

     The Company's Executive Committee which was formed on August 27, 1998 consists of Dr. Ruxin and Messrs. Chan, Busch and Fong. The Executive Committee will discuss general matters and advise the Board with respect to the same.


Scientific Advisory Committee


     The Board of Directors has established a Scientific Advisory Committee to advise and consult with the Board of Directors as may be requested by the Board from time-to-time. Currently, the Scientific Advisory Committee consists of William C. Dickey, M.D., Ronald O. Gilcher, M.D., and Edward P. Scott, M.D. The Scientific Advisory Committee has had several formal meetings as a group. The members of the Scientific Advisory Committee will not receive any cash compensation from the Company for serving in that capacity, but each will be reimbursed for any expenditures incurred on behalf of the Company. In connection with their appointment to the Scientific Advisory Committee, in January 1996, Dr. Dickey, Ms. Cathy Bryan, a former member of the Committee, and Dr. Gilcher were issued options to purchase 2,500, 1,000 and 1,000 shares, respectively, of the Company's Common Stock, exercisable at $3.75 per share and which vest over a five year period and are exercisable until January 2006. In August 1997, the Company issued Dr. Gilcher and Dr. Scott options to purchase 10,000 and 1,500 shares, respectively, of the Company's Common Stock, exercisable at $1.81 per share, which vest over a five year period and are exercisable until August 2007.

     William C. Dickey, M.D., Chairman of the Scientific Advisory Committee, has been the Medical Director, Chief Executive Officer and President of the Belle Bonfils Memorial Blood Center, Denver, Colorado since July 1990. From 1972 to 1974, he was the Director of the Blood Bank for Irwin Army Hospital, located in Texas, and from 1974 to 1991, he was the Director of the Blood Bank for St. Anthony Hospital, Denver, Colorado. He graduated from the University of Denver with a B.S. degree and received his M.D. degree from the University of Colorado School of Medicine. He was certified by the American Board of Pathology for Anatomic and Clinical Pathology in 1972, and is licensed to practice medicine in Colorado and Kansas.


     Ronald O. Gilcher, M.D. has been the President and Chief Executive Officer of the Sylvan N. Goldman Center, Oklahoma Blood Institute, Oklahoma City, Oklahoma, since 1990 and was the director thereof from 1979 to 1990. He served in the U.S. Army Medical Corps at Walter Reed Army Institute of Research,
Washington, D.C. from 1968 - 1971, and from 1971 to the present, has been an assistant or associate professor at the University of Pittsburgh School of Medicine (1971- 1979) and an adjunct professor and clinical associate professor at the University of Oklahoma School of Medicine (1979 to present). Dr. Gilcher graduated from the University of Pittsburgh with a B.S. degree in chemistry, and received his M.D. degree from Jefferson Medical College. He was certified by the American Board of Internal Medicine for Internal Medicine (1969 and 1977) and by the American Board of Internal Medicine for Hematology (1972), and is licensed to practice medicine in the states of Pennsylvania, Oklahoma and California.


     Edward P. Scott, M.D. has been the Medical Director and Chief Executive Officer of Lifeblood/Mid-South Regional Blood Center, Memphis, Tennessee from 1986 to present. Dr. Scott graduated from Mississippi State University in 1970 and received his M.D. degree from the University of Mississippi Medical School in 1973. He is certified by the American Board of Internal Medicine, the American Board of Pathology, Blood Banking (1981) and the American Board of
Internal Medicine, Hematology (1982). He was a member of the American Association of Blood Banks Managerial Think Tank in 1989, and a member of its Standards Committee from 1993-1996. He is the author or co-author of numerous published medical journal articles, book chapters and abstracts.


                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information regarding compensation paid to the Company's CEO and the other executive officers of the Company who received in excess of $100,000 of salary and bonus from the Company during the year ended December 31, 1997:



                                        Annual Compensation         Long Term Compensation
                                        -------------------         ----------------------
                                                                    Restricted
          Name and                                                    Stock     Options             Other
          Position               Year        Salary      Bonuses      Awards     & SARs          Compensation
          --------               ----        ------      -------      ------     ------          ------------
                                              ($$)        ($$)         ($$)       (##)             ($$)
Michael I. Ruxin,                1997       $190,000       -0-          -0-          -0-         $ 17,936 (1)
Chairman and CEO                 1996       $195,000       -0-          -0-          -0-         $ 16,520 (2)
                                 1995       $190,000       -0-          -0-          -0-         $ 16,520 (2)
Joseph F. Dudziak,               1997       $110,000       -0-          -0-     125,000(3)       $ 29,800 (4)
President and COO(11)            1996       $110,000       -0-          -0-      25,000(5)       $  4,800 (6)
                                 1995       $105,000       -0-          -0-     100,000(5)       $  4,800 (6)
William J. Collard,              1997       $100,000       -0-          -0-          -0-         $ 16,400 (7)
Secretary/Treasurer              1996       $100,000       -0-          -0-          -0-         $188,400 (7)
and Director,                    1995       $100,000       -0-          -0-          -0-         $ 30,400 (7)
Wyndgate President

Bart K. Valdez,                  1997       $100,000       -0-          -0-      50,000 (8)      $ 55,000 (8)
CFO and Director of Operations   1996       $ 98,000       -0-          -0-      30,000 (9)        -0-
for DataMed                      1995       $ 49,000       -0-          -0-      20,000 (9)        -0-

Gerald F. Willman, Jr.           1997       $ 95,000       -0-          -0-          -0-         $ 25,000 (10)
CFO and Director, and Vice       1996       $ 95,000       -0-          -0-          -0-         $  8,000 (10)
President of Wyndgate            1995       $ 87,000       -0-          -0-          -0-           -0-

----------

(1) Dr. Ruxin received $5,000 per annum in life insurance premiums and a $1,078 per month car allowance.

                                      -51-

(2) Dr. Ruxin received $5,000 per annum in life insurance premiums and a $960 per month car allowance.

(3) In August 1997, Mr. Dudziak's 125,000 options were modified in the following respects: (a) such options become immediately and fully vested and became exercisable over a ten year period and (b) the exercise price of the options was reduced to $1.81 per share which was the estimated fair value of the Company's shares of Common Stock of the time of grant.

(4) Mr. Dudziak received a $400 per month car allowance and received $25,000 for moving expenses.

(5) In June 1995, Mr. Dudziak received options to purchase 100,000 shares exercisable at $2.45 per share. In September 1996, Mr. Dudziak received options to purchase 25,000 shares exercisable at $2.50 per share. These options vest at the rate of 20% per year. No value has been attributed to these options since the exercise price was the estimated fair value of the Company's shares at the time of grant.

(6)  Mr. Dudziak received a $400 per month car allowance.

(7) Mr. Collard received a $450 per month car allowance in 1995, 1996 and 1997. In 1995, Mr. Collard received $25,000 under his non-compete agreement. In 1996, Mr. Collard received $175,000 under his non-compete agreement and reimbursement for a vacation in the approximate amount of $8,000. In 1997, Mr. Collard received approximately $11,000 for tax expenses related to the May 1995 Wyndgate merger.

(8) Mr. Valdez received a lump sum payment of $55,000 in December 1997 upon the sale of DataMed and immediately and fully vested options to purchase 50,000 shares granted in August 1997 exercisable over a ten year period at $1.81 per share. No value has been attributed to these options since the exercise price was the estimated fair value of the Company's shares at the time of grant.

(9) In 1995, Mr. Valdez received options to purchase 20,000 shares exercisable at $2.45 per share. In September 1996, Mr. Valdez received options to purchase 30,000 shares exercisable at $2.50 per share. These options vested at the rate of 20% per year. These options were effectively forfeited upon the sale of DataMed and were re-granted as described in footnote (8) above. No value has been attributed to these options since the exercise price was the estimated fair value of the Company's shares at the time of grant.

(10) In 1996, Mr. Willman received approximately $8,000 for reimbursement for a vacation. In 1997, Mr. Willman received approximately $25,000 for tax expenses related to the May 1995 Wyndgate merger.

(11) Mr. Dudziak retired from the Company in March 1998.

Employment Agreements


     On August 1, 1998, the Company entered into an employment agreement with Dr. Ruxin for a period of three years commencing August 1, 1998. The initial term of this agreement can be extended at the close of the second year for an additional two years beyond the initial term (creating a term of five years from August 1, 1998). Under the agreement, Dr. Ruxin receives a salary of $190,000 per year and certain other fringe benefits. Dr. Ruxin's employment agreement includes a cost-of-living increase, plus any other increase which may be determined from time to time at the discretion of the Company's Board of Directors. Dr. Ruxin's employment under the employment agreement may be terminated by Dr. Ruxin upon the sale by the Company of substantially all of its assets, a decision by the Company to terminate its business and liquidate its assets, the merger or consolidation of the Company with another entity or an agreement to such a merger or consolidation or any other type of reorganization, or if the Company makes a general assignment for the benefit of creditors, files for voluntary bankruptcy or if a petition for the involuntary bankruptcy of the Company is filed in which an order for relief is entered and remains in effect for a period of thirty days or more, or if the Company seeks, consents to, or acquiesces in the appointment of a trustee, receiver or liquidator of the Company or any material part of its assets. Dr. Ruxin's employment under the employment agreement also may be terminated by reason of Dr. Ruxin's death or disability or for cause as set forth in the employment agreement. If the agreement is terminated by the Company for any reason other than cause or permanent disability, the Company must pay Dr. Ruxin compensation, benefits and incentives at the rate in effect at termination for twenty-four months following the date of termination.

     On August 1, 1998, the Company also entered into an employment agreement with Alan K. Geddes for a period of three years commencing August 1, 1998. The initial term of this agreement can be extended at the close of the second year for an additional two years beyond the initial term (creating a term of five years from August 1, 1998). Under the agreement, Mr. Geddes receives a salary of $125,000 per year and certain other fringe benefits. Mr. Geddes employment agreement includes an annual cost-of-living increase, plus any other increase which may be determined from time to time at the discretion of the Company's Board of Directors. The agreement also contains a non-solicitation provision which prohibits Mr. Geddes from soliciting employees and/or customers of the Company to enter the employ or to do business with any business entity in competition with the Company during Mr. Geddes' employment and for a period of twelve months after the cessation thereof. The agreement also provides that annually, while the employment agreement is in effect, solely at the sole option of the Company, Mr. Geddes may receive incentive compensation of up to 50% of his then current annual base salary. The incentive compensation will be based on objectives established by the Company and Mr. Geddes on December 31 of each year.

     Pursuant to the agreement, Mr. Geddes also will receive incentive stock options under the Company's Stock Option Plan, as amended, to purchase an aggregate of 250,000 shares of the Company's Common Stock between the bid and the ask on August 1, 1998. The options vest at the rate of 20% per year over a period of five years. If the Company (i) sells substantially all its assets, or
(ii) mergers or consolidates with another entity or otherwise reorganizes whereby the total value of the Company's Common Stock exceeds $100,000,000 as a result of such transaction or (iii) terminates Mr. Geddes for any reason other than for cause prior to the expiration of the agreement, then the entire 250,000 in options shall become 100% vested and immediately exercisable.

     Mr. Geddes' employment under the employment agreement may be terminated by Mr. Geddes under the same circumstance as set forth in Dr. Ruxin's employment agreement. If Mr. Geddes' employment agreement is terminated by the Company for any reason other than cause or permanent disability, the Company must pay Mr. Geddes compensation, benefits and incentives at the rate in effect at termination for twelve months following the date of termination. The Company also paid Mr. Geddes' temporary living expenses associated with his relocation to Sacramento, California.

     On August 1, 1998, the Company also entered into an employment agreement with Thomas F. Marcinek for a period of three years commencing August 1, 1998. The initial term of this agreement can be extended at the close of the second year for an additional two years beyond the initial term (creating a term of five years from August 1, 1998). Under the agreement, Mr. Marcinek receives a salary of $125,000 per year and certain other fringe benefits. Mr. Marcinek employment agreement includes an annual cost-of-living increase, plus any other increase which may be determined from time to time at the discretion of the Company's Board of Directors. The agreement also contains non-solicitation and annual incentive compensation provisions which are similar to those set forth in Mr. Geddes' employment agreement.

     Pursuant to the agreement, Mr. Marcinek also will receive incentive stock options under the Company's Stock Option Plan, as amended, to purchase an aggregate of 350,000 shares of the Company's Common Stock. The options vest at the rate of 20% per year over a period of five years. If the Company (i) sells substantially all its assets, or (ii) mergers or consolidates with another entity or otherwise reorganizes whereby the total value of the Company's Common Stock exceeds $100,000,000 as a result of such transaction or (iii) terminates Mr. Marcinek for any reason other than for cause prior to the expiration of the agreement, then the entire 350,000 in options shall become 100% vested and immediately exercisable.

     Mr. Marcinek's employment under the employment agreement may be terminated by Mr. Marcinek under the same circumstance as set forth in Dr. Ruxin and Mr. Geddes' employment agreements. If Mr. Marcinek's employment agreement is terminated by the Company for any reason other than cause or permanent disability, the Company must pay Mr. Marcinek compensation, benefits and incentives at the rate in effect at termination for twelve months following the date of termination.

     As a condition to the April 14, 1998 financing  discussed under The Company
- Financing  Agreements,  above,  and Security  Ownership of Certain  Beneficial
Owners and Management, below, each of the Company's Officers and certain employees provided the lenders with undated releases of their respective employment agreements and tendered resignations, which are being held in escrow. Until the releases are accepted or rescinded by the lenders, the following employment agreements between the Company and its Officers are still in effect.

     On May 24, 1995, the Company entered into a five year employment agreement with William J. Collard. The agreement provides for an annual salary of $100,000 and can be extended at the close of the second year for an additional two years beyond the initial term (creating a term of seven years from May 24, 1995). Mr. Collard's employment under the employment agreement may be terminated by Mr. Collard upon the sale by the Company of substantially all of its assets, the sale, exchange or other disposition of at least 40% of the outstanding voting shares of the Company, a decision by the Company to terminate its business and liquidate its assets, the merger or consolidation of the Company with another entity or an agreement to such a merger or consolidation or any other type of reorganization, or if the Company makes a general assignment for the benefit of creditors, files for voluntary bankruptcy or if a petition for the involuntary bankruptcy of the Company is filed in which an order for relief is entered and remains in effect for a period of thirty days or more, or if the Company seeks, consents to, or acquiesces in the appointment of a trustee, receiver or liquidator of the Company or any material part of its assets. Mr. Collard's employment under the employment agreement also may be terminated by reason of Mr. Collard's death or disability or for cause as set forth in the employment agreement. Mr. Collard's employment agreement includes a cost-of-living increase at the rate of 2 1/2% per annum, plus any other increase which may be determined from time to time at the discretion of the Company's Board of Directors. Mr. Collard's agreement also contains a covenant not to compete, with payments of $100,000 for the covenant to have been made on January 1, 1996 and May 24, 1996, respectively. Aggregate payments of $200,000 were made as follows: $25,000 in December, 1995; $75,000 in January, 1996; and $100,000 in May, 1996. The
covenant not to compete will terminate the later of five years from the date of the agreement or the term of the agreement; hence, the Company will not receive any benefit from the covenant not to compete unless the agreement is terminated prior to May 24, 2000. If Mr. Collard's agreement is terminated by the Company for any reason other than cause or permanent disability, the Company must pay him a lump sum severance payment of $2.5 million. Mr. Collard also receives a car allowance of $450 per month. Mr. Collard received approximately $8,000 for vacation related expenses during 1996. During 1997, Mr. Collard received approximately $11,000 for tax expenses related to the May 1995 Wyndgate merger.


     The Company also has an employment agreement with Gerald F. Willman, Jr. which contains an extension provision for the term of the agreement and reasons for termination similar to those of Mr. Collard with an annual salary of $95,000, except the initial term is for three years commencing May 24, 1995 and the extension is for an additional two years. Mr. Willman's employment agreement includes a cost-of-living increase at the rate of 2 1/2% per annum, plus any other increase which may be determined from time to time in the discretion of the Company's Board of Directors. The employment agreement requires that if he is terminated by the Company for any reason other than cause or permanent disability, the Company must pay Mr. Willman a lump sum severance payment of $1.0 million. Mr. Willman received approximately $8,000 for vacation related expenses in 1996. During 1997, Mr. Willman received approximately $25,000 for tax expenses related to the May 1995 Wyndgate merger.


     The Company also has an employment agreement with Bradley V. Maberto which contains an extension provision for the term of the agreement and reasons for termination similar to those of Mr. Willman. The agreement provides for an annual salary of $55,000. The initial term for the agreement is three years commencing on May 24, 1995 and the extension is for an additional two years. Mr. Maberto's employment agreement includes a cost-of-living increase at the rate of 2 1/2% per annum, plus any other increase which may be determined from time to time in the discretion of the Company's Board of Directors. The agreement requires that if Mr. Maberto is terminated by the Company for any reason other than cause or permanent disability, the Company must pay Mr. Maberto a lump sum severance payment of $1.0 million.

     Although the Company does not currently  have an  employment  contract with
Bruce  Daniels,   the  Company  paid  Mr.  Daniels'  temporary  living  expenses associated with his relocation to Sacramento, California.

Compensation of Directors

     Members of the Company's Board of Directors are not compensated in their capacities as Board Members. The Company reimburses all of its officers, directors and employees for accountable expenses incurred on behalf of the Company and has granted certain of its Board Members stock options under the Company's Amended and Restated Stock Option Plan.

Stock Option Plan

     The Company has adopted its Amended and Restated Stock Option Plan (the "Plan") which provides for the issuance of options to purchase up to 2,200,000 shares of Common Stock to employees, officers, directors and consultants of the Company. The purposes of the Plan are to encourage stock ownership by employees, officers, directors and consultants of the Company so that they may acquire or increase their proprietary interest in the Company, to (i) reward employees, officers, directors and consultants for past services to the Company and (ii) encourage such persons to become employed by or remain in the employ of or otherwise continue their association with the Company and to put forth maximum efforts for the success of the business of the Company.

     The Plan is administered by the Compensation Committee. At its discretion, the Compensation Committee may determine the persons to whom Options may be granted and the terms thereof. As noted above, the Compensation Committee may issue options to the Directors.

     The terms of any Options granted under the Plan are not required to be identical as long as they are not inconsistent with the express provisions of the Plan. In addition, the Compensation Committee may interpret the Plan and may adopt, amend and rescind rules and regulations for the administration of the Plan.

     Options may be granted as incentive stock options ("Incentive Options") intended to qualify for special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), or as non-qualified stock options ("Non-Qualified Options") which are not intended to so qualify. Only employees of the Company are eligible to receive Incentive Options. The period during which Options may be exercised may not exceed ten years. The exercise price for Incentive Options may not be less than 100% of the fair market value of the Common Stock on the date of grant; except that the exercise price for Incentive Options granted to persons owning more than 10% of the total combined voting power of the Common Stock may not be less than 110% of the fair market value of the Common Stock on the date of grant and may not be exercisable for more than five years. The exercise price for Non-Qualified Options may not be less than 85% of the fair market value of the Common Stock on the date of grant. The Plan defines "fair market value" as the last sale price of the Company's Common Stock as reported on a national securities exchange or on the NASDAQ NMS or, if the quotation for the last sale reported is not available for the Company's Common Stock, the average of the closing bid and asked prices of the Company's Common Stock as reported by NASDAQ or on the electronic bulletin board or, if none, the National Quotation Bureau, Inc.'s "Pink Sheets" or, if such quotations are unavailable, the value determined by the Compensation Committee in accordance with its discretion in making a bona fide, good faith determination of fair market value.

     The Plan contains provisions for proportionate adjustment of the number of shares issuable upon the exercise of outstanding Options and the exercise price per share in the event of stock dividends, recapitalizations resulting in stock splits or combinations or exchanges of shares.

     In the event of the proposed dissolution or liquidation of the Company, or any corporate separation or division, including, but not limited to, split-up, split-off or spin-off, merger or consolidation of the Company with another company in which the Company is not the survivor, or any sale or transfer by the Company of all or substantially all its assets or any tender offer or exchange offer for or the acquisition, directly or indirectly, by any person or group for more than 50% of the then outstanding voting securities of the Company, the Compensation Committee may provide that the holder of each Option then exercisable will have the right to exercise such Option (at its then current Option Price) solely for the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such dissolution, liquidation, corporate separation or division, merger or consolidation, sale or transfer of assets or tender offer or exchange offer, by a holder of the number of shares of Common Stock for which such Option might have been exercised immediately prior to such dissolution, liquidation, or corporate separation or division, merger or consolidation, sale or transfer of assets or tender offer or exchange offer; or in the alternative the Compensation Committee may provide that each Option granted under the Plan will terminate as of a date fixed by the Compensation Committee; provided, however, that not less than 30 days written notice of the date so fixed will be given to each recipient, who will have the right, during the period of 30 days preceding such termination, to exercise the Option to the extent then exercisable. To the extent that Section 422(d) of the Code would not permit this provision to apply to any outstanding Incentive Options, such Incentive Options will immediately upon the occurrence of the dissolution or liquidation, etc., be treated for all purposes of the Plan as NonQualified Options and shall be immediately exercisable as such.

     Except as otherwise provided under the Plan, an Option may not be exercised unless the recipient then is an employee, officer or director of or consultant to the Company or a subsidiary of or parent to the Company, and unless the recipient has remained continuously as an employee, officer or director of or consultant to the Company since the date of grant of the Option.

     If the recipient ceases to be an employee, officer or director of, or consultant to, the Company or a subsidiary or parent to the Company (other than by reason of death, disability or retirement), other than for cause, all Options theretofore granted to such recipient but not theretofore exercised will terminate three months after the date the recipient ceased to be an employee, officer or director of, or consultant to, the Company.

     If the recipient ceases to be an employee, officer or director of, or consultant to, the Company or a subsidiary or parent to the Company by reason of termination for cause, all Options theretofore granted to such recipient but not theretofore exercised will terminate thirty days after the date the recipient ceases to be an employee, officer or director of, or consultant to, the Company.

     If a recipient dies while an employee, officer or director of or a consultant to the Company, or if the recipient's employment, officer or director status or consulting relationship, shall terminate by reason of disability or retirement, all Options theretofore granted to such recipient, whether or not otherwise exercisable, unless earlier terminated in accordance with their terms, may be exercised by the recipient or by the recipient's estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by reason of the death or disability of the recipient, at any time within one year after the date of death, disability or retirement of the recipient; provided, however, that in the case of Incentive Options such one-year period will be limited to three months in the case of retirement.

     Options granted under the Plan are not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, or the rules thereunder. Options may be exercised, during the lifetime of the recipient, only by the recipient and thereafter only by his legal representative.

     The Compensation Committee may suspend, terminate, modify or amend the Plan, but without shareholder approval the Board may not materially increase the number of shares as to which Options may be granted, change the eligibility requirements for persons entitled to participate in the Plan or materially increase the benefits to be received by any participant under the Plan. The Board may not adversely affect any Option previously granted without the consent of the participant. Unless sooner terminated, the Plan will expire on May 31, 2000.

Stock Compensation Plan

     The Board of Directors of the Company has approved the 1997 Employee Stock Compensation Plan ("Stock Compensation Plan"), to support and increase the Company's ability to attract, retain and compensate persons of experience and ability and whose services are considered valuable.


     A maximum of 100,000 shares of the Company's common stock were issuable under the terms of the original Stock Compensation Plan. On August 27, 1998, the Board of Directors of the Company approved the amendment of the Stock Compensation Plan to increase the maximum number of shares issuable under the plan from 100,000 to 200,000 shares. The Stock Compensation Plan provides for compensation through the award of Common Stock in payment for services rendered or in recognition of past services of performances rendered to the Company or as a bonus. Shares subject to a stock award are valued at not less than 100% of their fair market value on the date the award is granted, whether or not they are subject to restrictions.


     The Stock Compensation Plan is administered by the Compensation Committee. Stock Compensation Plan participants may be selected by the Compensation Committee from: (i) key employees of the Company; (ii) officers and directors of the Company; (iii) consultants or advisors to the Company; and a (iv) lawyer, law firm, accountant or accounting firm, or other professionals or professional firms engaged by the Company. The Compensation Committee has broad discretion to determine the number of shares which may be granted to participants. The award of Common Stock will be granted on such terms and conditions as the Board determines. The Compensation Committee also may interpret the Stock Compensation Plan and is empowered to make all other determinations deemed necessary or advisable for the administration of the Stock Compensation Plan. The Board may suspend, terminate, modify or amend the Stock Compensation Plan.

     Under the present provisions of the Internal Revenue Code ("Code") and regulations thereunder, the recipient of an award of common stock will recognize ordinary income upon award of the stock, in an amount equal to the fair market value of the shares on the date of the award, and the Company will be entitled to a deduction (as a compensation expense) in the same amount in the year the shares are awarded. The recipient's tax basis for the Common Stock issued under a stock award will generally be equal to the fair market value of the shares on the date of award. Upon disposition of those shares, the recipient will realize a capital gain (or loss) equal to the difference between the tax basis and the amount realized upon disposition. Any subsequent resale of these shares will not result in any further tax consequences to the Company. The Stock Compensation Plan is not qualified under Section 401(a) of the Code.

     Stock awards granted under the Stock Compensation Plan confer no right upon any participant with respect to continuation of employment and do not interfere with the employee's or the Company's right to terminate employment at any time.

Option/SAR Grants Table

     The following table sets forth certain information regarding options to purchase shares of Common Stock issued to Executive Officers of the Company during the fiscal year ended December 31, 1997:


                              Option Grants in 1997
                              ---------------------

                        Number of     % of Total
                        Securities      Options
                        Underlying    Granted to
                         Options       Employees       Exercise       Expiration
            Name         Granted        in 1997          Price           Date
            ----         -------        -------          -----           ----

Joseph F. Dudziak      125,000 (1)       25.5%           $1.81         08/25/07

Bart K. Valdez          50,000 (2)       10.2%           $1.81         08/25/07

----------

(1)  On August 25, 1997,  Mr.  Dudziak's  received  options to purchase  125,000 shares of Common Stock, such options are immediately vested and the exercise price of the options is $1.81 per share.

(2) On August 25, 1997, Mr. Valdez received options to purchase 50,000 shares of Common Stock and such options are immediately vested, the options are exercisable for a period of ten years, without regard to Mr. Valdez's employment status with the Company and the exercise price is $1.81 per share.



          Aggregated Option Exercises in 1997 and FY-End Option Values
          ------------------------------------------------------------
                                                                   Unexercised
                                                   Number of       In-the-Money
                                                  Unexercised       Options at
                      Shares                   Options at FY-end    FY-end ($)
                     Acquired       Value        Exercisable/      Exercisable/
      Name          on Exercise   Realized       Unexercisable     Unexercisable
      ----          -----------   --------       -------------     -------------
Joseph F. Dudziak       -0-          -0-           100,000/0           $0.00

Bart K. Valdez          -0-          -0-           50,000/0            $0.00

     No options were exercised during 1997 by the Company's executive officers.

Limitations on Directors' and Officers' Liability

     The Company's Articles of Incorporation limit the liability of directors to shareholders for monetary damages for breach of a fiduciary duty except in the case of liability: (i) for any breach of their duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful distributions as provided in Section 7-108-403 of the Colorado Business Corporation Act; or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Articles of Incorporation and Bylaws provide for the indemnification of directors and officers of the Company to the maximum extent permitted by law, including Section 7-109-102 of the Colorado Business Corporation Act, against all liability and expense (including attorneys' fees) incurred by reason of the fact that the officer or director served in such capacity for the Company, or in a certain capacity for another entity at the request of the Company. Section 7- 109-102 of the Colorado Business Corporation Act provides generally for indemnification of directors against liability incurred as a result of actions, suits or proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company. The Company has entered into employment agreements with certain of its employees which provide for indemnification in addition to the indemnification provided for above. These agreements, among other things, indemnify and hold harmless the employees against all claims, actions, costs, expenses, damages and liabilities arising out of or in connection with activities of the Company or its employees or other agents within the scope of the employment agreements or as a result of being an officer or director of the Company. Excluded is indemnification for matters resulting from gross negligence or willful misconduct of the employee. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being or may be sought, and the Company is not aware of any other pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT


     The Company is currently controlled by Heng Fung Holdings Company Limited ("Heng Fung Holdings") and its principals, Fai H. Chan, Kwok Jen Fong, Robert H. Trapp and Gary L. Cook. Heng Fung Holdings and its principals have appointed five of eight members of the Board of Directors of the Company, i.e., Messrs. Chan, Fong, Trapp, Cook and Jeffrey M. Busch. In addition, Heng Fung Holdings owns 98.6% of Heng Fung Capital (S) Limited, which, in turn, owns 100% of Heng Fung Finance Company Limited ("Heng Fung Finance"). In connection with an April 14, 1998 $1.5 million loan to the Company, Heng Fung Finance was issued a warrant to purchase 6,000,000 shares of the Company's Common Stock, exercisable at $.25 per share until April 14, 2008. Heng Fung Holdings also owns approximately 31% (beneficially approximately 76%) of the outstanding common stock of Fronteer Financial Holdings Limited ("Fronteer Financial Holdings"). Fronteer Financial Holdings owns 100% of the outstanding common stock of American Fronteer Financial Corporation ("AFFC"), formerly named RAF Financial Corporation, the underwriter of the Company's initial public offering. AFFC owns warrants to purchase 46,100 units at $11.55 per unit, exercisable until January 14, 2002, each unit consisting of two shares of Common Stock and a warrant to purchase one share of Common Stock at $7.51, exercisable until February 11, 2000. Fronteer Financial Holdings also owns 100% of the outstanding common stock of Fronteer Capital, Inc. ("Fronteer Capital") and 100% of the outstanding common stock of Fronteer Development Finance, Inc. ("Fronteer Development"). In connection with an April 14, 1998 $1.65 million line of credit extended to the Company, Fronteer Capital was issued a warrant to purchase 1,000,000 shares of the Company's Common Stock, exercisable at $.25 per share until April 14, 2008, and the right to receive a warrant to purchase an additional 5,000,000 shares of the Company's Common Stock, exercisable at $.25 per share until April 14, 2008, if the line of credit was drawn upon by the Company. In September 1998, pursuant to an Assignment, Assumption, Assumption and Consent Agreement, Fronteer Capital assigned all its rights duties and obligations under the $1.65 million line of credit to Fronteer Development. In October 1998, the Company borrowed $400,000 on the $1.65 million line of credit and issued Fronteer Development a warrant to purchase 5,000,000 shares of the Company's Common Stock, exercisable at $.25 per share until April 14, 2008. Also, in October 1998, pursuant to a Loan and Warrant Purchase and Sale Agreement, Heng Fung Finance sold Fronteer Development $1 million of the April 14, 1998 loan and warrants to purchase 4,000,000 shares of the Company's Common Stock, exercisable at $.25 per share until April 14, 2008. Therefore, through its subsidiaries, Heng Fung Holdings and its principals beneficially own warrants to purchase 12,000,000 shares of the Company's Common Stock, exercisable at $.25 per share until April 14, 2008, and warrants to purchase 46,100 units at $11.55 per unit, exercisable until January 14, 2002, each unit consisting of two shares of Common Stock and a warrant to purchase one share of Common Stock at $7.51, exercisable until February 11, 2000. Should the Company not repay the financing proceeds and accrued interest thereon on or before April 15, 1999, the convertible financing proceeds, including interest thereon, are convertible into approximately 70 million shares of Common Stock at $0.05 per share. For a further description of these April 1998 Financing Agreements see The Company - Financing Agreements, above, and Change in Control, below.

     The following table sets forth, as of the date hereof, the ownership of the Company's Common Stock, based upon 8,881,879 common shares outstanding, by (i) each director and executive officer of the Company, (ii) all executive officers and directors of the Company as a group, and (iii) all persons known by the Company to beneficially own more than 5% of the Company's Common Stock.



                                                                       Amount and Nature
                                                                              of
                                                                          Beneficial              Percent of
Name and Address of Shareholder        Position With Company             Ownership (1)               Class
-------------------------------        ---------------------             -------------               -----


Michael I. Ruxin, M.D.                 Chairman of the Board              1,985,250(2)               19.6%
12600 W. Colfax, Suite A-500            and Chief Executive
Lakewood, CO  80215                           Officer

Thomas F. Marcinek                      President and Chief                130,500(3)                 1.5%
1026 Folsom Ranch, Apt. #303             Operating Officer
Folsom, CA 95630

William J. Collard                      President (Wyndgate                613,006(4)                 6.9%
11060 White Rock Road, Suite 200        Technologies, Inc.)
Rancho Cordova,  CA  95670

Gerald F. Willman, Jr.                   Director and Vice                 952,514(5)                10.6%
11463 Forty-Niner Circle                President - Product
Gold River, CA                          Management (Wyndgate
                                        Technologies, Inc.)
Lori J. Willman                                 None                       952,514(6)                10.6%
11463 Forty-Niner Circle
Gold River, CA

Gordon E. Segal                               Director                     312,250(7)                 3.5%
P.O. Box 3667
Telluride, CO 81435

Fai H. Chan                                   Director             12,388,300(8)(9)(10)(11)          58.2%
30 Wall Street, 11th Floor
New York, NY 10005

Jeffrey M. Busch                              Director                   1,938,300(12)               18.0%
Suite 204 B, Oxford Plaza
University Plaza
Newark, DE 19702


                                         -62-






Robert H. Trapp                               Director               12,138,300(8)(10)(11)           57.7%
1700 Lincoln Street
32nd Floor
Denver, CO 80202

Kwok Jen Fong                                 Director                 12,288,300(8)(13)             58.0%
7 Temasek Boulevard
#43-03 Suntec Tower One
Singapore 038987

Gary L. Cook                                  Director                        -0-                     0.0%
1700 Lincoln Street, 32nd Floor
Denver, Colorado 80202

Alan K. Geddes                        Vice President Finance,             93,833(14)                  1.1%
6 Barrie Way                          Chief Financial Officer
Mill Valley, CA 94941                      and Treasurer

Bruce Daniels                        Vice President - Sales and           10,000(15)                  0.1%
11060 White Rock Road, Suite 200        Marketing (Wyndgate
Rancho Cordova, CA 95670                Technologies, Inc.)

James R. Flynt                            Vice President -                  -0-(16)                   0.0%
11060 White Rock Road, Suite 200        Operations (Wyndgate
Rancho Cordova, CA 95670                Technologies, Inc.)

Kim Geist                             Secretary of Global Med              2,000(17)                  0.02%
13400 Clayton Street                     Technologies, Inc.
Thornton, CO 80241

All Directors and Executive                                               17,437,653                 73.3%
Officers as a group (14 persons)



----------

(1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.


(2) Includes 6,250 shares underlying warrants issued in connection with the purchase of 10% Notes and 1,250,000 shares underlying currently exercisable options.

(3) Includes 120,000 shares underlying currently exercisable options. Does not include 380,000 options which will not become exercisable for more than sixty days of the date hereof.

(4) Includes 15,000 shares underlying warrants issued in connection with the purchase of 10% Notes. Mr. Collard has granted individual options to an employee of Wyndgate Technologies, Inc. to purchase all or any part of 1,633 of his shares of the Company, exercisable until September 21, 2005.

(5) Includes 346,481 shares owned by Lori J. Willman, the spouse of Gerald F. Willman, Jr., and 72,000 shares underlying currently exercisable options. Does not include 26,000 shares underlying options which will not become exercisable for more than sixty days of the date hereof. Gerald F. Willman, Jr. has granted individual options to certain employees of Wyndgate Technologies, Inc. to purchase all or any part of 109,434 of his shares of the Company, exercisable until September 21, 2005.

(6) Includes 536,033 shares and 70,000 shares underlying currently exercisable options owned by Gerald F. Willman, Jr., the spouse of Lori J. Willman. Does not include 26,000 shares underlying options owned by Gerald F. Willman, Jr. which will not become exercisable for more than sixty days of the date hereof.

(7) Includes 6,250 shares underlying warrants issued in connection with 10% Notes and 56,000 shares underlying currently exercisable options. Does not include 24,000 shares underlying options which will not become exercisable for more than sixty days of the date hereof.

(8) Includes 2,000,000 shares which may be acquired upon exercise of warrants to purchase Common Stock, which are currently exercisable, owned by Heng Fung Finance Company Limited, as to which he is a director and 9,000,000 shares which may be acquire upon exercise of warrants to purchase Common Stock, which are currently owned by Fronteer Development Finance, Inc., a majority-owned subsidiary of Heng Fung Finance Company Limited.

(9)  Includes 250,000 shares underlying currently exercisable options.

(10) Includes 1,000,000 shares which may be acquired upon exercise of warrants to purchase Common Stock, which are currently exercisable, owned by Fronteer Capital, Inc., as to which he is a director.

(11) Includes 138,300 shares underlying currently exercisable warrants to purchase 46,100 units, each unit consisting of two shares of common stock and one currently exercisable warrant, owned by American Fronteer Financial Corporation, f.k.a. RAF Financial Corporation, of which he is a director.

(12) Includes: (i) 50,000 shares, 150,000 shares underlying currently exercisable options and 600,000 shares underlying currently exercisable warrants; (ii) 1,000,000 shares which may be acquired upon exercise of warrants to purchase Common Stock, which are currently exercisable, owned by Fronteer Capital, Inc., which is a wholly-owned subsidiary of Fronteer Financial Holdings, Ltd., of which he is a director; and, (iii) 138,300 shares underlying currently exercisable warrants to purchase 46,100 units, each unit consisting of two shares of common stock and one currently exercisable warrant, owned by American Fronteer Financial Corporation, f.k.a. RAF Financial Corporation, which is a wholly-owned subsidiary of Fronteer Financial Holding, Ltd., of which he is a director.

(13) Includes: (i) 150,000 shares underlying currently exercisable options; (ii) 1,000,000 shares which may be acquired upon exercise of warrants to purchase Common Stock, which are currently exercisable, owned by Fronteer Capital, Inc., which is a wholly-owned subsidiary of Fronteer Financial Holdings, Ltd., which is a partially-owned subsidiary of Heng Fung Finance Company Limited, of which he is a director; and, (iii) 138,300 shares underlying currently exercisable warrants to purchase 46,100 units, each unit consisting of two shares of common stock and one currently exercisable warrant, owned by American Fronteer Financial Corporation, f.k.a. RAF Financial Corporation, which is a wholly-owned subsidiary of Fronteer Financial Holding, Ltd., which is a partially-owned subsidiary of Heng Fung Finance Company Limited, of which he is a director.

(14) Includes 83,333 shares underlying currently exercisable options. Does not include 266,667 shares underlying options which will not become exercisable for more than sixty days from the date hereof.

(15) Does not include 250,000 shares underlying options which will not become exercisable for more than sixty days from the date hereof.

(16) Does not include 100,000 shares underlying options which will not become vested for more than 60 days from the date hereof.

(17) Includes 2,000 shares underlying currently exercisable options. Does not include 13,000 shares underlying options which will not become vested for more than 60 days of the date hereof.


Change in Control


     In April 1998, the Company entered into financing agreements (the "April 1998 Financing Agreements") with two related companies, Heng Fung Finance Company Limited and Fronteer Capital, Inc., which were not previously related to the Company. Pursuant to the April 1998 Financing Agreements, among other things, certain members of the Company's Board of Directors and management were required to execute resignation letters, which were delivered to Heng Fung, who is holding such letters in escrow pending any default under the terms of the Heng Fung Loan. Included in the Officers, Directors and employees who have submitted resignations to Heng Fung are Michael I. Ruxin, William J. Collard, Gerald F. Willman, Gordon E. Segal, Thomas F. Marcinek, Hollis Gailey, the wife of William J. Collard who has since resigned her position with the Company, Lori Willman, the wife of Gerald F. Willman, Timothy Pellegrini and Bradley V. Maberto. Pursuant to the April 1998 Financing Agreements, Heng Fung appointed the following five directors to the Company's Board of Directors: Fai H. Chan, Jeffrey M. Busch, Robert L. Trapp, Kwok Jen Fong and Gary L. Cook. Heng Fung has also the right to veto any future contracts not in the ordinary course of business, and any contract for employment, loans, leases or with a value in excess of $250,000. Since completion of the April 1998 Financing Agreements and the appointment of the additional directors by Heng Fung, new employment contracts approved by the Board have been entered into with Dr. Ruxin and Messrs. Marcinek, Alan K. Geddes and Miklos Csore.


     If the lenders were to exercise their warrants, or convert any of the outstanding debt into Common Stock upon default, the lenders would own and control a majority of the then outstanding Common Stock. Since the Company does not have cumulative voting, this concentration of voting control would mean that the lenders would be able to elect all of the Directors of the Company. For a further discussion of the April 1998 Financing Agreements see The Company - Financing Agreements, above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In May 1996, Michael I. Ruxin, William J. Collard, Joseph F. Dudziak, Gordon Segal and Bart K. Valdez, officers and directors of the Company, purchased convertible notes which accrued interest at the rate of 10% per annum ("10% Notes") in the principal amounts of $25,000, $60,000, $50,000, $25,000 and
$11,200, respectively, in the 10% Note offering by the Company. Drs. Segal and Ruxin and Messrs. Collard, Dudziak and Valdez were also issued warrants to purchase 6,250, 6,250, 15,000, 12,500 and 2,800 shares of the Company's Common Stock, respectively, at $3.75 per share in connection with their purchase of the 10% Notes. The purchases of the 10% Notes were on the same terms and conditions as purchases by non-affiliates. In March 1997, Drs. Segal and Ruxin, and Messrs. Collard and Valdez were repaid the principal amounts of their 10% Notes, plus interest thereon. Joseph F. Dudziak converted his 10% Note, plus the accrued interest thereon, into a total of 14,414 shares of Common Stock.

     Dr. Ruxin personally guaranteed the Company's $1 million line of credit which was repaid from proceeds of the Company's February 1997 public offering and various capital lease obligations currently totaling approximately $160,000. Additionally, Dr. Ruxin has personally guaranteed $1.5 million of the Fronteer Line of Credit. See The Company - Financing Agreements.


     In August 1997, the Company entered into a four year employment agreement with Hollis Gailey, the spouse of William J. Collard, an Officer and then Director of the Company to provide international business services for Wyndgate, including researching international requirements for exporting Wyndgate's software, securing international business and acting as a liaison to certain potential international clients. The agreement provided for an annual salary of $86,000 and cost of living increases at the rate of 2% per annum, plus any other increase which may be determined from time to time at the discretion of the Company's Board of Directors. During 1997, the Company also paid Ms. Gailey $30,000 in consideration of her entering into the employment agreement with the Company, and agreed to pay $60,000 in deferred compensation, payable in three equal annual installments in 1998, 1999, and 2000. In January 1998, the Company paid Ms. Gailey $20,000 in connection with the deferred compensation amount. Ms. Gailey resigned from the Company on September 9, 1998.


     The Board of Directors of the Company has adopted resolutions that no business transaction, loan or advance will be made by the Company to any officer, director or holder of more than 5% of the Company's Common Stock, or any affiliate thereof, unless it has been established that a bona fide business purpose exists, that all future transactions between the Company and its officers, directors, or principal shareholders, or any affiliate of any of such person, must be approved or ratified by a majority of the disinterested directors of the Company, and the terms of such transaction must be no less favorable to the Company than could have been realized by the Company in an arms-length transaction with an unaffiliated person. The Company believes that all ongoing transactions with the Company's affiliates are on terms no less favorable than could be obtained from unaffiliated third parties.

     The Board of Directors of the Company has also adopted a resolution that provides that the areas of business in which the Company shall be interested for the purpose of the doctrine of corporate opportunities shall be the business of information management software products and services. Any business opportunity which falls within such areas of interest must be brought to the attention of the Company for acceptance or rejection prior to any officer or director of the Company taking advantage of such opportunity. Any business opportunity outside such areas of interest maybe entered into by any officer or director of the Company without the officer or director first offering the business opportunity to the Company.


     Fronteer Corporate Services, Inc., a wholly-owned subsidiary of Fronteer Financial Holdings, Ltd., has been retained by the Company to provide accounting and tax services. To date the Company has paid less than $10,000 for such services. See Security Ownership of Certain Beneficial Owners and Management, above, for a description of Fronteer Financial Holdings, Ltd's relationship to the Company.

     On June 3, 1998, the Company authorized the issuance of an incentive stock option to purchase 5,000 shares of the Company's Common Stock at $1.0625 per share, exercisable for ten years, to Kim Geist, Secretary of Global Med Technologies, Inc.

     On August 25, 1998, the Company authorized the issuance of non-qualified stock options to purchase an aggregate of 900,000 shares of the Company's Common Stock at $0.75 per shares, exercisable for ten years, to members of the Board of Directors in consideration for serving on the Board and on the Executive
Committee of the Board. Pursuant to Dr. Ruxin's Employment Agreement, the Company authorized the issuance to Dr. Ruxin of a non-qualified stock option to purchase 1,000,000 shares of the Company's Common Stock at $0.75 per share, exercisable for ten years. The Company also authorized the issuance of non-qualified stock options to purchase an aggregate of 887,000 shares of the Company's Common Stock at $0.75 per share, exercisable for ten years, to the following officers of the Company: Alan K. Geddes, Bruce Daniels, James R. Flynt, Timothy Pellegrini, Miklos Csore, Gerald Willman, Kim Geist and Thomas F. Marcinek.

     On August 25, 1998, pursuant to the provisions of the Company's Consultancy Agreement with Jeffrey M. Busch, a Director of the Company, the Company
authorized and authorized the issuance of (i) warrants to purchase 600,000 shares of the Company's Common Stock, at $0.75 per share, exercisable for ten years, and (ii) an aggregate of 150,000 shares of Common Stock: 50,000 shares of which were issued in September 1998 and 50,000 shares to be issued on each of the following two anniversaries of the Agreement (i.e., August 1, 1999 and August 1, 2000).

     On October 14, 1998, the Company authorized the issuance of non-qualified stock options to purchase an aggregate of 130,000 shares of the Company's Common Stock at $0.75 per share, exercisable for ten years, to Timothy Pellegrini and Gerald Willman, both of whom are officers of the Company.


                            DESCRIPTION OF SECURITIES

Common Stock


     The Company is authorized to issue up to 40,000,000 shares of Common Stock, $.01 par value. There are 8,881,879 shares presently outstanding. All shares of Common Stock have equal voting rights and, when validly issued and outstanding, have one vote per share in all matters to be voted upon by shareholders. There are approximately 134 holders of record of the Company's Common Stock. The
shares  of  Common  Stock  have  no  preemptive,  subscription,   conversion  or
redemption rights and may be issued only as fully paid and non-assessable shares. Cumulative voting in the election of directors is not allowed, which means that the holders of a majority of the outstanding shares represented at any meeting at which a quorum is present will be able to elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors. On liquidation of the Company, each common shareholder is entitled to receive a pro rata share of the Company's assets available for distribution to common shareholders.

     Excluding 1,456,988 Class A Warrants described below, the Company has outstanding options and warrants to purchase an aggregate of 5,653,118 shares of Common Stock. The Company has no stock option plan or similar plan which may result in the issuance of stock options, stock purchase warrants or stock bonuses other than the Amended and Restated Stock Option Plan and the Stock Compensation Plan pursuant to which an aggregate of 2,399,802 shares of Common Stock have been reserved for issuance.


Preferred Stock

     The Company is authorized to issue up to a total of 10,000,000 shares of preferred stock, $.01 par value, with the shares to be issued in series by the Board of Directors. The Company's Board of Directors has designated 100,000 shares of preferred stock as Series A Preferred Stock, of which 66,667 were issued and subsequently converted into an equal number of shares of the Company's Common Stock. The remaining shares of preferred stock may be issued in one or more series from time to time with such designations, rights, preferences and limitations as the Company's board of directors may determine without approval of its shareholders. Series A Preferred Stock has the same voting rights of Common Stock, except that the holders of Series A Preferred Stock are entitled to elect as a class one director to the Company's Board of Directors. The holders of the Series A Preferred Stock shall be entitled to dividends when, as and if declared on the same basis as the holders of the Company's Common Stock. The rights, preferences and limitations of separate series of serial preferred stock may differ with respect to such matters as may be determined by the Company's Board of Directors, including without limitation, the rate of dividends, method or nature or prepayment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions, conversion rights and voting rights. The ability of the Board to issue preferred stock could also be used by it as a means for resisting a change of control of the Company and can therefore be considered an "anti-takeover" device.

10% Notes

     The Company issued $751,200 principal amount of convertible 10% Notes (the "10% Notes") accruing interest at the rate of 10% per annum until maturity, which was March 6, 1997. Holders of $423,500 principal amount of 10% Notes have converted the principal amount of their 10% Notes, plus accrued interest thereon, into an aggregate of 121,003 shares of Common Stock, of which 28,000 were converted at December 31, 1996, at the rate of one share per $3.75 of interest and principal. In addition, 187,800 shares of Common Stock are issuable upon exercise of warrants issued in conjunction with the 10% Note offering. The 121,003 shares issued upon conversion of the 10% Notes and the 187,800 shares underlying the warrants have been registered under a Registration Statement on Form SB-2.

Class A Warrants

     Each Class A Common Stock Purchase Warrant (the "Class A Warrants") entitles the holder thereof to purchase one share of Common Stock at an exercise price of $4.55 (130% of the initial public offering price of the Common Stock) per share, subject to adjustment in certain events, at any time prior to February 11, 2000. In addition to customary anti-dilution provisions, the exercise price of the Class A Warrants may be adjusted if the Company issues Common Stock or Common Stock purchase rights at a price less than the then exercise price.

     The Class A Warrants are subject to redemption by the Company at $.55 per Class A Warrant at any time until February 11, 1999, and thereafter at $.75 per Class A Warrant at any time until their expiration, on 30 days' prior written notice to the holders of Class A Warrants, provided that the daily trading price per share of Common Stock has been as least $5.46 (120% of the Class A Warrant exercise price) for a period of at least 20 consecutive trading days ending within 10 days prior to the date upon which the notice of redemption is given. For purposes of determining the daily trading price of the Company's Common

Stock, if the Common Stock is listed on a national securities exchange, is admitted to unlisted trading privileges on a national securities exchange, or is listed for trading on a trading system of the NASD such as the NASDAQ Small Cap Market or the NASDAQ/NMS, then the last reported sale price of the Common Stock on such exchange or system each day shall be used or if the Common Stock is not so listed on such exchange or system or admitted to unlisted trading privileges then the average of the last reported high bid prices reported by the National Quotation Bureau, Inc. each day shall be used to determine such daily trading price. The Class A Warrants will be exercisable until the close of the business day preceding the date fixed for redemption, if any.

     The Class A Warrants are subject to the terms of a Warrant Agreement dated as of February 11, 1997, (the "Warrant Agreement") between the Company and American Securities Transfer & Trust Inc., as Warrant Agent. Reference is made to said Warrant Agreement (which has been filed as an Exhibit to the Company's Registration Statement No. 333-11723) for a complete description of the terms and conditions thereof. The description herein is qualified in its entirety by reference to the Warrant Agreement.

     The exercise prices and number of shares of Common Stock or other securities issuable on exercise of the Class A Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, stock split, recapitalization, reorganization, merger or consolidation of the Company. Fractional shares will not be issued and such shares will have no value.

     The Class A Warrants may be exercised upon surrender of the Class A Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Class A Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by cashier's or certified check payable to the Company) to the Warrant Agent for the number of warrants being exercised. The Class A Warrant holders do not have the rights or privileges of holders of Common Stock.

Dividend Policy

     Dividends are payable on Common Stock when, as, and if declared by the Board of Directors out of funds legally available to pay dividends, subject to any preferences which may be given to holders of preferred stock. The Company has paid no cash dividends to date and it does not anticipate payment of cash dividends in the foreseeable future.

Stock Transfer Agent

     The Company has designated American Securities Transfer & Trust, Inc. as its transfer agent for the Common Stock and as its Warrant Agent.

                            SELLING SECURITY HOLDERS


     This Prospectus covers the proposed sale of 12,000,000 Common Stock Purchase Warrants (the "Warrants") and 12,000,000 shares of Common Stock which underlie Common Stock Purchase Warrants issued in connection with the Heng Fung Loan and the Fronteer Line of Credit in April 1998. See The Company-Financing Agreements. This Prospectus also covers the proposed sale of 563,624 shares of Common Stock owned by Robert M. Kassenbrock and John D. Prudden which were issued in connection with their exercise of warrants in December 1998. (The 12,000,000 shares of Common Stock which underlie the Common Stock Purchase Warrants and the 563,624 shares of Common Stock owned by Messrs. Kassenbrock and Prudden are referred to, collectively, as the "Shares.") The Kassenbrock and Prudden warrants were originally exercisable to purchase 150,000 shares of Common Stock at a purchase price of 85% of the public offering price per share of the Company's public offering ($2.62 per share), Registration No. 333-11723, or in the event of no public offering, at $3.00 per share. However, as a result of a disagreement which arose with respect to the application of the warrants' extensive anti-dilution provisions, the Company agreed to discharge any and all obligations under the warrants by issuing a total of 563,624 shares of Common Stock at purchase price of $0.55 per share (which was a 25% discount from the average of the bid and ask price of the Registrant's Common Stock at the close of business on December 15, 1998), for a total of $309,993.

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Security Holders, but may receive up to $3,000,000 if the Warrants are exercised.


     The  following  table  sets  forth  certain   information   concerning  the
beneficial ownership of Common Stock by each Selling Security Holder as of the date of this Prospectus:


                                                               Shares           Shares Owned After
                                            Shares to be     Underlying             Offering           Warrants
                Shares Owned    Warrants        Sold        Warrants to             --------            Owned
                  Prior to     Owned Prior     in the        be Sold in                                 After
       Name       Offering     to Offering    Offering      the Offering       Number    Percentage    Offering
       ----       --------     -----------    --------      ------------       ------    ----------    --------


Heng Fung           -0-         2,000,000        -0-        2,000,000 (1)        -0-         -0- %         -0-
Finance
Company
Limited

Fronteer            -0-         9,000,000        -0-         9,000,000(1)        -0-         -0- %         -0-
Development
Finance, Inc.

Fronteer            -0-         1,000,000        -0-         1,000,000(1)        -0-         -0- %         -0-
Capital, Inc.

Robert M.         388,093          -0-         312,493           -0-            75,600       0.9 %         -0-
Kassenbrock

John D.           266,131          -0-         251,131           -0-            15,000       0.2 %         -0-
Prudden


                                      -70-

----------


(1) Represents shares underlying warrants to purchase Common Stock, exercisable at $.25 per share until April 14, 2008.


                              PLAN OF DISTRIBUTION


     As used herein, "Selling Security Holders" includes donees and pledgees selling shares of Common Stock received from a named Selling Security Holder after the date of this Prospectus. All costs, expenses and fees in connection with the registration of the Shares and Warrants offered hereby will be born by the Company. Sales of the Selling Security Holders' Warrants and Shares may be effected from time to time in transactions (which may include block transactions) in the over-the counter market, in negotiated transactions, or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Security Holders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Warrants and the Shares. The Selling Security Holders may effect such transactions by selling the Warrants and Shares directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Security Holders and/or the purchasers of the Warrants and the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both.

     American Fronteer Financial Corporation ("AFFC"), formerly named RAF Financial Corporation, the underwriter of the Company's initial public offering, will not participate in the distribution of the Warrants and Shares. AFFC owns warrants issued by the Company to purchase 46,100 units at $11.55 per unit, exercisable until January 14, 2002, each unit consisting of two shares of Common Stock and a warrant to purchase one share of Common Stock at $7.51, exercisable until February 11, 2000. AFFC is a wholly-owned subsidiary of Fronteer Financial Holdings Limited ("Fronteer Financial"). Heng Fung Holdings Company Limited ("Heng Fung Holdings") owns approximately 31% (beneficially approximately 76%) of the outstanding common stock of Fronteer Financial. Pursuant to the April 1998 Financing Agreements, Heng Fung Holdings and its principals have appointed five of the eight current members of the Company's Board of Directors and thereby control the Company. Heng Fung Holdings and its subsidiaries also beneficially own warrants to purchase 12,000,000 shares of the Company's Common Stock, exercisable at $.25 per share until April 14, 2008. In addition, should the Company not repay the financing proceeds and accrued interest thereon on or before April 15, 1999, the convertible financing proceeds, including interest thereon, are convertible into approximately 70 million shares of Common Stock at $0.05 per share. See The Company - Financing Agreements and Security Ownership of Certain Beneficial Owners and Management, above.

     No member of the National Association of Securities Dealers, Inc., which is an affiliate of a Selling Security Holder, will participate in the distribution by the Selling Security Holders of the Warrants and Shares. All sales by the Selling Security Holders of the Warrants and Shares will be facilitated by independent broker-dealers. Sales of the securities may be made pursuant to this Prospectus or pursuant to Rule 144 adopted under the Securities Act of 1933, as amended. The Selling Security Holders and any broker-dealers that act in connection with the sale of the Warrants and Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Such arrangement may necessitate a filing with the National Association of Securities Dealers, Inc. pursuant to Notice to Members 88-101. The Selling Security Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Warrants and Shares against certain liabilities, including liabilities arising under the Securities Act.


     If any of the following events occurs, this Prospectus will be amended to include additional disclosure before offers and sales of the Selling Security Holders' Warrants and Shares are made: (a) to the extent the securities are sold at a fixed price or by option at a price other than the prevailing market price, such price would be set forth in this Prospectus, (b) if the securities are sold in block transactions and the purchaser wishes to resell, such arrangements would be disclosed in this Prospectus and (c) if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction in this Prospectus would be included.


     Because the Selling Security Holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Security Holders will be subject to Prospectus delivery requirements under the Securities Act.

                                  LEGAL MATTERS


     Legal matters in connection with the securities being offered hereby have been passed on for the Company by the law firm of Brenman Bromberg & Tenenbaum, P.C., Denver, Colorado. Members of the firm of Brenman Bromberg & Tenenbaum, P.C. own 40,000 shares of the Company's Common Stock.


                                     EXPERTS

     The consolidated financial statements of Global Med Technologies, Inc. as of December 31, 1997 and 1996, and for the years then ended appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         SHARES ELIGIBLE FOR FUTURE SALE


     The Company presently has outstanding 8,881,879 shares of Common Stock.


     In general, under Rule 144, as currently in effect, any person (or persons whose shares are aggregated), including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of payment therefor to the Company or acquisition thereof from an affiliate, may sell such securities in brokers' transactions or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1% of the then outstanding Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about the Company. After two years have elapsed from the later of the issuance of restricted securities by the Company or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under Rule 144.

     Sales of substantial amounts of Common Stock by shareholders of the Company under Rule 144 or otherwise, or even the potential for such sales, are likely to have a depressive effect on the market price of the shares of Common Stock and Warrants and could impair the Company's ability to raise capital through the sale of its equity securities. See Risk Factors.

                             ADDITIONAL INFORMATION

     The Company has filed a Registration Statement under the Securities Act of 1933, as amended with respect to the securities offered hereby with the United States Securities and Exchange Commission ("SEC"), 450 Fifth Street, N.W., Washington, D.C. 20549. This Prospectus, which is a part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including all exhibits and schedules therein, which may be examined at the SEC's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549 without charge, or copies of which may be obtained from the SEC upon request and payment of the prescribed fee. Statements made in this Prospectus as to the contents of any contract, agreement or document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in its entirety by such reference. The Company is a reporting company under the Securities Exchange Act of 1934, as amended, and in accordance therewith in the future will file reports and other information with the SEC. All of such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at the address set forth above in Washington, D.C. and at regional offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. In addition, the Company intends to provide its shareholders with annual reports, including audited financial statements, unaudited interim reports and such other reports as the Company may determine necessary. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.secgov.

                                    GLOSSARY

Community Blood Centers - Community Blood Centers or CBCs are typically not for profit blood centers usually affiliated with a local city or community. These are different from the American Red Cross Blood Centers that maintain national affiliation.

Donor Identification and Laboratory Component Labeling and Release Site-Based Logic - Multiple- occurring program logic that is designed to help control and help manage those areas of a blood center's operation in which the hazard potential of the purity, potency and safety of the blood and blood products effects a recognized level of concern.

EDEN-OA(R) - EDEN-OA(R) (OA is for Open Architecture) is the proprietary Wyndgate application development product and environment used as a basis for the existing character-based SAFETRACE (R) software product. It provides basic functions common to applications plus maintenance management features and processes.

FDA 510(k) - FDA 510(k) refers to the Federal Drug Administration process number 510(k) which governs a clearance letter distributed by the FDA. Software such as the SAFETRACE (R) software product is classified as a medical device. The 510(k) process is a stringent set of testing, verification and review of products like the SAFETRACE (R) software product.

GUI - GUI refers to the Graphical User Interface, most commonly seen as the icon driven windows on PCs. Special software development tools are needed to develop GUI windows.

Help Line - Help Line refers to the service line number provided by Wyndgate for use of its customers to receive assistance regarding Wyndgate products. Wyndgate provides a 1-800 number for its customers who have a maintenance contract.

Module - Refers to pieces of applications computer code used to perform a certain set of tasks or functions. Generally, modules have a name commensurate with the major function of that set of computer code, e.g., Billing Module refers to handling the processing of invoices.

SAFETRACE(R) - SAFETRACE(R) is the blood bank information management system developed by Wyndgate using EDEN-OA(R) in conjunction with eight California blood centers. The SAFETRACE(R) software product contains the following application modules: Donor Recruitment; Donor Management; Laboratory Management; Special Procedures; Inventory-Distribution; and Billing.

SAFETRACE Tx(TM) - SAFETRACE Tx(TM) is the transfusion management software system under development. This transfusion system, if fully developed, will service hospitals and those blood centers that not only supply blood or blood components to a hospital but also manage the transfusion process.

                         Report of Independent Auditors

Board of Directors
Global Med Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Global Med Technologies, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Med Technologies, Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                          /s/ Ernst & Young LLP
Denver, Colorado
April 10, 1998, except for
  Note 1 as to which the date
  is April 20, 1998

                          Global Med Technologies, Inc.

                           Consolidated Balance Sheets
                   (In thousands except par value information)



                                                               DECEMBER 31
                                                          1997            1996
                                                         -------        -------
ASSETS
Current assets:
  Cash and cash equivalents                              $ 2,370        $   489
  Accounts receivable-trade, net of
   allowance for uncollectible accounts
   of $175 and $75 at December 31, 1997
   and 1996, respectively                                    175            875
  Unbilled revenues, net of allowance
   for uncollectible accounts of $125
   at December 31, 1997 and 1996                             158            326
  Prepaid expenses and other assets                          256            196
  Deferred offering costs                                   --              486
                                                         -------        -------
Total current assets                                       2,959          2,372

Equipment and fixtures, at cost:
  Furniture and fixtures                                     367             67
  Machinery and equipment                                    303           --
  Computer hardware and software                           1,166            613
                                                         -------        -------
                                                           1,836            680
  Less accumulated depreciation and
   amortization                                             (665)          (189)
                                                         -------        -------
                                                           1,171            491

Capitalized software development costs,
  less accumulated amortization of $403
  and $163 at December 31, 1997 and
  1996, respectively                                         136            376



                                                         -------        -------
Total assets                                             $ 4,266        $ 3,239
                                                         =======        =======



SEE ACCOMPANYING NOTES.

                                                              DECEMBER 31
                                                          1997           1996
                                                        --------       --------
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable                                      $    324       $    483
  Accrued expenses                                           599            731
  Accrued payroll                                            398            243
  Accrued compensated absences                               449            352
  Noncompete accrual                                         150            150
  Unearned revenue                                         2,761          1,359
  Short-term debt                                           --            1,097
  Notes payable (including $181 to
    related parties at December 31, 1996)                   --              651
  Current portion of capital lease
    obligations                                              229            169
  Net liabilities of discontinued
    operations                                               631          1,132
                                                        --------       --------
Total current liabilities                                  5,541          6,367

Capital lease obligations, less
 current portion                                             198            232

Commitments and contingencies                               --             --

Stockholders' deficit:
  Preferred stock, $.01 par value:
    Authorized shares - 10,000
    None issued or outstanding                              --             --
  Common stock, $.01 par value:
    Authorized shares - 40,000
    Issued and outstanding shares -
     8,148 and 4,994 at December
     31, 1997 and 1996, respectively                          82             50
  Additional paid-in capital                              13,420          4,282
  Accumulated deficit                                    (14,975)        (7,692)
                                                        --------       --------
Total stockholders' deficit                               (1,473)        (3,360)
                                                        --------       --------
Total liabilities and stockholders'
 deficit                                                $  4,266       $  3,239
                                                        ========       ========


SEE ACCOMPANYING NOTES.

                          Global Med Technologies, Inc.

                      Consolidated Statements of Operations
               (In thousands except per common share information)



                                                         YEAR ENDED DECEMBER 31
                                                          1997            1996
                                                         -------        -------
Revenues:
  Software sales and consulting                          $ 2,209        $ 3,648
  Hardware and software, obtained
   from vendors                                              297            928
                                                         -------        -------
                                                           2,506          4,576
Cost of revenues:
  Software sales and consulting                            1,373            937
  Hardware and software, obtained
   from vendors                                              224            946
                                                         -------        -------
                                                           1,597          1,883
                                                         -------        -------

Gross profit                                                 909          2,693

Operating expenses:
  Payroll and other                                        1,487          1,524
  General and administrative                               1,115            879
  Sales and marketing                                      1,458            948
  Research and development                                 3,757          1,538
  Provision for doubtful accounts                            100             19
  Depreciation and amortization                              409            162
                                                         -------        -------
Loss from continuing operations before
  other income (expense)                                  (7,417)        (2,377)

Other income (expense):
  Interest income                                            168             25
  Interest expense                                           (86)          (209)
  Other                                                      (81)          (250)
                                                         -------        -------

Loss from continuing operations                           (7,416)        (2,811)

Loss from discontinued operations                           (880)        (1,681)
Gain on sale of discontinued operations                    1,013           --
                                                         -------        -------
Net loss                                                 $(7,283)       $(4,492)
                                                         =======        =======

Basic and diluted loss per share of
common stock:
  Loss from continuing operations                        $ (0.96)       $ (0.63)
  Gain (loss) from discontinued
   operations                                               0.02        $ (0.37)
                                                         -------        -------
    Net loss                                             $ (0.94)       $ (1.00)
                                                         =======        =======

Weighted average of common shares
outstanding                                                7,728          4,499
                                                         =======        =======


SEE ACCOMPANYING NOTES.

                              Global Med Technologies, Inc.

                    Consolidated Statements of Stockholders' Deficit
                                     (In thousands)


                                      Common Stock    Additional
                                   -----------------   Paid-In    Accumulated
                                   Shares    Amount    Capital      Deficit      Total
                                   ------   --------   --------    --------    --------

Balance, December 31, 1995          3,949   $     39   $  1,702    $ (3,200)   $ (1,459)
  Issuance of common stock-
    January 1996 exercise
    of common stock warrants
    related to May 1995
    private placement                 150          2        448        --           450
  January 1996 issuance of
    Series A preferred
    stock converted to
    common stock                       67          1        249        --           250
  Issuance of common stock
    from exercise of stock
    options under Company's
    stock option plan                --         --            1        --             1
    Issuance of common stock
    related to July 1996
    private placement                 800          8      1,732        --         1,740
  Grants of common stock
    options to a business
    advisory enterprise              --         --           45        --            45
  Issuance of common stock
    related to conversion of
    certain 10% notes                  28        105       --           105
  Net loss                           --         --         --        (4,492)     (4,492)
                                 --------   --------   --------    --------    --------
Balance, December 31, 1996          4,994         50      4,282      (7,692)     (3,360)
  Issuance of warrants related
    to January 1997 12% notes        --         --           79        --            79
 Issuance of common stock
    related to conversion
    of certain 10% notes               93          1        348        --           349
  Initial public offering,
    including underwriter's
    overallotment option-
    net of offering expenses        2,914         29      8,197        --         8,226
  Share adjustments related to
    May 1995 private placement
    common stock                      120          1         (1)       --          --
  Issuance of common stock
    from exercise of stock
    options under Company's
    stock option plan                  15       --           21        --            21
  Issuance of common stock to
    a corporate marketing
    enterprise                         12          1         25        --            26
 Option grants under the
    Company's stock option
    plan                             --         --          314        --           314
 Option grants to a business
    advisory enterprise              --         --          155        --           155
  Net loss                           --         --         --        (7,283)     (7,283)
                                 --------   --------   --------    --------    --------
Balance, December 31, 1997          8,148   $     82   $ 13,420    $(14,975)   $ (1,473)
                                 ========   ========   ========    ========    ========


SEE ACCOMPANYING NOTES.

                                       F-5

                          Global Med Technologies, Inc.

                      Consolidated Statements of Cash Flows
                                 (In thousands)


                                                         YEAR ENDED DECEMBER 31
                                                          1997            1996
                                                         -------        -------
OPERATING ACTIVITIES
Net loss                                                 $(7,283)       $(4,492)
Adjustments to reconcile net loss to
  net cash used in operating activities:
    Loss from discontinued operations                        880          1,681
    Gain on sale of discontinued
      operations                                          (1,013)          --
    Depreciation                                             409            162
    Amortization                                             240             97
    Loss on disposal of assets                                 2           --
    Expense related to issuance of
      common stock, options and warrants                     549             45
    Changes in operating assets and
     liabilities:
      Accounts receivable-trade, net                         700           (857)
      Unbilled revenues, net                                 168           (326)
      Prepaid expenses and other assets                      (60)          (190)
      Accounts payable                                      (159)           418
      Accrued expenses                                      (132)           645
      Accrued payroll                                        155            207
      Accrued compensated absences                            97             91
      Noncompete accrual                                    --             (175)
      Unearned revenue                                     1,402          1,088
                                                         -------        -------
Net cash used in continuing operations                    (4,045)        (1,606)
Net cash used in discontinued operations                  (1,255)        (1,040)
                                                         -------        -------
Net cash used in operating activities                     (5,300)        (2,646)

INVESTING ACTIVITIES
Purchases of equipment and fixtures                         (781)           (67)
Capital expenditures of discontinued
 operations                                                  (58)          (105)
Net proceeds from sale of discontinued
 operations                                                1,000           --
Increase in software development costs                      --              (70)
                                                         -------        -------
Net cash provided by (used in)
 investing activities                                        161           (242)

FINANCING ACTIVITIES
Borrowings on short-term debt                                450            715
Principal payments on short-term debt                     (1,547)          (118)
Principal payments under capital lease
 obligations                                                (207)          (130)
Principal payments under capital lease
 obligations of discontinued operations                     (107)          (223)
Principal payments on notes payable                         (327)          --


SEE ACCOMPANYING NOTES.

                          Global Med Technologies, Inc.

                                 (In thousands)



                                                          YEAR ENDED DECEMBER 31
                                                           1997           1996
                                                          -------       -------
FINANCING ACTIVITIES (CONTINUED)
Issuance of notes payable                                 $  --         $   651
Issuance of common stock                                    8,272         2,546
Deferred offering costs                                       486          (486)
                                                          -------       -------
Net cash provided by financing
 activities                                                 7,020         2,955
                                                          -------       -------

Net increase in cash and cash
  equivalents                                               1,881            67
Cash and cash equivalents at beginning
  of period                                                   489           422
                                                          -------       -------
Cash and cash equivalents at end
  of period                                               $ 2,370       $   489
                                                          =======       =======

Supplemental disclosures:

     The Company entered into capital lease obligations of approximately $130,000 and $585,000 in 1997 and 1996, respectively, including $343,000 related to discontinued operations in 1996.

     During 1997, convertible 10% notes payable of approximately $324,000 and related accrued interest of approximately $25,000 were converted into 93,003 shares of common stock at $3.75 per share (see Note 8).

     During 1996, convertible 10% notes payable of approximately $100,000 and related accrued interest of approximately $5,000 were converted into 28,000 shares of common stock at $3.75 per share (see Note 8).

     Interest expense approximates interest paid.


SEE ACCOMPANYING NOTES.

                          Global Med Technologies, Inc.

                   Notes to Consolidated Financial Statements

                                December 31, 1997


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

On May 23, 1995, The Wyndgate Group, Limited (Wyndgate) merged with National MRO, Inc. (National MRO) in accordance with the terms and provisions of an
Agreement of Merger and National MRO changed its name to Global Data Technologies, Inc., which subsequently changed its name to Global Med Technologies, Inc. (the Company). All shares of Wyndgate common stock were exchanged for a total of 1,960,000 shares of common stock of the Company. This merger transaction was accounted for as a pooling of interests. Subsequent to the merger, the businesses of both Wyndgate and National MRO have been operated as divisions of the Company. Also, the National MRO and Wyndgate divisions are now referred to as DataMed International (DataMed) and Wyndgate Technologies (Wyndgate), respectively (see Note 2).

DESCRIPTION OF BUSINESS

The Company, through Wyndgate, provides information management software products and services to the health care industry. The Company, through its DataMed division, which is shown in the accompanying consolidated financial statements as discontinued operations (see Note 2), was in the business of providing substance abuse testing management services.

LIQUIDITY AND MANAGEMENT'S PLANS

From inception to December 31, 1997, the Company incurred cumulative net losses of approximately $15 million. The Company expects to continue to incur net losses until 1999, and possibly thereafter, until its existing SAFETRACE(R) software product is completely implemented and operational within the Company's customers' information system environments and until its transfusion services software product (to be known as SAFETRACE TX(TM), which is currently in beta testing, is established in its markets (see Note 10 and Note 11). On April 14, 1998 and as amended on April 16, 1998 and on April 20, 1998, the Company entered into two financing agreements with two related parties, which are not affiliated with the Company, as follows: a loan of $1.5 million and a line of credit of up to $1.65 million. Both the loan and the line of credit accrue interest at 12% per annum to be paid monthly, with principal and any unpaid interest to be repaid upon maturity of 366 days after April 14, 1998. The Company agreed to pay a finder's fee of 9% of the amounts drawn upon the line of credit to RAF Financial Corporation (RAF). RAF is related to the lenders and was also the lead underwriter for the Company's February 1997 initial public offering.

                          Global Med Technologies, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Pursuant to the agreements, the lenders will have certain rights which will include the right to appoint five members to the Company's Board of Directors, the option to cancel all management and employee contracts and the right to veto any contract for employment, loans or leases valued over $250,000.

Upon signing of the loan, the lender received 6 million detachable warrants which are convertible at $.25 each for one share of the Company's common stock. If the Company draws upon the line of credit, the lender will receive 6 million detachable warrants, in total, which are convertible at $.25 each for one share of the Company's common stock. If the Company does not draw upon the line of credit, the lender will receive 1 million detachable warrants with the same conditions. The warrants are exercisable over a 10-year period from April 14, 1998. The Company must use its best efforts to register the common stock underlying the detachable warrants on or before July 14, 1998. If the Company defaults on the loan or the line of credit, the debt, including any interest, can be converted into shares of the Company's common stock on the basis of one share for each $.05 of debt.

Under current accounting rules regarding discounted warrants, these financings may result in material non-cash charges to the Statement of Operations in 1998. Management has not completed the assessment of the amounts to be charged to expense.

In light of the Company's projected earnings and cash flow, management believes the Company has the financial resources with this additional financing to maintain its planned level of operations for the next twelve months without obtaining additional financing. Management, however, recognizes that even with the current financing, the Company will need to obtain additional capital in 1999, or may be required to substantially reduce its software development programs and other operating expenses.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its Wyndgate division. All significant interdivision accounts and transactions have been eliminated.

                          GLOBAL MED TECHNOLOGIES, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

REVENUE RECOGNITION

Revenue from the provision of maintenance services, included in software sales and consulting revenue, is recognized on a straight-line basis over the maintenance term.

Revenue from the provision of implementation and consulting services, included in software sales and consulting revenue, is recognized as services are performed.

Revenue from software development contracts, included in software sales and consulting revenue, is recognized on a percentage-of-completion method with progress to completion measured based upon labor costs incurred or achievement of contract milestones.

Revenue from the re-sale of hardware and software, obtained from vendors, is recognized at the time the hardware and software are delivered to customers.

Revenue from sales of software licenses, included in software sales and consulting revenue, is recognized upon delivery of the software product to the customer, unless the Company has significant related vendor obligations remaining. When significant obligations remain after the software product has been delivered, revenue is not recognized until such obligations have been completed or are no longer significant. The costs of any insignificant obligations are accrued when the related revenue is recognized.

In October 1997, the AICPA issued Statement of Position ("SOP") 97-2, SOFTWARE REVENUE RECOGNITION, which changes the requirements for revenue recognition effective for transactions the Company will enter into beginning January 1, 1998. Prior years are not required to be restated. The Company hasn't yet completed its assessment of the impact SOP 97-2 will have on its financial statements.

UNBILLED REVENUES

Unbilled revenues at December 31, 1997 and 1996 are generally billable and collectible within one year.

UNEARNED REVENUE

Included in unearned revenue at December 31, 1997 and 1996 is approximately $33,000 and $52,000, respectively, of unperformed professional services related to an agreement between the EDEN-OA Blood Bank Users Group (the Royalty Group)

                          GLOBAL MED TECHNOLOGIES, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

and Wyndgate (see Note 10). At December 31, 1997, $1 million of the unearned revenue balance is related to an agreement between the Company (through its Wyndgate division) and Ortho Diagnostic Systems, Inc., a subsidiary of Johnson & Johnson (see Note 10). At December 31, 1997, approximately $485,000 and $400,000 of the unearned revenue balance is related to agreements between The Institute for Transfusion Medicine and the Company for a transfusion services software product (to be known as SAFETRACE TX(TM)) development agreement (see Note 10 and Note 11) and a SAFETRACE(R) software license agreement, respectively. The remaining unearned revenue balance at December 31, 1997 of $843,000 primarily consists of unearned SAFETRACE(R) maintenance revenue, sales of SAFETRACE(R) licenses and related postcontract customer support, and re-sales of hardware and software which are not recognizable as revenue at December 31, 1997 pursuant to the Company's revenue recognition accounting policies discussed above.

SIGNIFICANT CUSTOMERS

During 1997, two Wyndgate customers - Haemonetics Corporation and Belle Bonfils Memorial Blood Center, each accounted for approximately 33% and 10% of the Company's total revenues from continuing operations.

During 1996, one Wyndgate customer, Gulf Coast Regional Blood Center,  accounted
for   approximately   29%  of  the  Company's  total  revenues  from  continuing operations.

Accounts receivable from the above customers was approximately $60,000 and $205,000 at December 31, 1997 and 1996, respectively. Unbilled revenues from the above customers was approximately $160,000 at December 31, 1997.

CREDIT AND MARKET RISK

Accounts receivable at December 31, 1997 are derived entirely from SAFETRACE(R) sales and related services and re-sales of hardware and software to blood centers and blood center service providers located in the United States. The Company, historically, does not require collateral or other security to support customer receivables. In order to reduce credit risk, the Company requires substantial down payments and progress payments during the course of an installation of its software products. The Company establishes allowances for doubtful accounts based upon factors surrounding the credit risk specific to customers. Losses and allowances have generally been within management's expectations.

                          GLOBAL MED TECHNOLOGIES, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts receivable turnover trends have generally slowed from previously expected rates due to certain delays experienced to date related to implementation of Wyndgate's blood bank management information system software product (SAFETRACE(R)).

NOTE RECEIVABLE

During the first quarter of 1996, the Company advanced $250,000 to a development company in California (the Development Company) in exchange for a convertible promissory note (the Note) due February 26, 1997. During the fourth quarter of 1996, the maturity date of the Note was initially extended to December 31, 1997 and was further extended until June 30, 1998. The Note accrues interest at an annual rate of prime plus two percent and is primarily collateralized by the Development Company's technology. At December 31, 1996, the Company offset the Note with an allowance in the amount of $250,000 and the related expense is included in other expenses in the accompanying consolidated statements of operations. The Company believes it prudent to fully reserve for the Note based on the current financial position of the Development Company.

EQUIPMENT AND FIXTURES

Equipment and fixtures are stated at cost. Depreciation and amortization, which includes amortization of assets under capital leases (see Note 5), is based on the straight-line method over the following estimated useful lives:

     Furniture and fixtures             3 - 5 years
     Machinery and equipment            3 - 5 years
     Computer and software              3 - 5 years

FINANCIAL INSTRUMENTS

The carrying amounts of the Company's financial instruments approximate fair value due to the short maturity of these items.

LONG-LIVED ASSETS

The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate assets might be impaired and the undiscounted cash flows estimated to be generated by these assets are less than the carrying amounts of those assets.

                          GLOBAL MED TECHNOLOGIES, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

SOFTWARE DEVELOPMENT COSTS

The Company capitalizes certain software development and production costs once technological feasibility has been achieved. Software development costs incurred prior to achieving technological feasibility are included in research and development expense in the accompanying consolidated statement of operations.

Capitalized software development costs are reported at the lower of unamortized costs or net realizable value. Commencing upon the initial product release or when software development revenue has begun to be recognized, these costs are amortized based on the straight line method over the estimated life, generally two to five years. Fully amortized software costs are removed from the financial records. For the years ended December 31, 1997 and 1996, the Company recorded approximately $240,000 and $97,000 of amortization of capitalized software costs, respectively, based on the straight-line method. Amortization of capitalized software costs is included in cost of revenues in the accompanying consolidated statement of operations.

MALPRACTICE INSURANCE

The Company maintains malpractice insurance coverage on a claims made basis through a commercial insurance carrier. Should the current claims made policy not be renewed or replaced with equivalent insurance at a future date, claims based on occurrences during its term but subsequently reported will be uninsured. Based upon historical experience, management believes the Company has adequately provided for the ultimate liability, if any, from the settlement of such potential claims (see Note 11).

CONSOLIDATED STATEMENTS OF CASH FLOWS

For purposes of the accompanying consolidated statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

INCOME TAXES

The Company accounts for income taxes using the liability method. Deferred income taxes are provided for temporary differences in recognizing certain income and expense items for financial reporting and tax reporting purposes.

                          GLOBAL MED TECHNOLOGIES, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)


LOSS PER COMMON SHARE

In February 1997, the Financial Accounting Standards Board issued Statement No. 128, EARNINGS PER SHARE. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings  per share is very similar to the  previously  reported  fully  diluted earnings  per  share.  All loss per  share  amounts  for all  periods  have been presented, and where appropriate, restated to conform to the Statement 128 requirements.

ACCOUNTING ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform with the current year's presentation.

2. DISCONTINUED OPERATIONS

On August 18, 1997, the Company entered into an asset purchase agreement with National Medical Review Offices, Inc. (NMRO) to sell its DataMed division to NMRO contingent upon approval from the Company's stockholders. In conjunction with the sale, the Company and NMRO also entered into a management agreement where NMRO agreed effective July 1, 1997 to assume the directions and control of the business and operations of DataMed. Accordingly, NMRO has managed the business and assumed ownership responsibilities for the operational results from July 1, 1997 through the date of final close. On December 15, 1997, upon stockholders' approval, the Company finalized the sale of the assets and operations of DataMed to NMRO for approximately $1 million in proceeds net of various closing costs and the assumption of certain liabilities.

                          GLOBAL MED TECHNOLOGIES, INC.

2. DISCONTINUED OPERATIONS (continued)

The accompanying consolidated financial statements and related footnotes reflect DataMed as discontinued operations.

The operating results of the discontinued operations reflected in the Company's Statement of Operations are summarized as follows (in thousands):

                                                   SIX MONTHS
                                                      ENDED          YEAR ENDED
                                                     JUNE 30         DECEMBER 31
                                                      1997              1997
                                                     -------          -------
Substance abuse testing
  and other revenue                                  $ 2,953          $ 6,458
Cost of revenue                                        2,151            4,587
                                                     -------          -------
Gross profit                                         $   802          $ 1,871
                                                     =======          =======

Net loss                                             $  (880)         $(1,681)
                                                     =======          =======

The net liabilities of the discontinued operations are summarized as follows (in thousands):

                                                             DECEMBER 31
                                                        1997              1996
                                                       -------          -------
Current assets                                         $  --            $ 1,022
Equipment and fixtures, net                               --                738
Current liabilities                                       (631)          (2,426)
Long-term liabilities                                     --               (466)
                                                       -------          -------
Net liabilities                                        $  (631)         $(1,132)
                                                       =======          =======

3. NONCOMPETE AGREEMENTS

The Company has entered into noncompete agreements with three key employees, two of which also serve on the Company's Board of Directors, for $350,000. The terms of the agreements are for the greater of five years or the term of the related employee's employment contract (see Note 10). At December 31, 1997, $150,000 remains payable whenever sufficient cash flow is available as determined by the Company's Board of Directors (see Note 11).

                          GLOBAL MED TECHNOLOGIES, INC.

4. INCOME TAXES

The Company has net operating loss carryforwards of approximately $10,276,000 which expire in the years 2006 to 2012. Such net operating loss carryforwards are subject to limitation on usage due to the change in ownership resulting from the February 1997 initial public offering (see Note 8).

The components of the deferred tax provision, which arise from temporary differences between financial and tax reporting, are presented below:

                                                           1997           1996
                                                         -----------------------
                                                             (IN THOUSANDS)

Cash to accrual adjustment                               $  (296)       $   (59)
Allowance for uncollectible
 accounts receivable                                        --               98
Accelerated depreciation                                    (243)           (46)
Unearned revenue and accrued expenses                        800            435
Capitalized software                                         203            (10)
Net operating loss carryforward                            2,328          1,236
Valuation allowance                                       (2,792)        (1,654)
                                                         -------        -------
Total deferred provision                                 $  --          $  --
                                                         =======        =======

Variations from the federal statutory rate are as follows:

                                                           1997           1996
                                                         ----------------------
                                                             (IN THOUSANDS)
Expected benefit from federal income
  taxes at statutory rate of 34%                         $(2,476)       $(1,527)
Effect of permanent differences                               17           --
Valuation allowance                                        2,792          1,780
State tax benefit, net of federal
  benefit                                                   (401)          (247)
Other                                                         68             (6)
                                                         -------        -------
                                                         $  --          $  --
                                                         =======        =======

                          GLOBAL MED TECHNOLOGIES, INC.

4. INCOME TAXES (continued)

The components of the net accumulated deferred income tax asset as of December 31, 1997 and 1996 are as follows:

                                                           1997          1996
                                                         ----------------------
                                                             (IN THOUSANDS)
Deferred tax assets:
  Cash to accrual adjustment                             $  --          $   296
  Excess of capital losses over
    capital gains                                             79             79
  Net operating loss carryforward                          4,059          1,731
  Allowance for uncollectible accounts
    receivable                                               217            217
  Unearned revenue and accrued expenses                    1,466            666
  Valuation allowance                                     (5,576)        (2,784)
                                                         -------        -------
                                                             245            205

Deferred tax liabilities:
  Capitalized software                                       (54)           149
  Accelerated depreciation                                   299             56
                                                         -------        -------
                                                             245            205
                                                         -------        -------
Deferred tax asset, net                                  $  --          $  --
                                                         =======        =======

                          GLOBAL MED TECHNOLOGIES, INC.

5. LEASES

The Company leases equipment and office space. Rental expense under operating leases, included in general and administrative expenses in the accompanying statements of operations, for the years ended December 31, 1997 and 1996 was approximately $325,000 and $135,000, respectively. Certain leases of equipment and fixtures are classified as capital leases. A principal stockholder of the Company has personally guaranteed repayment of certain capital lease obligations. Included in equipment and fixtures in the accompanying consolidated balance sheets are the following assets held under capital leases on behalf of continuing operations:

                                                               DECEMBER 31
                                                            1997          1996
                                                           --------------------
                                                               (IN THOUSANDS)

Furniture and fixtures                                     $ 127          $  55
Machinery and equipment                                      179           --
Computer hardware and software                               582            507
                                                           -----          -----
Assets under capital lease                                   888            562
Less accumulated amortization                               (468)          (166)
                                                           -----          -----
Assets under capital lease, net                            $ 420          $ 396
                                                           =====          =====

The following represents the minimum lease payments remaining under capital leases and the future minimum lease payments for all noncancelable operating leases included in continuing operations at December 31, 1997:


                                                         CAPITAL      OPERATING
                                                          LEASES        LEASES
                                                          --------------------
                                                             (IN THOUSANDS)

1998                                                      $  282        $  417
1999                                                         116           421
2000                                                          73           433
2001                                                          37           396
2002                                                          21           268
                                                          ------        ------
Total minimum lease payments                                 529        $1,935
                                                                        ======
Less amount representing interest                           (102)
                                                          ------
Present value of minimum lease payments                      427
Less current portion of obligations
 under capital lease                                        (229)
                                                          ------
Obligations under capital lease,
 less current portion                                     $  198
                                                          ======

                          GLOBAL MED TECHNOLOGIES, INC.

6. SHORT-TERM DEBT

The Company maintained a $25,000 unsecured revolving credit line with a bank which accrued interest at an annual rate of prime plus one percent or a minimum of ten percent and matured on March 1, 1997. Amounts outstanding under this revolving line of credit were $25,000 at December 31, 1996. In April 1997, the Company repaid this revolving line of credit, including accrued interest, from a portion of the net proceeds of the February 1997 initial public offering (the Offering). See Note 8 for a further description of the Offering.

The Company maintained a $1 million line of credit with a bank secured by substantially all of the Company's assets except for those assets under lease agreements (see Note 5), which accrued interest at an annual rate of prime plus two percent and which matured on February 12, 1997. Amounts outstanding under this line of credit were $970,000 at December 31, 1996. In February 1997, the Company repaid this line of credit, including accrued interest, from a portion of the net proceeds of the Offering.

The Company maintained a $55,000 unsecured line of credit with a bank which accrued interest at an annual rate of 14.75 percent. Amounts outstanding under this line of credit were $50,000 at December 31, 1996. In February 1997, the Company repaid this line of credit, including accrued interest, from a portion of the net proceeds of the Offering.

During 1996, the Company entered into a $25,000 unsecured promissory note with an individual which accrued interest at an annual rate of twelve percent. At December 31, 1996, $25,000 was outstanding under this promissory note. In February 1997, the Company repaid this promissory note, including accrued interest, from a portion of the net proceeds of the Offering.

As of December 31, 1997, the Company does not have any outstanding or available short term debt other than its capital lease obligations (see Note 5).

The Company incurred interest expense on short term debt, excluding interest expense on capital lease obligations, of approximately $10,000 and $151,000 for the years ended December 31, 1997 and 1996, respectively (see Note 8).

                          GLOBAL MED TECHNOLOGIES, INC.

7. STOCK OPTION PLANS

The Company has a Second Amended and Restated Stock Option Plan for employees, officers, directors and consultants of the Company (the Stock Option Plan). The Stock Option Plan provides for the issuance of options to purchase up to 2.2 million shares of common stock. As of December 31, 1997, the Company has issued 14,480 shares of common stock in connection with the exercise of 14,480 stock options granted under the Stock Option Plan (see Note 8). As of December 31, 1997, there were a total of 2,185,520 shares of common stock reserved for future issuance under the Stock Option Plan, including 860,218 shares of common stock underlying stock options outstanding and unexercised. Additionally and as of December 31, 1997, there were a total of approximately 445,000 vested stock options under the Stock Option Plan which were exercisable at an average exercise price of approximately $1.85 per share and which expire in 2002 to 2007(see Note 10).

The terms of any options granted under the Stock Option Plan are not required to be identical as long as they are not inconsistent with the express provisions of the Stock Option Plan. Options may be granted as incentive options or as nonqualified options; however, only employees of the Company are eligible to receive incentive options. The period during which options vest may not exceed ten years; however, the majority of the options granted under the Stock Option Plan are either fully vested upon the date of grant or vest over five years at the rate of twenty percent per year. The exercise price for incentive options may not be less than one- hundred percent of the fair market value of the common stock on the grant date, except that the exercise price for incentive options granted to persons owning more than ten percent of the total combined voting power of the common stock may not be less than one-hundred and ten percent of the fair market value of the common stock on the grant date and may not be exercisable for more than five years. The exercise price for nonqualified options may not be less than eighty-five percent of the fair market value of the common stock on the grant date.

The Company has elected to continue to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25), and related Interpretations in accounting for its stock options because, as discussed below, the alternative fair value accounting provided for by Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (Statement No. 123), requires use of option valuation models that were not developed for use in valuing the stock options. Pursuant to APB 25 and because the exercise price of the Company's stock options, granted to employees, equals or exceeds the estimated market price of the underlying common stock on the date of grant, no compensation expense is recognized.

                          GLOBAL MED TECHNOLOGIES, INC.

7. STOCK OPTION PLANS (continued)

Pro forma information regarding net income and earnings per share is required by Statement No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. Prior to the Offering, the fair value of these options was estimated at the date of grant using the minimum value method available to nonpublic companies under Statement No. 123 (see Note 8). Under this method, option value is determined as the excess of the fair value of the common stock at the date of grant over the present value of both the exercise price and the expected dividend payments, each discounted at the risk-free rate, over the expected exercise life of the option. As a result of the Offering, the Company uses the Black-Scholes option pricing model to determine the fair value of options granted subsequent to December 31, 1996. A risk-free rate of approximately 5.8% and 5.3% for the years ended December 31, 1997 and 1996, respectively; and a weighted-average expected life of ten years and a dividend yield of 0% were used for the years ended December 31, 1997, 1996 and 1995; volatility factors of the expected market price of the Company's stock of $1,394 and $1.362 for the year ended December 31, 1997.

For the purposes of pro forma disclosures, the estimated fair value of the employee options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except per share amounts):

                                                  1997           1996
                                                ----------------------
Pro forma net loss                              $(7,513)       $(4,582)
Pro forma net loss per share                    $ (0.97)       $ (1.02)

Because Statement No. 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 2001.

                          GLOBAL MED TECHNOLOGIES, INC.

7. STOCK OPTION PLANS (continued)

A summary of the Company's stock option activity and related information regarding the Stock Option Plan are as follows:

                             INCENTIVE STOCK           NONQUALIFIED STOCK
                               OPTION PLAN                OPTION PLAN
                         ------------------------------------------------------
                                        STOCK                        STOCK
                         NUMBER OF      OPTION       NUMBER OF       OPTION
                           STOCK        PRICE          STOCK         PRICE
                          OPTIONS       RANGE         OPTIONS        RANGE
                         ------------------------------------------------------
Outstanding,
 December 31, 1995        302,750    $1.00 - 3.75      32,029      $   1.54
  Granted                 206,750     2.50 - 3.75      31,500          3.75
  Exercised                  (480)       1.54            --             --
  Forfeited                (4,920)    1.54 - 2.50        --             --
                         --------   -------------    --------     -------------
Outstanding,
 December 31, 1996        504,100     1.00 - 3.75      63,529      1.54 - 3.75
  Granted                 371,248     1.54 - 2.00     381,691      1.00 - 2.875
  Exercised               (14,000)       1.54            --             --
  Forfeited              (421,350)    1.00 - 3.75     (25,000)         2.50
                         --------   -------------    --------     -------------
Outstanding,
 December 31, 1997        439,998   $1.81 - $3.75     420,220     $1.00 - $3.75
                         ========   =============    ========     =============

The weighted average fair value of options granted during the year ended December 31 were:

                                                1997              1996
                                               -----------------------
Stock price equals exercise price              $1.96             $2.90
Stock price greater than exercise price        $1.89             $   -
Stock price less than exercise price           $1.85             $   -

During the second quarter of 1996, the Company entered into an agreement with a business advisory enterprise (the 1996 Stock Option Agreement). In connection with the 1996 Stock Option Agreement, the Company granted 160,000 stock options at an exercise price of $2.50 per share. The Company recognized expense in 1996 related to these options of $45,000. During 1997, the Company and the business advisory enterprise agreed to change certain terms and conditions of the 1996 Stock Option Agreement. As a result, the Company recognized expense in 1997 of $155,000. These amounts are included in sales and marketing expense in the accompanying consolidated statements of operations. These options were not granted as part of the Company's Stock Option Plan and are not included in the summary of the Company's stock option activity table above. To date, no options have been exercised as a result of the 1996 Stock Option Agreement.

                          GLOBAL MED TECHNOLOGIES, INC.

7. STOCK OPTION PLANS (continued)

During 1997, the Company recognized expense of $314,000 related to certain grants of stock options within the Company's Stock Option Plan. This amount consists of approximately $146,000 included in sales and marketing expense, $136,000 included in general and administrative expense, $22,000 included in research and development expense and $10,000 included in costs of revenue in the accompanying 1997 consolidated statement of operations.

8. STOCKHOLDERS' EQUITY AND NOTES PAYABLE

In May 1995, the Company completed a private placement of 150,000 units at $5 per unit (the May 1995 Private Placement). Each unit consisted of two shares of common stock ($2.45 each) and one common stock warrant ($0.10 each), exercisable at $3.00 per share for a period of three years from the closing date of the May 1995 Private Placement. During the first quarter of 1996, 150,000 common stock warrants issued in conjunction with the May 1995 Private Placement were exercised for $450,000. In addition and as a result of the Offering, the Company issued 120,000 shares of common stock during the first quarter of 1997 in connection with the May 1995 Private Placement provision for a share adjustment since the price per common share in the Company's Offering was less than $4.90 per share.

During the first quarter of 1996, the Company completed a private placement whereby it issued 66,667 shares of Series A convertible preferred stock at $3.75 per share. During 1996, the preferred shares were converted into 66,667 shares of common stock.

During the second quarter of 1996, the Company conducted an offering consisting of convertible notes with detachable common stock warrants and which accrue interest at an annual rate of ten percent (the 10% Notes). The 10% Notes matured in three years from the date of issuance and were convertible into common stock of the Company at $3.75 per share. In addition, each note holder received one detachable common stock warrant for the right to purchase one share of common stock at $3.75 per share for each $4 invested. The warrants are exercisable over a period of three years. Total net proceeds from the 10% Note offering amounted to approximately $751,000. Approximately $181,000 of the net proceeds from the 10% Notes issuance were received from certain individuals who individually are beneficial owners of over 5% of the outstanding common stock of the Company and other officers, directors and employees of the Company under the same terms and conditions as nonaffiliates. During the first quarter of 1997, certain note holders converted approximately $349,000 of principal and accrued interest into 93,003 shares of common stock. Common stock issuable related to the detachable

                          GLOBAL MED TECHNOLOGIES, INC.

8. STOCKHOLDERS' EQUITY AND NOTES PAYABLE (continued)

warrants provided in conjunction with the 10% Notes amounts to 187,800 shares (see Note 10). During the fourth quarter of 1996, certain note holders converted $105,000 of principal and accrued interest into 28,000 shares of common stock. Interest expense related to the 10% Notes was approximately $5,000 in 1997 and approximately $43,000 in 1996.

During the third quarter of 1996, the Company completed a private placement whereby it issued 800,000 shares of common stock at $2.50 per share. Net proceeds from the private placement were approximately $1.74 million and were primarily used for working capital purposes.

During January 1997, the Company received $450,000 from two unaffiliated investors related to an offering consisting of notes which accrued interest at an annual rate of twelve percent (the 12% Notes). In connection with the 12% Notes, the Company issued 150,000 common stock warrants which are exercisable at eighty-five percent of the price per share of the Company's common stock included in the Offering. In the first quarter of 1997, the Company incurred $79,000 of expense in connection with the issuance and registration of the 150,000 warrants which is included in other expenses in the accompanying 1997 consolidated statement of operations. During February 1997, the Company used a portion of the net proceeds from the Offering to repay $450,000, plus accrued interest of approximately $5,000, related to the 12% Notes.

During February 1997, the Company completed an initial public offering (the Offering) whereby it issued 1,337,000 units, each unit consisting of two shares of common stock and one common stock purchase warrant (the Units), at $7.00 per Unit. Net proceeds from the Offering (including net proceeds from the underwriter's overallotment option) were approximately $8.2 million.

In March 1997, the Company paid approximately $355,000 to certain holders of the 10% Notes, who did not convert their 10% Notes and accrued interest into common stock, from a portion of the net proceeds of the Offering (see Note 11). Approximately $190,000 of the $355,000 was paid to affiliates of the Company under the same terms and conditions as nonaffiliates.

During 1997, holders of 14,000 common stock options, which were originally within the Company's Stock Option Plan, exercised their options at an exercise price of $1.54 per share (see Note 7).

                          GLOBAL MED TECHNOLOGIES, INC.

8. STOCKHOLDERS' EQUITY AND NOTES PAYABLE (continued)

In the fourth quarter of 1997, the Company adopted a stock compensation plan (the Stock Compensation Plan). The Stock Compensation Plan provides for the issuance of up to 100,000 shares of common stock to employees, consultants and others involved in the Company's business. During the fourth quarter of 1997, the Company issued 12,500 shares of common stock to a corporate marketing enterprise. These shares were issued under the Stock Compensation Plan. The Company recognized approximately $26,000 in expense related to this issuance. This amount is included in sales and marketing expense in the accompanying 1997 consolidated statement of operations. As of December 31, 1997, there were a total of 87,500 shares of common stock reserved for future issuance under the Stock Compensation Plan (see Note 10).

Certain members of the Company's Scientific Advisory Committee serve as officers and directors of certain of the Company's customers. In addition, these members also are beneficial owners of the Company's common stock through grants of stock options and through the Company's 1996 10% Note offering (see Note 7).

9. CONTRIBUTIONS TO RETIREMENT PLAN

The Company has a 401(k) retirement plan which covers eligible employees, as defined, of the Company (the 401(k) Plan). Employees may defer up to fifteen percent of their annual compensation up to the maximum amount as determined by the Internal Revenue Service. Under the 401(k) Plan , the Company, at its discretion, may make contributions to the plan. No Company contributions were made to the 401(k) Plan in 1997 or 1996. The Company paid 401(k) Plan administrative expenses of approximately $4,000 for the years ended December 31, 1997 and 1996. Such 401(k) Plan expenses are included in general and administrative expenses in the accompanying consolidated statements of operations.

10. COMMITMENTS AND CONTINGENCIES

The Company has entered into ten long term employment agreements with certain management employees, eight of which are in effect at December 31, 1997 and the initial terms are generally for three to five years. Certain of the eight employment agreements may be extended for two additional years. Such agreements, which can be revised from time to time, provide for minimum salary levels as adjusted for cost-of-living changes, as well as for incentive bonuses which are payable when specified management goals are attained. Four of the employment agreements would require the Company to pay a lump-sum payment of up to $2.5 million if the Company terminates employment for any reason other than cause or disability. At December 31, 1997, the aggregate commitment for future salaries

                          GLOBAL MED TECHNOLOGIES, INC.

10. COMMITMENTS AND CONTINGENCIES (continued)

payable through May 2001, excluding bonuses, is approximately $1.4 million. If all agreements are extended, the additional commitment for future salaries will be approximately $1.5 million. During 1997, the Company incurred and paid approximately $830,000 in connection with the eight employment agreements described above. This amount consists of $500,000 included in payroll and other expense and $330,000 included in research and development expense in the accompanying 1997 consolidated statements of operations.

The Company maintains product liability insurance for Wyndgate's software-related products. To date, no claims have been filed against the Company related to its Wyndgate developed SAFETRACE(R) software product and services or any other of its software-related products and services. In addition, the Company applied for certain regulatory approval of its SAFETRACE(R) software product during October 1995. The Company was permitted to market the SAFETRACE(R) software product during the review process. In April 1997, Wyndgate received notification from the United States Food and Drug Administration of their finding of substantial equivalence of the SAFETRACE(R) software product. This determination permits the Company to continue to market the SAFETRACE(R) software product in the United States.

In January 1993, Wyndgate entered into an agreement with the Royalty Group to develop the Blood Bank Management Information System Software (BBMIS). As part of the consideration for the Royalty Group funding approximately $1.1 million of the development of BBMIS (currently known as SAFETRACE(R)) Wyndgate agreed to pay the Royalty Group certain royalty payments on future software license fees. All payments are due 30 days after each quarter and are based on software license fees collected. Royalty expenses related to this agreement were approximately $65,000 and $323,000 for the years ended December 31, 1997 and 1996, respectively, and are included in cost of revenues in the accompanying consolidated statements of operations. The time period under the royalty schedule is based upon the first date of customer invoicing, which was September 14, 1995 (see Note 1). The royalty payment schedule is as follows:

     From September:
       1995 - 1997                      12 percent
       1997 - 1998                       9 percent
       1998 - 1999                       6 percent
       1999 - thereafter                 3 percent

                          GLOBAL MED TECHNOLOGIES, INC.

10. COMMITMENTS AND CONTINGENCIES (continued)

In July 1996, the Company (through its Wyndgate division) entered into a development agreement (the ITxM Agreement) with The Institute for Transfusion Medicine (ITxM), to develop Commercial Centralized Transfusion System Software (Commercial CTS Software). The ITxM Agreement requires that the Commercial CTS Software (the Company's transfusion services software product, currently in beta testing and to be known as SAFETRACE TX(TM)) be completed by December 16, 1997. If not timely completed, the Company would be subject to certain monetary penalties. The ITxM Agreement provides for a royalty payment to ITxM from the Company for revenues received from the eventual sale of SAFETRACE TX(TM), net of certain fees and charges. The royalty period starts with the first commercial transfer for value of SAFETRACE TX(TM) by the Company. The royalty amounts for each year are higher if the sales of SAFETRACE TX(TM) are initiated by ITxM. The royalty payments range from ten or five percent in year one to two or one percent in year ten and thereafter. Through December 31, 1997, the Company has not incurred any royalty expenses related to the ITxM Agreement. During the fourth quarter of 1997, the Company recognized $485,000 in SAFETRACE TX(TM) development expense related to a further agreement between the Company and ITxM regarding certain monetary penalties as defined in the ITxM Agreement (see Note 1 and Note 11). This amount is included in research and development expense in the accompanying 1997 consolidated statement of operations.

During November 1996, the Company (through its Wyndgate division) entered into an agreement with Ortho Diagnostic Systems, Inc. (ODSI), a subsidiary of Johnson & Johnson (the Ortho Agreement). The Ortho Agreement requires the Company to perform certain software development services in consideration of the payment by ODSI of $500,000 received by the Company in November 1996, and an additional payment of $500,000 received by the Company in January 1997 (see Note 1). The Ortho Agreement provided that until May 14, 1997 (the Exclusivity Period), ODSI had the exclusive right to negotiate with the Company with respect to the Company's activities and developments in information technology and intellectual property relating to donor and transfusion medicine (the Technology) and that, during the Exclusivity Period, the Company would not, directly or through any intermediary, accept, encourage, solicit, entertain or otherwise discuss any acquisition of any of the Company's common stock, business, property or know-how, including the Technology, with any person or entity other than ODSI or an affiliate thereof and would not otherwise encumber the ability of ODSI or an affiliate thereof to enter into any arrangement with the Company concerning the Technology.

                          GLOBAL MED TECHNOLOGIES, INC.

10. COMMITMENTS AND CONTINGENCIES (continued)

Pursuant to the Ortho Agreement, the Company granted ODSI a right of first refusal for a period of six months after the expiration of the Exclusivity Period in the event the Company proposes to transfer, dispose of, sell, lease, license (except on a non-exclusive basis in the ordinary course of its business), mortgage or otherwise encumber or subject to any pledge, claim, lien, charge, encumbrance or security interest (except for a security interest with a bank which was in effect at the time the Ortho Agreement was negotiated) of any kind or nature, any of the Technology.

In May 1997, the Company received communication from ODSI that it had not yet completed an internal evaluation of the Company's Technology and would not be prepared at the conclusion of the Exclusivity Period to discuss a transaction between the Company and ODSI. ODSI requested, and the Company agreed, that ODSI be permitted to continue its evaluation of the Company's Technology, on a non-exclusive basis, with the intent of responding to the Company by July 14, 1997 regarding whether or not ODSI would propose some form of transaction with the Company. On July 14, 1997, the Company and ODSI (collectively the Parties) agreed to a further extension to September 30, 1997. In connection with the extension to September 30, 1997, ODSI relinquished its right of first refusal. On September 17, 1997, the Parties agreed to a further extension to December 31, 1997. On December 22, 1997, the Parties agreed to a further extension to June 30, 1998. In connection with the extension to June 30, 1998, the Parties agreed that ODSI has until December 31, 1998 to elect to require the Company (through Wyndgate) to provide certain software development services as defined in the Ortho Agreement (see Note 1).

As of December 31, 1997, the Company had 4,628,908 shares of common stock reserved for future issuance as a result of the following: 2,185,520 shares underlying unexercised stock options granted within the Company's Stock Option Plan, 860,218 of which are outstanding and exercisable at $1.00 to $3.75 per share and which expire in 2002 through 2007 (see Note 7); 160,000 shares underlying unexercised stock options granted to a business advisory enterprise pursuant to the 1996 Stock Option Agreement, which are exercisable at $2.50 per share and expire in 2002 (see Note 7); 187,800 shares underlying warrants granted in connection with the 10% Note offering, which are exercisable at $3.75 per share and expire in 1999 (see Note 8); 1,858,088 shares underlying warrants issued in connection with the Offering, the underwriter's overallotment option and other warrants granted to the Company's underwriter, which are exercisable at $4.55 to $7.51 per share and which expire in 2000 through 2002 (see Note 8); 150,000 shares underlying warrants granted in connection with the 12% Notes, which are exercisable at $2.98 per share and which expire in 1999 (see Note 8) and 87,500 unissued shares in connection with the Stock Compensation Plan (see
Note 8).

                          GLOBAL MED TECHNOLOGIES, INC.

11. SUBSEQUENT EVENTS

In January 1998, the Company and ITxM agreed (the "January 1998 Agreement") that the Company would not be required to pay monetary penalties in the approximate amount of $485,000 to ITxM, which were incurred as a result of delays in development of SAFETRACE TX(TM), in consideration of the Company providing to ITxM additional maintenance services and product upgrades and substitute liquidated damage provisions for delays. The first of such revised dates and liquidated damage provisions was April 3, 1998, by which the Company was to initiate beta testing of SAFETRACE TX(TM) or pay $500 per day. SAFETRACE TX(TM) was delivered to ITxM for beta testing on April 6, 1998, which was within the grace period provided for in the January 1998 Agreement. Pursuant to the January 1998 Agreement, beta testing of SAFETRACE TX(TM) is to be completed by July 17, 1998, or the Company will face liquidated damages of $1,000 per day.

In January 1998 and in connection with a May 1995 noncompete agreement, the Company's Board of Directors approved payment of $115,000 to the Company's Chairman and Chief Executive Officer. The remaining noncompete amount of $35,000 remains payable to a management employee of the Company's Wyndgate division who is also a shareholder of the Company (see Note 3).

In January 1998, the Company and its Chairman and CEO, were informed of a lawsuit filed by a former employee of a DataMed customer seeking undisclosed damages as a result of a March 1995 alleged erroneous substance abuse test result issued by a DataMed Medical Review Officer (MRO). Management believes that all mandated and necessary MRO procedures were performed and correctly executed. Legal proceedings tend to be unpredictable and costly. However, based on the currently available information, management believes that the resolution of this legal proceeding will not have a material adverse effect on the Company's operating results, financial position or cash flow. Although the Company has not received a final determination from its malpractice insurance carrier regarding insurance coverage for this matter, management believes that any damages arising out of this pending case are adequately covered by the Company's malpractice insurance coverage and recorded accruals. No range of a reasonably possible loss can be estimated because in this matter, the complaint is silent as to the amount of damages sought. The Company's deductible for such claims is approximately $5,000 and is included in accrued expenses in the accompanying consolidated balance sheet as of December 31, 1997 (see Note 1).

On February 9, 1998, the Company's common stock and warrants were delisted from the Nasdaq Small-Cap Market, and commenced trading on the Bulletin Board.

                         GLOBAL MED TECHNOLOGIES, INC.
                         -----------------------------


                  UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 and 1998
               AND THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998

                          GLOBAL MED TECHNOLOGIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                   September 30,
                                                                       1998
                                                                     --------
ASSETS                                                             (Unaudited)

Current assets:
  Cash and cash equivalents                                          $   517
  Accounts receivable-trade, net of
        allowance for uncollectible accounts of
        $50 and $175 at September 30, 1998 and
        December 31, 1997, respectively                                   65
  Unbilled revenues, net of allowance for
        uncollectible accounts of $15 and $125 at
        September 30, 1998 and December 31, 1997,
        respectively                                                      43
  Prepaid expenses and other assets                                      158
                                                                     -------
  Total current assets                                                   783

  Deferred financing costs, net of amortization
        of $ 3,092  and $-0- at September 30, 1998
        and December 31, 1997, respectively                            4,328

  Furniture, fixtures and equipment, at cost:
        Furniture and fixtures                                           369
        Machinery and equipment                                          309
        Computer hardware and software                                 1,146
                                                                     -------
                                                                       1,824
Less accumulated depreciation and amortization                        (1,044)
                                                                     -------
                                                                         780

Capitalized software development costs, less accumulated                 685
         amortization of $645 and $403 at September 30, 1998 and December 31, 1997, respectively

Other assets                                                              60
                                                                     -------

Total assets                                                         $ 6,636
                                                                     =======

See notes to unaudited consolidated financial statements

                          GLOBAL MED TECHNOLOGIES, INC.
                     CONSOLIDATED BALANCE SHEETS (Continued
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   September 30,
                                                                       1998
                                                                     --------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                      (Unaudited)

Current liabilities:
     Accounts payable                                                $    368
     Accrued expenses                                                     602
     Accrued payroll                                                      129
     Accrued compensated absences                                         439
     Noncompete accrual                                                    35
     Unearned revenue                                                   2,238
     Current portion of capital lease obligations                         129
     Short term debt                                                    1,500
     Net liabilities of discontinued operations                          --
                                                                     --------

Total current liabilities                                               5,440

Capital lease obligations, less current portion                           115
                                                                     --------

Total liabilities                                                       5,555

Commitments and contingencies

Stockholders' equity (deficit):
     Preferred stock, $.01 par value: Authorized shares - 10,000,000
        None issued or outstanding                                       --
     Common stock, $.01 par value: Authorized shares - 40,000,000
        Issued and outstanding shares-8,318,255 and 8,148,255
        at September 30, 1998 and December 31, 1997, respectively          82
     Additional paid-in capital                                        20,961
     Accumulated deficit                                              (19,962)
                                                                     --------
Total stockholders' equity (deficit)                                    1,081
                                                                     --------

Total liabilities and stockholders' equity (deficit)                 $  6,636
                                                                     ========

See notes to unaudited consolidated financial statements.

                          GLOBAL MED TECHNOLOGIES, INC.
                            STATEMENTS OF OPERATIONS
                 (IN THOUSANDS, EXCEPT COMMON SHARE INFORMATION)


                                                        Three Months Ended
                                                           September 30,
                                                        1998           1997
                                                     -----------    -----------

Revenues:
     Software sales and consulting                   $     1,097    $       564
     Hardware and software, obtained
         from vendors                                         27             46
                                                     -----------    -----------
                                                           1,124            610

Cost of revenues:
     Software sales and consulting                           455            477
     Hardware and software, obtained
         from vendors                                         17             22
                                                     -----------    -----------
                                                             472            499
                                                     -----------    -----------
Gross profit                                                 652            111

Operating expenses:
     General and administrative                              129            727
     Sales and marketing                                     151            614
     Research and development                                332            716
     Depreciation and amortization                           139            115
                                                     -----------    -----------

 Loss before other income (expense)                          (99)        (2,061)
                                                     -----------    -----------

Interest income                                                2             32
Interest expense                                             (46)           (20)
Amortization of deferred financing costs                  (1,855)          --
Other                                                        459           --
                                                     -----------    -----------

Net loss                                             $    (1,539)   $    (2,049)
                                                     ===========    ===========


Basic and diluted loss per share of common stock     $     (0.19)   $     (0.27)
                                                     ===========    ===========

Weighted average number of common shares
      outstanding - basic and diluted                  8,217,603      7,484,000
                                                     ===========    ===========

See notes to unaudited consolidated financial statements.

                          GLOBAL MED TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                 (IN THOUSANDS, EXCEPT COMMON SHARE INFORMATION)

                                                          Nine Months Ended
                                                            September 30,
                                                         1998          1997
                                                     -----------    -----------
Revenues:
     Software sales and consulting                   $     3,159    $     1,929
     Hardware and software, obtained
         from vendors                                        383            266
                                                     -----------    -----------
                                                           3,542          2,195

Cost of revenues:
     Software sales and consulting                         1,532          1,067
     Hardware and software, obtained
        from vendors                                         300            190
                                                     -----------    -----------
                                                           1,832          1,257
                                                     -----------    -----------
Gross profit                                               1,710            938

Operating expenses:
  General and administrative                                 904          2,345
  Sales and marketing                                        838          1,100
  Research and development                                 1,687          1,794
  Depreciation and amortization                              427            269
  Restructuring charges                                      138           --
                                                     -----------    -----------

Loss before other income (expense)                        (2,284)        (4,570)

Interest income                                               15            147
Interest expense                                             (85)           (67)
Amortization of deferred financing costs                  (3,092)          --
Other                                                        459            (81)
                                                     -----------    -----------

Loss from continuing operations                           (4,987)        (4,571)

Loss from discontinued operations                           --             (880)
                                                     -----------    -----------

Net loss                                             $    (4,987)   $    (5,451)
                                                     ===========    ===========
Basic and diluted loss per share of common stock:
     Continuing operations                           $     (0.61)   $     (0.61)
     Discontinued operations                                --            (0.12)
                                                     -----------    -----------
                                                     $     (0.61)   $     (0.73)
                                                     ===========    ===========

Weighted average number of common shares
     outstanding - basic and diluted                   8,171,625      7,484,000
                                                     ===========    ===========

See notes to unaudited consolidated financial statements.

                          GLOBAL MED TECHNOLOGIES, INC.
                       CONSOLIDATED STATEMENTS CASH FLOWS
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                              Nine Months Ended
                                                                September 30,
                                                               1998       1997
                                                             -------    -------
OPERATING ACTIVITIES
Net loss                                                     $(4,987)   $(5,451)
Adjustments to reconcile net loss to
  net cash used in operating activities:
     Loss from discontinued operations                          --          880
     Shares issued for services, net                              43        502
     Changes in allowances for uncollectible amounts            (235)      --
     Depreciation and amortization                               427        269
     Amortization of financing costs                           3,092       --
     Amortization of software costs                              242        180
     Increase in other long term assets                          (60)      --
     Other                                                        20          2

Changes in operating assets and liabilities:
     Accounts receivable-trade, net                              235         50
     Unbilled revenues, net                                      225        213
     Prepaid expenses and other assets                           176        (79)
     Capitalized software development costs                     (791)      --
     Accounts payable                                             44         23
     Accrued expenses                                              3       (226)
     Accrued payroll                                            (269)       (24)
     Accrued compensated absences                                (10)        37
     Noncompete accrual                                         (115)      --
     Unearned revenue                                           (523)       563
                                                             -------    -------

                 Net cash used in continuing operations       (2,483)    (3,061)
                 Net cash used in discontinued operations       (631)    (1,255)
                                                             -------    -------
                 Net cash used in operating activities        (3,114)    (4,316)
                                                             -------    -------

INVESTING ACTIVITIES
Purchases of equipment and fixtures                              (66)      (670)
Proceeds from sales of property and equipment                     10       --
                                                             -------    -------

                 Net cash used in investing activities           (56)      (670)
                                                             -------    -------

                          GLOBAL MED TECHNOLOGIES, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                               Nine Months Ended
                                                                 September 30,
                                                               1998       1997
                                                              ------     ------
FINANCING ACTIVITIES
Borrowings on short-term debt                                  1,500        450
Principal payments on short-term debt                           --       (1,547)
Principal payments under capital
   lease obligations                                            (183)      (150)
Principal payments on notes payable                             --         (327)
Issuance of common stock, net                                   --        8,272
Deferred offering costs                                         --          486
Changes in net long term assets of discontinued operations      --         (165)
                                                             -------    -------

                Net cash provided by financing activities      1,317      7,019
                                                             -------    -------

Net (decrease) increase in cash and cash equivalents         $(1,853)   $ 2,033

Cash and cash equivalents at beginning of period               2,370        489
                                                             -------    -------

Cash and cash equivalents at end of period                   $   517    $ 2,522
                                                             =======    =======


Supplemental disclosures:

     Cash paid for interest approximates interest expense.

     Shares of Common Stock were issued in exchange for services and recorded as prepaid expense in the amount of $78 thousand. This amount represents fair market value of the 100,000 shares at the date of issuance.

     In exchange for services, 70,000 shares of Common Stock were issued during 1998 at the then market value of $81 thousand and previously issued shares with a value of $38 thousand were rescinded.

See notes to unaudited consolidated financial statements.

                          GLOBAL MED TECHNOLOGIES, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.   BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Global Med Technologies, Inc. (the "Company") have been prepared by management in accordance with generally accepted accounting principles for interim financial information and with the regulations of the Securities and Exchange Commission. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation of financial position at September 30, 1998 and the results of operations for the three and nine months ended September 30, 1998 and 1997 and cashflows for the nine months ended September 30, 1998 and 1997 have been included.

While management believes the disclosures presented are adequate to prevent misleading information it is suggested that the accompanying unaudited consolidated interim financial statements be read with the audited consolidated financial statements and the notes thereto contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, as filed with the Securities Exchange Commission. The interim results of operations for the three and nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for any other interim period of 1998 or for the year ending December 31, 1998.

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The unaudited consolidated financial statements reflect the Company's DataMed International division, which was sold on December 15, 1997, as discontinued operations in accordance with Accounting Principles Board Opinion No. 30.

2.   LIQUIDITY AND MANAGEMENT'S PLANS

From inception through September 30, 1998, the Company has incurred significant cumulative net losses. The Company expects to continue to incur net losses through 1999, and possibly thereafter, until its existing SafeTrace(R) software product is completely implemented and operational within the Company's customers' information system environments and until its transfusion services software product (to be known as SafeTrace Tx(TM)), is established in its markets. In April 1998, the Company entered into two financing agreements with two related parties, which were previously not affiliated with the Company, as follows: a loan of $1.5 million and a line of credit of up to $1.65 million. Both the loan and the line of credit accrue interest to be repaid upon maturity of 366 days after April 14, 1998. The Company agreed to pay a cash finder's fee of 9% of the amounts drawn upon the line of credit to American Fronteer Financial Corporation (AFFC), formerly known as RAF Financial Corporation. AFFC is related to the lenders and was also the lead underwriter for the Company's February 1997 initial public offering.

In consideration for the $1.5 million loan, the lender received 6 million detachable warrants, exercisable at $.25 per warrant, for 6 million shares of the Company's common stock. The exercise price of the detachable warrants was substantially below the market price for the Company's common stock at the grant date of April 14, 1998. In consideration of extending the $1.65 million line of credit, the lender received 1 million detachable warrants, exercisable at $.25 per warrant, for 1 million shares of the Company's common stock. When the Company draws upon the $1.65 million line of credit, the lender will receive an additional 5 million detachable warrants, exercisable at $.25 per warrant, for 5 million shares of the Company's common stock. The warrants are exercisable over a 10-year period from April 14, 1998. The Company was required to use its best efforts to register the common stock underlying the detachable warrants on or before July 14, 1998. If the Company defaults on the $1.5 million loan or the $1.65 million line of credit, the debt, including any interest, can be converted into shares of the Company's common stock on the basis of one share for each $.05 of debt. Through September 30, 1998, the Company had drawn $1.5 million on the $1.5 million loan and $ -0- on the line of credit. On October 30, 1998, the Company drew $400,000 on the line of credit.

                          GLOBAL MED TECHNOLOGIES, INC.

In accordance with the borrowing agreements, a Form SB-2, not yet effective, was filed with the Securities and Exchange Commission on May 15, 1998, to register the common stock. The Company plans to update the Form SB-2 prior to the end of the year.

The issuance of the discounted warrants resulted in a significant noncash transaction in the Company's 1998 consolidated financial statements. Based on a managerial assessment, using the Black-Scholes pricing model, $7.42 million was recorded as the fair value of the warrants and deferred financing costs to be amortized over the twelve month term of the debt. For the quarter and nine months ended September 30, 1998, $1.855 million and $3.092 million, respectively, were amortized to financing cost expense in the statement of operations.

In light of the Company's projected net losses and negative cash flows, management believes the Company has the financial resources with this additional financing to maintain its planned level of operations until April 1999 without obtaining additional financing. Management, however, recognizes that even with the current financing, the Company will need to obtain additional capital in 1999, or it may be required to substantially reduce its software development programs and other operating expenses.

3.   DISCONTINUED OPERATIONS

On August 18, 1997, the Company entered into an asset purchase agreement with National Medical Review Office, Inc. (NMRO) to sell its DataMed division to NMRO contingent upon approval from the Company's stockholders. In conjunction with the sale, the Company and NMRO also entered into a management agreement where NMRO agreed effective July 1, 1997 to assume the direction and control of the business and operations of DataMed. Accordingly, NMRO managed the business and assumed ownership responsibility for the operational results from July 1, 1997 through the date of final close. On December 15, 1997, upon stockholders' approval, the Company finalized the sale of the assets and operations of DataMed to NMRO.

The operating results of the discontinued operations reflected in the Company's unaudited consolidated statements of operations are summarized as follows (in thousands):


                                                         Nine Months Ended
                                                         September 30, 1997
                                                         ------------------

Substance abuse testing and other revenue                      $ 2,953
Operating expenses                                              (2,151)
                                                               -------
Gross profit                                                   $   802
                                                               =======

Net loss                                                       $  (880)
                                                               =======

The net liabilities of the discontinued operations were $631 thousand at December 31, 1997.

4.   REVENUE RECOGNITION

As of January 1, 1998, the Company adopted AICPA Statement of Position (SOP) 97-2, "Software Revenue Recognition", which is effective for transactions that the Company entered into during the three and nine months ended September 30, 1998 and for transactions which the Company will enter into in the future. SOP 97-2 prohibits retroactive application of its provisions. The most significant impact of SOP 97-2 on the Company's revenue recognition accounting policies is that for arrangements with multiple elements, revenue may be deferred and amortized over an extended delivery period and revenue will be recognized based on the fair value of each multiple element. The Company has made changes in its business operations to minimize the impact of SOP 97-2.

                          GLOBAL MED TECHNOLOGIES, INC.

5.   STOCKHOLDERS' EQUITY

Stock Options & Warrants

On August 27, 1998, options to purchase 2,784,000 Class A Common Shares were granted to officers, directors and employees, with an exercise price of $ .75 per share, the fair market value of the stock on the date of the grant.

On October 14, 1998, 130,000 options to purchase Class A Common Shares were granted to employees. Warrants to purchase 600,000 shares were issued to a director. The options and warrants were granted at an exercise price of $.75 per share, the fair market value of the stock on the date of the grant.

The options and warrants are exercisable over a ten-year period.


Common Stock

On August 3, 1998, the Company issued 50,000 shares of its common stock to a director in exchange for services. The fair value of the stock on the date of the grant was $65,125, and is reflected in the statement of operations as general and administrative expense.

On September 1, 1998, 120,000 shares of the Company's common stock were issued in exchange for services. The cost of the services and the fair market value of the shares were $93,750 of which $15,625 has been recorded in general and administrative expenses and $78,125 as prepaid expenses, pending completion of the services.


6.   CONTINGENCIES

During 1997, the Company sold its DataMed International division ("DataMed"). DataMed's substance abuse testing service agreements have contract terms that vary from one to five years and, unless canceled generally ninety days prior to the end of the license term, most are automatically renewable. Generally, such contracts are not assignable. The Asset Purchase Agreement for the sale of DataMed provides that the Company will assign all of DataMed's customer contracts to the purchaser, and if DataMed customers do not consent to the assignment, the purchaser can require the Company to terminate any non-consenting customers' contracts. The Company will not be in the substance abuse testing business in the future. While the Company does not consider it likely, it is possible than non-consenting customers could commence litigation against the Company for failure to provide substance abuse testing pursuant to such customers' contracts with DataMed.

During the quarter ended September 30, 1998, the Company revised certain estimates of loss contingencies. The revision resulted in the reversal of $421 thousand of potential liabilities related to the DataMed sale, which is reflected as other income/expenses in the statements of operations.


7.   RECLASSIFICATIONS

Certain prior period amounts have been reclassified to conform with the current period presentation.

                          GLOBAL MED TECHNOLOGIES, INC.




                               ___________ Shares




                             ----------------------



                                   PROSPECTUS



                             ---------------------




                                 _________, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.
         ------------------------------------------

     A. The Colorado Business Corporation Act (the "Act") allows indemnification of directors, officers, employees and agents of the Company against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the Company if such person conducted himself in good faith and reasonable believed his actions were in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the Board of Directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses. In addition, the Company's By-Laws provide that the Company shall have the power to indemnify its officers, directors, employees and agents to the extent permitted by the Act.

     Specifically, the Act provides as follows:

     "7-109-102. Authority to indemnify directors

          (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

               (a) The person conducted himself or herself in good faith; and

               (b) The person reasonably believed:

                    (I) In the case of conduct in an official  capacity with the corporation, that his or her conduct was in the corporation's best interests; and

                    (II) In all  other  cases,  that his or her  conduct  was at least not opposed to the corporation's best interests; and

               (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

          (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

          (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

          (4) A corporation may not indemnify a director under this section:

               (a) In  connection  with a  proceeding  by or in the right of the
          corporation  in  which  the  director  was  adjudged   liable  to  the
          corporation; or

               (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

          (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     7-109-103. Mandatory indemnification of directors

          Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

     7-109-105. Court-ordered indemnification of directors

          (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

               (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

               (b) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102(1) or was adjudged liable in the circumstances described in section 7-109-102(4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109- 102(4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

     7-109-106. Determination and authorization of indemnification of directors

          (1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104(1)(a) and (1)(b) are received and the determination required by section 7-109-104(1)(c) has been made.

          (2) The determinations required by subsection (1) of this section shall be made:

               (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

               (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

          (3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1)of this section shall be made:

               (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

               (b) By the shareholders.

          (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

     7-109-107. Indemnification of officers, employees, fiduciaries, and agents

          (1) Unless otherwise provided in the articles of incorporation:

               (a) An officer is entitled  to  mandatory  indemnification  under section 7- 109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

               (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

               (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

     7-109-108. Insurance

          A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

     7-109-109. Limitation of indemnification of directors

          (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

          (2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

     7-109-110. Notice to shareholders of indemnification of director

          If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action."

     B. Article VI of the Registrant's Amended and Restated Articles of Incorporation provides for the elimination of personal liability for monetary damages for the breach of fiduciary duty as a director except for liability (i) resulting from a breach of the director's duty of loyalty to the Registrant or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for approving payment of distributions to shareholders to the extent that any such actions are illegal under the Act; or (iv) for any transaction from which a director derives an improper personal benefit. This Article further provides that the personal liability of the Registrant's directors shall be eliminated or limited to the fullest extent permitted by the Act.

     C. The Underwriting Agreement between the Registrant and the Underwriters provides that the Underwriters will indemnify and hold harmless the Registrant, the directors of the Registrant, and each person, if any, who controls the Registrant within the meaning of Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), against any and all losses, claims, demands, liabilities and expenses (including reasonable legal or other expenses) to which it may become subject, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or in any Blue Sky Application or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, resulting from the use of written information furnished to the Registrant by the Underwriters or any participating dealer for use in the preparation of the Registration Statement or in any Blue Sky Application.

Item 25. Other Expenses of Issuance and Distribution
         -------------------------------------------

     The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the issuance and distribution of the securities being offered. All expenses are estimated.


     Registration and filing fee .............................       $  6,102
     NASD filing fee .........................................          2,300
     Printing ................................................          3,000
     Accounting fees and expenses ............................         20,000
     Legal fees and expenses .................................         45,000
     Blue Sky fees and filing fees ...........................          1,000
     Transfer and Warrant Agent fees .........................           -0-
     Miscellaneous ...........................................          9,598
                                                                     --------
     Total ...................................................       $ 87,000
                                                                     ========



Item 26. Recent Sales of Unregistered Securities
         ---------------------------------------

     During the past three years, the Registrant has issued its securities to the following persons for cash or other consideration indicated in transactions that were not registered under the 1933 Act.

                                       I.

                           May 1995 Private Placement
                           --------------------------


Name                        No. of Unit (1)  Consideration  Share Adjustment (2)
----                        ---------------  -------------  --------------------

Ms. Elizabeth Kitchen &        10,000          $  50,000          8,000
Guy B. Nutter

I. Stephen Davis, MD           10,000             50,000          8,000

William C. Dickey, MD           1,000              5,000            800

Metropolitan Pathologists       5,000             25,000          4,000
Profit Sharing Trust
FBO Gary D. Dickey, MD

Metropolitan Pathologists      19,000             95,000         15,200
Profit Sharing Trust
FBO William C. Dickey, MD

Herbert H. Maruyama, MD        10,000             50,000          8,000

Name                        No. of Unit (1)  Consideration  Share Adjustment (2)
----                        ---------------  -------------  --------------------

Wilshire Center Geriatrics Medical   10,000         50,000                 8,000
Group, Inc. DBPP
FBO Eugene Seymour, MD

Resources Trust Company              10,000         50,000                 8,000
FBO Nancy S. Rogers
IRA dtd 3/22/84 # I ###-##-####

Robert L. Messenbaugh, MD            10,000         50,000                 8,000

Herbert L. Jacobs, MD                15,000         75,000                12,000

Stewart Weinerman, MD                10,000         50,000                 8,000

Patrick A. Zoellner, MD               5,000         25,000                 4,000

Hal Cohn, MD                          5,000         25,000                 4,000

Susan H. Sipf                        10,000         50,000                 8,000

Kenneth Manfre, MD                   20,000        100,000                16,000
                                     ------        -------                ------
     TOTAL                          150,000       $750,000               120,000
                                    =======        =======               =======
-------------

(1) Each unit consisted of two shares of Common Stock and one Common Stock Purchase Warrant exercisable at $3.00 per share until June 1, 1998.

(2) In March 1997, each Unit holder received a pro rata "Share Adjustment" based upon the extent that the initial public offering price per share of Common Stock in the Company's public offering ($3.50) was less than $4.90.

     The offers and sales set forth in I above were made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act and/or Regulation D and Rule 506 adopted thereunder. All of the purchasers are known to the Registrant's president, Michael I. Ruxin, or were referred to him by other purchasers in this offering or by clients of the Registrant. Based upon Dr. Ruxin's knowledge of the purchasers and upon written representations made by the purchasers, the Registrant believes all but four of the purchasers were accredited investors at the time of their purchases. The four non-accredited purchasers are medical doctors and, therefore, based upon their knowledge of Registrant's business and their representations, the Registrant believes each was capable of evaluating the merits and risks of an investment in the Registrant. No broker/dealers were involved in the sale and no commissions were paid. All purchasers represented that they purchased the securities for investment, and all certificates issued to the purchasers were impressed with a restrictive legend advising that the shares represented by the certificates may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established.
The Registrant's transfer agent will be advised to place "stop transfer" instructions against the transfer of these certificates.

                                       II.

                            May 1995 Wyndgate Merger
                            ------------------------


                                                         Consideration
Name                         No. of Shares*         (No. of Wyndgate Shares)
----                         -------------          ------------------------

William J. Collard              653,006                      1,999

Gerald F. Willman, Jr.          570,033                      1,745

Lori J. Willman                 368,481                      1,128

Timothy J. Pellegrini           368,480                      1,128
                                -------                      -----
     TOTAL                    1,960,000                      6,000
                              =========                      =====
-------------

* Based upon the conversion factor of 326.6667 multiplied by the number of Wyndgate shares.

     The offers and sales set forth in II above were made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. No broker/dealers were involved in the sale and no commissions were paid. All such persons represented that they acquired the securities for investment, and all certificates issued to the persons were impressed with a restrictive legend advising that the shares represented by the certificates may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established. The Registrant's transfer agent will be advised to place "stop transfer" instructions against the transfer of these certificates.

                                      III.

     In June 1995, in connection with Joseph F. Dudziak being employed as the president of the Registrant, the Registrant issued Mr. Dudziak Incentive Stock Options to purchase 100,000 shares exercisable at $2.45 per share until June 2005. In September 1996, the Registrant issued Mr. Dudziak Incentive Stock Options to purchase 25,000 shares exercisable at $2.50 per share until September 2006. In August 1997, Mr. Dudziak's 125,000 options were modified in the following respects: (a) 55,248 and 69,752 of the 125,000 options were granted as Incentive Stock Options and Non-Qualified Stock Options, respectively, (b) such options are immediately and fully vested and (c) the exercise price of the options was reduced to $1.81 per share. The Registrant relied on Section 4(2) of the Securities Act of 1933, as amended, in connection with the original issuance of the option to Mr. Dudziak.

                                       IV.

                         January 1996 Warrant Exercises
                         ------------------------------


Name                                  No. of Shares        Consideration*
----                                  -------------        -------------

William C. Dickey, MD                     1,000              $  3,000
& Karen N. Dickey

Metropolitan Pathologists                19,000                57,000
Profit Sharing Trust

Robert L. Messenbaugh, MD                10,000                30,000

Metropolitan Pathologists                 5,000                15,000
Profit Sharing Trust
FBO Gary D. Dickey, MD

Resources Trust Company                  10,000                30,000
FBO Nancy S. Rogers
IRA dtd 3/22/84  #I ###-##-####

Patrick A. Zoellner, MD                   5,000                15,000

Eric D. Sipf                             10,000                30,000

Herbert H. Maruyama, MD                  10,000                30,000

Stewart Weinerman, MD                    10,000                30,000

Eugene Seymour, MD                        3,333                 9,999
Wilshire Center Geriatrics Medical        6,667                20,001
Group DBPP, Inc. FBO
Eugene Seymour, M.D.

Herbert L. Jacobs, MD                    15,000              $ 45,000

Kenneth Manfre, MD                       20,000                60,000

Hal Cohn, MD                             15,000                45,000

Charles Citrin                           10,000                30,000
                                         ------              --------
     TOTAL                              150,000              $450,000
                                        =======              ========
-------------

*    Based upon an exercise price of $3.00 per share.

     The offers and sales set forth in IV above were made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act and/or Regulation D and Rule 506 adopted thereunder. The purchasers set forth in this section IV are the same purchasers as set forth under I above who exercised the warrants they acquired as part of the units sold described under I above. All but four of the purchasers were accredited investors. See the description under I above. No broker/dealers were involved in the sale and no commissions were paid. All purchasers represented that they purchased the securities for investment, and all certificates issued to the purchasers were impressed with a restrictive legend advising that the shares represented by the certificates may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established.
The Registrant's transfer agent will be advised to place "stop transfer" instructions against the transfer of these certificates.

                                       V.

                 January 1996 Series A Preferred Stock Offering
                 ----------------------------------------------

Name                           No. of Shares*           Consideration
----                           -------------            -------------

Ronald O. Gilcher, MD              66,667                  $250,000

-------------

* Initially issued as Series A Preferred Stock, but converted into a like number of shares of Common Stock in May, 1996.

     The offer and sale to Dr. Gilcher was made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. No broker/dealers were involved in the sale and no commissions were paid. Dr. Gilcher represented that he purchased the securities for investment, and the certificate issued to him was impressed with a restrictive legend advising that the shares represented by the certificate may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established. The Registrant's transfer agent will be advised to place "stop transfer" instructions against the transfer of his stock certificate.

                                       VI.

                 Shares issued pursuant to Settlement Agreements
                 -----------------------------------------------

Name                             No. of Shares      Consideration
----                             -------------      -------------

Frontline Marketing, Inc.            20,408         Release of Claims
                                                    (shares issued October 1995)

Robert S. Verhey                     10,000         Release of Claims (shares
                                     ------         issued May 1996)

     TOTAL                           30,408
                                     ======

     The issuances set forth in VI above were made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. No broker/dealers were involved in the sale and no commissions were paid. The persons represented that they acquired the securities for investment, and the certificates issued to the persons were impressed with a restrictive legend advising that the shares represented by the certificates may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established. The Registrant's transfer agent will be advised to place "stop transfer" instructions against the transfer of these certificates.

                                      VII.

                 Options issued to Scientific Advisory Committee
                 -----------------------------------------------


Name                           Number of Options                Expiration Date
----                           -----------------                ---------------

William C. Dickey, MD                2,500                       January 2006

Cathy Bryan                          1,000                       January 2006

Ronald O. Gilcher, MD                1,000                       January 2006

     The options issued to the members of the Registrant's Scientific Advisory Committee were made in reliance upon the exemption from registration provided by
Section 4(2) of the 1933 Act. The consideration for the issuance of the options was the agreement by the named individuals to serve on the Registrant's Scientific Advisory Committee. The options were issued pursuant to the Registrant's nonqualified stock option plan and are exercisable at $3.75 per share, and vest over a five year period. No broker/dealers were involved in the sale and no commissions were paid. All option certificates were impressed with a restrictive legend advising that the options represented by the certificates may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established.

                                      VIII.

     In April 1996, the Registrant entered into an agreement with LMU & Company ("LMU"), which was amended in November 1996, January 1997 and October 1997. As partial consideration for LMU's services under the agreement as amended, the Registrant issued LMU an option to purchase 160,000 shares of the Registrant's Common Stock, exercisable at $2.50 per share. The option became exercisable on March 19, 1997 as the average bid price for the Registrant's Common Stock was at least $3.50 for five consecutive trading days as provided for in the October 1997 amendment. The issuance of the option to LMU was made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act. No broker/dealers were involved in the sale and no commissions were paid. LMU represented that LMU acquired the option for investment and not with a view to distribution.

                                       IX.

                       1996 10% 3-Year Convertible Notes*
                       ----------------------------------

Name                                Consideration           No. of Warrants**
----                                -------------          ----------------

Arnold E. Prince                       $25,000                   6,250

Richard Sher                            50,000                  12,500

Bart Valdez                             11,200                   2,800

Wilshire Center Geriatrics              50,000                  12,500
Medical Group, Inc.
Eugene Seymour, M.D. Trustee

Eugene H. Seymour, M.D.                 50,000                  12,500

Underwood Family Partners              100,000                  25,000

Jeffrey Appel                           25,000                   6,250

Benjamin R. Budraitis                   10,000                   2,500

Joseph F. Dudziak                       50,000                  12,500

Neill and Nita Freeman                  25,000                   6,250

Thomas R. Sakaguchi                     20,000                   5,000

James Sakaguchi                         27,500                   6,875

Ellen Sakaguchi                         12,500                   3,125

Michael Lipkin                          35,000                   8,750

Thomas R. Ulie                          50,000                  12,500

William J. Collard                      60,000                  15,000

Michael I. Ruxin, M.D.                  25,000                   6,250

Ralph Grills, Jr.                       50,000                  12,500

Gordon Segal, MD                        25,000                   6,250

Harris A. Cahn                          25,000                   6,250

Joel C. Newman, MD                      25,000                   6,250
                                      --------                 -------
     Total                            $751,200                 187,800
                                      ========                 =======

----------
                                      II-12

*    Convertible at $3.75 per share.

** One warrant for each $4 purchase exercisable over a three year period commencing June 26, 1996 at $3.75 per share.

     The offers and sales set forth in IX above were made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act and/or Regulation D and Rule 506 adopted thereunder. Based upon information known to the Registrant, and representations made by each of the purchasers, the Registrant believes that all but three of the purchasers were accredited investors. The three non-accredited purchasers are family members of one of the Registrant's employees. Based upon such relationship, upon information known to the Registrant and representations made by each of these three purchasers, the Registrant believes that they were able to evaluate the merits and risks of an investment in the Registrant. No broker/dealers were involved in the sale and no commissions were paid. All of such purchasers represented that they purchased the securities for investment, and all Notes issued to the purchasers were impressed with a restrictive legend advising that the Notes may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established.

                                       X.

                           July 1996 Private Placement
                           ---------------------------


                                           Number of              Consideration
Name                                        Shares                    Paid
----                                        ------                    ----

Hugo Brooks                                 10,000                 $ 25,000

Lawrence M. Underwood                        5,000                   12,500
Paul R. Hoover & Janet F. Hoover,           10,000                   25,000
JTWROS

Battersea Capital, Inc.                     10,000                   25,000

ESN Financial, LP                           20,000                   50,000

Anil & Bina Patel, JTWROS                   10,000                   25,000

Michal & Renata Pivonka, JTWROS             50,000                  125,000

William B. & Cheryl A. Bacon, JTWROS        10,000                   25,000

Vannette F. Poole                           20,000                   50,000

John L. Moran                               20,000                   50,000

William R. Teele                            10,000                   25,000

Alan David Cohen                            10,000                   25,000

Peter & Luba Bondra, JTWROS                         40,000            100,000

Harvey D. Rhoads                                     2,500              6,250

E. Pat Manuel                                       25,000             62,500

Allen E. Hoyt                                       10,000             25,000

Richard Kay                                         20,000             50,000

Mildred J. Geiss                                     7,000             17,500

Clyde William & Valerie J. Pray,                    10,000             25,000
JTWROS

Barry Slosberg                                      10,000             25,000

Bradley Subler                                       2,000              5,000

Andrew E. Kauders                                    6,000             15,000

Richard J. N. Leonard                                6,000             15,000

David Hickey                                        10,000             25,000

Georgia M. Dunston                                  10,000             25,000

TradeLink, L.L.C.                                   10,000             25,000

Robert M. Kassenbrock                               40,000            100,000

Laurence P. Emrie                                    4,000             10,000

Larry & Michelle Weinstein, JTWROS                   5,000             12,500

Underwood Family Partners, LTD                      20,000             50,000

Amar & Vangie Romero, JTWROS                         6,000             15,000

Consulting on Government Procurement-               10,000             25,000
FBO J.S. Sansome

Lawrence E. & Jeanne R. Keith, JTWROS               10,000             25,000

Riley Wilson -  dba RW Enterprises                  20,000             50,000

John Solomita                                       10,000             25,000

William Vasey                                       10,000             25,000

Tadahiko Nakamura                                   30,000             75,000

Robert W. & Rhonda W. Braun, JTWROS                  4,000             10,000

Donald H. & Mary Lou Wilbois, JTWROS                 2,000              5,000

Jon and Laurie Lindvall                              4,000             10,000

Maurice S. Cohen                                    10,000             25,000

Wilbert D. Pearson                                  10,000             25,000

Georgina S. Caslavka                                10,000             25,000

Lynne D. Caslavka                                    6,000             15,000

Voss Boreta                                         10,000             25,000

Keith D. & Carolyn P. McDonald,                     10,000             25,000
JTWROS

Howard I. Saiontz                                   10,000             25,000

James A. Newsham III & Vivian M.                     5,000             12,500
Newsham, JTWROS

William C.  & Mary Claire McCormick,                10,000             25,000
JTWROS

Patrick M. Sheridan                                  4,000             10,000

Thomas D. Fiorino                                   20,000             50,000

Richard G. Belcher                                  10,000             25,000

Scot  C. Irwin                                       5,000             12,500

Alan Goldstein                                      10,000             25,000

Maurice and Stacy Gozlan, JTWROS                    10,000             25,000

Howard Wall                                         20,000             50,000

William C. Meyer                                     4,000             10,000

Jeffrey M. Savell                                    7,000             17,500

James A. & Joann Wiedenhoeft, JTWROS                15,000             37,500

A. Thomas Tenenbaum                                  6,000             15,000

Brenman Key & Bromberg 401K Profit                  10,000             25,000
Sharing Plan FBO Thomas R. Bromberg

Brenman Key & Bromberg 401K Profit                  20,000             50,000
Sharing Plan FBO Albert Brenman

Stuart McNab                                         1,000              2,500

George Thompson                                      9,500             23,750

Brenman Key & Bromberg 401K Profit                  14,000             35,000
Sharing Plan FBO A. Thomas Tenenbaum

Kenneth Higgins                                      5,000             12,500

Richard T. Baldwin                                  20,000             50,000
                                                   -------             ------
            Total                                  800,000         $2,000,000
                                                   =======         ==========

     The offers and sales set forth in X above were made in reliance upon the exemption from registration provided by Section 4(2) of the 1933 Act and/or Regulation D and Rule 506 adopted thereunder. RAF Financial Corporation acted as the Placement Agent for the offering for which it received a commission of 10% of the amount of securities sold in the offering and a 3% expense allowance. Based upon representations made by each of the purchasers in the offering, the Registrant believes that all but four of the purchasers are "accredited investors" as that term is defined in Rule 501 of Regulation D. With respect to the four non-accredited investors, the Registrant believes, based upon each investor's representations, that each non-accredited investor was capable of evaluating the merits and risks of their investment in the Registrant. All of such purchasers represented that they purchased the securities for investment, and all certificates issued to purchasers were impressed with a restrictive legend advising that the shares represented by the certificates may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established. The Registrant's transfer agent will be advised to place "stop transfer" instructions against the transfer of these certificates.

                                       XI.

                             Employee Stock Options
                             ----------------------

     During the past three years, the Registrant has granted approximately 330,000 incentive stock options and approximately 78,000 non-qualified stock options to approximately 60 employees of the Registrant and others pursuant to the Registrant's Amended and Restated Stock Option Plan not shown elsewhere within Item 26. The options are exercisable at prices ranging from $1.54 to $3.75 over a ten year period. No consideration was paid by the employees of the Registrant or others in connection with the issuance of the options. Only five employees have exercised their options, for an aggregate of 14,480 shares of the Company's Common Stock. The issuance of the options and sales of the shares were made in reliance upon the exemption from registration provided by Section 3(b) of the Securities Act of 1933, as amended, and Rule 701 adopted thereunder. No broker/dealers were involved in the sale and no commissions were paid. All purchasers purchased the securities for investment, and all option certificates issued to purchasers were impressed with a restrictive legend advising that the shares represented by the certificates may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established. All the shares underlying these options have been registered under a Registration Statement on Form S-8.

                                      XII.

                          January 1997 Bridge Financing
                          -----------------------------

     In January 1997, the Registrant borrowed $450,000 from two individuals. The loans were evidenced by promissory notes, and were repaid with proceeds from the Registrant's February 1997 public offering. The Registrant issued warrants to purchase 150,000 shares of Common Stock to the two lenders in connection with the loans, which are exercisable at $2.975 per share of the Common Stock included in the Units sold in the Registrant's recent public offering. One of the lenders, Robert M. Kassenbrock, is also a shareholder of the Registrant. The issuance of the promissory notes and the warrants were made in reliance upon the exemption from registration provided by Section 3(b) of the Securities Act of 1933, as amended, and Rule 504 of Regulation D adopted thereunder. No commissions were paid to any broker/dealers in connection with the issuances. The warrant certificates issued to the lenders were impressed with a restrictive legend advising that the warrants and underlying shares may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established.

                                      XIII.

                            August 1997 Option Grants
                            -------------------------

     In August 1997, the Registrant granted options to purchase a total of 45,000 shares of Common Stock to two persons, which options and/or the underlying shares of Common Stock were neither incentive stock options nor non-qualified stock options registered under the Registrant's registration statement on Form S-8, as follows:

         Name                            No. of Options
         ----                            --------------

         David Brenman                   20,000
         Jules Marx                      25,000

These options are exercisable at $1.81 per share over a ten year period from the date of grant. The option recipients were business consultants to the Registrant. The 20,000 options issued to David Brenman were rescinded on May 27, 1998. The options were granted in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. No commissions were paid to any broker/dealers in connection with the issuances. The option certificates issued to the consultants were impressed with a restrictive legend advising that the options and underlying shares may not be sold, transferred, pledged or hypothecated without having first been registered or the availability of an exemption from registration established.

                                      XIV.

                         April 1998 Issuance of Warrants
                         -------------------------------


     In April 1998, as consideration for two loan commitments, the Registrant granted warrants to purchase an aggregate of twelve million shares of Common Stock, exercisable at $.25 per share over a ten year period. As part of the loan commitments, the lenders have designated five members of the Registrant's Board of Directors. The loan commitments are further described in the section entitled The Company - Financing Agreements and Security Ownership of Certain Beneficial Owners and Management in the attached Prospectus. The loan commitments require the Registrant to register the shares of Common Stock underlying the warrants, which shares are the subject of this Registration Statement. The warrants were granted in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. American Fronteer Finance Company, formerly named RAF Financial Corporation, received a commission in connection with the loan commitments.

                                       XV.

                August 1998 Issuance of Options and Common Stock
                ------------------------------------------------

     As consideration for serving on the Board of Directors of the Registrant and/or the Executive Committee of the Board of Directors, the Registrant granted six of its directors a total of 900,000 non-qualified stock options to purchase an aggregate of 900,000 shares of the Registrant's $.01 par value Common Stock, which options are exercisable for ten years from the date of grant at $0.75 per share, as follows:

         Name                            No. of Options
         ----                            --------------

         Michael I. Ruxin, M.D.            250,000
         Fai H. Chan                       250,000
         Jeffrey M. Busch                  150,000
         Kwok Jen Fong                     150,000
         Gordon Segal                       50,000
         Gerald F. Willman                  50,000
                                           900,000

     The Registrant also issued Michael I Ruxin, M.D. a non-qualified stock option pursuant to his Employment Agreement to purchase 1,000,000 shares of the Registrant's $.01 par value Common Stock, which option is exercisable for ten years from the date of grant at $0.75 per share only when the Corporation's annual audited financials show earnings of $.01 per share. Pursuant to a Consultancy Agreement with Jeffrey M. Busch, the Registrant issued Mr. Busch warrants to purchase 600,000 shares of the Registrant's $.01 par value Common Stock at $0.75 per share for a period of ten years, and 50,000 shares of the Registrant's $.01 par value Common Stock. The Company also issued a total of

632,000 incentive stock options to purchase 632,000 shares of the Corporation's $.01 par value Common Stock, at an exercise price of $0.75 per share, exercisable for a period of 10 years, and which options are issued pursuant to the Corporation's Second Amended and Restated Stock Option Plan to employees of the Corporation as incentive stock options, as follows:

         Name                           No. of Options
         ----                           --------------

         Alan K. Geddes                     250,000
         Bruce Daniels                      250,000
         James R. Flynt                     100,000
         Timothy Pellegrini                  10,000
         Miklos Csore                        10,000
         Gerald Willman                      10,000
         Kim Geist                            2,000
                                          ---------
                                            632,000

     The Registrant also issued Thomas M. Marcinek and Alan K. Geddes in lieu of their cash bonuses for the year-ended December 31, 1998 a total of 250,000 non-qualified stock options to purchase an aggregate of 250,000 shares of the Registrant's $.01 par value Common Stock at $0.75 per share for a period of ten years. The foregoing options and warrants were granted in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

                                      XVI.

                        October 1998 Issuance of Options
                        --------------------------------

     In October 1998, the Registrant issued to certain of its employees a total of 130,000 non-qualified stock options to purchase an aggregate of 130,000 shares of the Registrant's $.01 par value Common Stock at $0.75 per share for a period of ten years, which options vest in 20% increments, cumulatively, over five-year periods, as follows:

         Name                            No. of Options
         ----                            --------------

         Timothy Pellegrini                  40,000
         Gerald Willman                      90,000
                                            130,000

     The foregoing options were granted in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

                                      XVII.

                        November 1998 Issuance of Options
                        ---------------------------------

     In November 1998, the Registrant issued Noah Bentley, an employee of the Company, non-qualified stock options to purchase 25,000 shares of the Registrant's $.01 par value Common Stock at $0.85 per share for a period of ten years. The options were granted in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

                                     XVIII.

                   December 1998 Issuance of Stock and Options
                   -------------------------------------------

     In December 1998, the Registrant issued a total of 563,624 shares of Common Stock in connection with the exercise of certain warrants at $.55 per share, for which the Registrant received a total of $309,993, as follows:

         Name                     Number of Shares           Consideration
         ----                     ----------------           -------------

         Robert M. Kassenbrock        312,493                   $171,871
         John D. Prudden              251,131                    138,122
                                      -------                   --------
                                      563,624                   $309,993

The warrants were originally exercisable to purchase 150,000 shares of Common Stock at a purchase price of 85% of the public offering price per share of the Company's public offering ($2.62 per share), Registration No. 333-11723, or in the event of no public offering, at $3.00 per share. However, as a result of a disagreement which arose with respect to the application of the warrants' extensive anti-dilution provisions, the Registrant agreed to discharge any and all obligations under the warrants by issuing a total of 563,624 shares of Common Stock at purchase price of $0.55 per share (which was a 25% discount from the average of the bid and ask price of the Registrant's Common Stock at the close of business on December 15, 1998) for a total of $309,993. The 563,624 shares of Common Stock issued upon the exercise of the warrants are being registered under this Registration Statement.

     The Registrant also issued Miklos Csore, an employee of the Company, non-qualified stock options to purchase 40,000 shares of the Registrant's $.01 par value Common Stock at $0.76 per share for a period of ten years.

     The foregoing shares of stock and options were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 27. Exhibits and Financial Schedules
         --------------------------------

     The following is a complete list of exhibits filed as part of this Registration Statement, which Exhibits are incorporated herein.

Number                              Description
------                              -----------

3.1       Amended and Restated Articles of Incorporation, filed June 2, 1995(1)

3.2       Articles of Amendment to the Articles of Incorporation, filed March 5,
          1996(1)

3.3       Articles of Amendment to the Articles of Incorporation,  filed May 30,
          1996(1)

3.4       Bylaws, as amended(1)

4.1       Form of Representative's Warrants to Purchase Units(1)

4.2       Form of Class A Common Stock Purchase Warrant Certificate(1)

4.3       Specimen copy of stock certificate for Common Stock, $.01 par value(1)


5.1       Opinion of Brenman Bromberg & Tenenbaum, P.C.


10.1 Lease Agreement, dated April 15, 1992, and Lease Addendums, dated April 8, 1992 and October 21, 1994(1)

10.2      Lease Agreement, dated July 19, 1995, and Lease Addendum(1)

10.3 Employment Agreement, dated May 24, 1995, between the Registrant and Michael I. Ruxin, as amended July 8, 1995, August 1, 1995, September 21, 1995 and July 15, 1996(1)

10.4 Employment Agreement, dated May 24, 1995, between the Registrant and William J. Collard, as amended July 22, 1996(1)

10.5 Employment Agreement, dated June 28, 1995, between the Registrant and Joseph F. Dudziak(1)

10.6 Employment Agreement, dated February 8, 1996, between the Registrant and L. E. "Gene" Mundt(1)

10.7 Amended and Restated Stock Option Plan, as amended on May 5, 1995, May 29, 1996 and December 11, 1996(1)

10.7(A) Amendment, dated March 31, 1997, to the Amended and Restated Stock Option Plan(2)

10.8      Voting Agreement, dated May 23, 1995(1)

10.9 Shareholders' Agreement dated August 16, 1991, as amended on May 5, 1995 September 1996, June 24, 1996, July 25, 1996, Consent and Waiver, dated July 12, 1996, and Rescission of Shareholder's Agreement, dated June 22, 1996(1)

10.10 Agreement dated April 8, 1996, between the Registrant and LMU & Company, and Stock Purchase Option, dated April 8, 1996(1)

10.11     Form of Drug Testing Service Contract(1)

10.12     Form of License Agreements(1)

10.13 Warrant Agreement, dated February 11, 1997, between Global Med Technologies, Inc. and American Securities Transfer & Trust, Inc.(1)

10.14     Exclusivity  and Software  Development  Agreement,  dated November 14,
          1996, between and among Global Med Technologies, Inc. and Ortho Diagnostic Systems Inc.(1)

10.15 Amendment, dated November 14, 1996, to Agreement dated April 8, 1996, between the Registrant and LMU & Company, and Stock Purchase Option, dated April 8, 1996(1)

10.16 Amendment, dated January 14, 1997, to Agreement dated April 8, 1996, between the Registrant and LMU & Company, and Stock Purchase Option, dated April 8, 1996(1)

10.17     Interim  Management  Agreement,   dated  July  7,  1997,  between  the
          Registrant and National Medical Review Offices, Inc.(1)

10.18     Asset  Purchase   Agreement,   dated  August  18,  1997,  between  the
          Registrant and National Medical Review Offices, Inc.(1)

10.19 Third Amendment to Exclusivity and Software Development Agreement, dated September 17, 1997 between Global Med Technologies, Inc. and Ortho Diagnostic Systems, Inc.(1)

10.20 Second Amended and Restated Stock Option Plan, as amended October 3, 1997 and December 2, 1997(3)

10.21 Fourth Amendment to Exclusivity and Software Development Agreement, dated December 22, 1997 between Global Med Technologies, Inc. and Ortho Diagnostic Systems, Inc.(4)

10.22     Development  Agreement,   dated  July  12,  1996  between  Global  Med
          Technologies, Inc. and The Institute for Transfusion Medicine, dated July 12, 1996, as amended January 12, 1998(4)

10.23 Loan Commitment, dated April 14, 1998, between Heng Fung Finance Company Limited and the Company, as amended on April 16, 1998(4)

10.24 Loan Commitment, dated April 14, 1998, between Fronteer Capital, Inc. and the Company, as amended on April 16, 1998(4)

10.25 Amendment to Loan Commitment, dated April 16, 1998, between Heng Fung Finance Company Limited and the Company(4)

10.26 Amendment to Loan Commitment, dated April 16, 1998, between Fronteer Capital, Inc. and the Company(4)

10.27 Second Amendment to Loan Commitments, dated April 20, 1998 between the Company, Heng Fung Finance Company Limited and Fronteer Capital, Inc.(4)


10.28 Employment Agreement, dated August 1, 1998, between the Registrant and Michael I. Ruxin

10.29 Employment Agreement, dated August 1, 1998, between the Registrant and Alan K. Geddes

10.30 Employment Agreement, dated August 1, 1998, between the Registrant and Thomas F. Marcinek

10.31 Consultancy Agreement, dated August 1, 1998, between the Registrant and Jeffrey M. Busch, Esq.

10.32 Warrant to Purchase Common Shares, dated April 20, 1998, issued by the Registrant to Heng Fung Finance Company Limited

10.33 Warrant to Purchase Common Shares, dated April 20, 1998, issued by the Registrant to Fronteer Capital, Inc.

10.34 Loan Agreement, dated August 12, 1998, between the Registrant and Heng Fung Finance Company Limited

10.35 Loan Agreement, dated August 12, 1998, between the Registrant and Fronteer Capital, Inc.

10.36 Personal Guaranty, dated August 12, 1998, by Michael I. Ruxin, M.D. as Guarantor, the Registrant as Debtor and Fronteer Capital, Inc. as Beneficiary

10.37 Assignment, Assumption and Consent Agreement, dated September 28, 1998, by the Registrant, Michael I. Ruxin, M.D., Fronteer Capital, Inc. and Fronteer Development Finance, Inc.

10.38 Loan and Warrant Purchase and Sale Agreement, dated October 7, 1998, between the Registrant, Heng Fung Finance Company Limited and Fronteer Development Finance

10.39 Promissory Note, dated October 30, 1998, by the Registrant as Maker and Fronteer Development Finance, Inc. as the Holder

10.40 Warrant to Purchase Common Shares, dated October 30, 1998, issued by the Registrant to Fronteer Development Finance, Inc.

10.41 Promissory Note, dated October 26, 1998, by the Registrant as Maker and Fronteer Development Finance, Inc. as the Holder

10.42 Promissory Note, dated October 26, 1998, by the Registrant as Maker and Heng Fung Finance Company Limited as the Holder

10.43 Warrant to Purchase Common Shares, dated October 26, 1998, issued by the Registrant to Fronteer Development Finance, Inc.

10.44 Warrant to Purchase Common Shares, dated October 26, 1998, issued by the Registrant to Heng Fung Finance Company Limited


21        Subsidiaries of the Company(1)

23.1      Consent of Independent Auditors


23.2      Consent of Brenman Bromberg & Tenenbaum, P.C. - See Exhibit 5.1


27.1      Financial Data Schedule for December 31, 1997(4)

27.2      Restated Financial Data Schedule for December 31, 1996(4)

99 Proxy and Right of First Refusal Agreement, dated November 14, 1996, between and among Ortho Diagnostic Systems Inc. and Michael I. Ruxin, William J. Collard, Gerald F. Willman, Jr., Lori J. Willman, Timothy
          J. Pellegrini and Gordon Segal.(1)

----------

(1) The documents identified are incorporated by reference from the Company's Registration Statement on Form SB-2 (No. 333-11723).

(2) Incorporated by reference from the Company's Registration Statement on Form S-8 (No. 333-28155)

(3) Incorporated by reference from the Company's Registration Statement on Form S-8 (No. 333-45031).

(4) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.


Item 28. Undertakings
         ------------

The undersigned Registrant will:

     (a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     The undersigned Registrant will provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado on December 29, 1998.

                                    GLOBAL MED TECHNOLOGIES, INC., Registrant



                                    By  /s/  Michael I. Ruxin
                                      ------------------------------------------
                                      Michael I. Ruxin, Chairman of the Board
                                      of Directors and Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                        Title                          Date
---------                        -----                          ----

/s/  Michael I. Ruxin
--------------------------       Chairman of the Board         December 29, 1998
Michael I. Ruxin                 of Directors and Chief
                                 Executive Officer

/s/  Gerald F. Willman, Jr.
---------------------------      Director and Vice-President-  December 29, 1998
Gerald F. Willman, Jr.           Product Management
                                 (Wyndgate Technologies)

/s/  Gordon Segal
---------------------------      Director                      December 29, 1998
Gordon Segal



/s/  Fai H. Chan
---------------------------      Director                      December 29, 1998
Fai H. Chan

/s/  Jeffrey M. Busch
---------------------------      Director                      December 29, 1998
Jeffrey M. Busch

/s/  Robert H. Trapp
---------------------------      Director                      December 29, 1998
Robert H. Trapp

/s/  Kwok Jen Fong
------------------------         Director                      December 29, 1998
Kwok Jen Fong


------------------------         Director                      ___________, 1998
Gary L. Cook

/s/  Thomas F. Marcinek
------------------------         President and Chief           December 29, 1998
Thomas F. Marcinek               Operating Officer

/s/  Alan K. Geddes
------------------------         Vice President Finance,       December 29, 1998
Alan K. Geddes                   Chief Financial Officer
                                 and Treasurer